      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 2004

                                                  REGISTRATION NO.   -

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          FEDDERS NORTH AMERICA, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

                DELAWARE                                   3585                                  22-2103510
    (State or Other Jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Organization or Incorporation)            Classification Code Number)                 Identification Number)

                             505 MARTINSVILLE ROAD
                     LIBERTY CORNER, NEW JERSEY 07938-0813
                                 (908) 604-8686
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                             ---------------------
                              FEDDERS CORPORATION
                             505 MARTINSVILLE ROAD
                        LIBERTY CORNER, NEW JERSEY 07938
                     Name, Address and Telephone Number of
                             Additional Registrant

                DELAWARE                                   3585                                  22-2572390
      Jurisdiction of Organization       Primary Standard Industry Classification             I.R.S. Employer
                                                       Code Number                           Identification No.

                             ---------------------
                            ROBERT N. EDWARDS, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                              FEDDERS CORPORATION
                             505 MARTINSVILLE ROAD
                     LIBERTY CORNER, NEW JERSEY 07938-0813
                                 (908) 604-8686
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------
                                   COPIES TO:

                              MARK C. SMITH, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               FOUR TIMES SQUARE
                         NEW YORK, NEW YORK 10036-6522
                                 (212) 735-3000
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
         SECURITIES TO BE REGISTERED               REGISTERED          SECURITY(1)            PRICE(1)       REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
9 7/8% Senior Notes due 2014 of Fedders North
  America, Inc. .............................     $155,000,000             100%             $155,000,000           $19,639
                                              -------------------- -------------------- -------------------- --------------------
Guarantee of 9 7/8% Senior Notes due 2014 of
  Fedders North America, Inc. ...............         N/A                  N/A                  N/A                None (2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 457(n) under the Securities Act, no separate fee is being paid with respect to the Guarantee.
                             ---------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO THE SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 28, 2004

                                  $155,000,000
PROSPECTUS

                             FEDDERS NORTH AMERICA

                          FEDDERS NORTH AMERICA, INC.

               Offer to Exchange All 9 7/8% Senior Notes Due 2014
                        for 9 7/8% Senior Notes due 2014
                  As Fully and Unconditionally Guaranteed on a
   Senior Basis as Described Herein by Fedders Corporation and the Continuing
                                Subsidiaries of
                          Fedders North America, Inc.

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
               , 2004, UNLESS WE EXTEND IT.

     We are offering a total of $155,000,000 9 7/8% Senior Notes, which are registered with the Securities and Exchange Commission, to all holders of our 9 7/8% Senior Notes. We refer to this prospectus and the letter of transmittal that accompanies it as the exchange offer. We refer to the 9 7/8% Senior Notes being offered in the exchange offer as the new notes. We refer to the 9 7/8% Senior Notes that can be exchanged for the new notes as the old notes. We refer to the old notes and the new notes collectively as the notes, where the context so requires.

     Terms of the exchange offer:

     -- We will issue up to $155,000,000 aggregate principal amount of new notes.

     --  The exchange offer expires at 5:00 p.m., New York City time, on
                   , 2004, unless extended.

     -- We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration date of the exchange offer.

     -- You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

     -- There will be no United States federal income tax consequences to holders that exchange an old note for a new note pursuant to the exchange offer, but you should see "Certain United States Federal Tax Consequences" on page 94 for more information.

     --  We will not receive any cash proceeds from the exchange offer.

     -- The terms of the new notes are substantially identical to the old notes, except that select transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

     -- The old notes are, and the new notes will be, unconditionally guaranteed by Fedders Corporation and the continuing subsidiaries of Fedders North America, Inc.

     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 18.

     Neither the Securities and Exchange Commission nor any state securities commission has approved and disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus is                , 2004.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
MARKET AND INDUSTRY DATA....................................   ii
FORWARD-LOOKING STATEMENTS..................................   ii
SUMMARY.....................................................    1
CONSEQUENCES OF NOT EXCHANGING OLD NOTES....................   10
SUMMARY DESCRIPTION OF THE NEW NOTES........................   10
RISK FACTORS................................................   18
USE OF PROCEEDS.............................................   26
CAPITALIZATION..............................................   27
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............   29
RATIO OF EARNINGS TO FIXED CHARGES..........................   32
THE EXCHANGE OFFER..........................................   33
BUSINESS....................................................   40
MANAGEMENT..................................................   52
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS........   54
DESCRIPTION OF OTHER INDEBTEDNESS...........................   55
DESCRIPTION OF THE NOTES....................................   56
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES..............   92
PLAN OF DISTRIBUTION........................................   96
LEGAL MATTERS...............................................   97
EXPERTS.....................................................   97
WHERE YOU CAN FIND MORE INFORMATION.........................   97
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   98
INDEX TO FINANCIAL STATEMENTS...............................  F-1

                             ---------------------

     This prospectus does not contain all the information set forth or incorporated by reference in the Form S-4 registration statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Form S-4 registration statement or such other document, and each such statement is qualified in all respects by such reference. For further information, reference is made to the Form S-4 registration statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the SEC and may be obtained upon payment of the fee prescribed by the SEC, or may be examined without charge at the offices of the SEC. SHAREHOLDERS MAY OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT FREE OF CHARGE BY REQUESTING THEM ORALLY OR IN WRITING FROM FEDDERS NORTH AMERICA, INC. AT THE FOLLOWING ADDRESS:

MAIL:
Fedders North America, Inc.
Attention: Corporate Secretary
505 Martinsville Road
Liberty Corner, New Jersey 07938-0813
TELEPHONE:
(908) 604-8686

TO OBTAIN TIMELY DELIVERY OF ANY OF OUR FILINGS, AGREEMENTS, OR OTHER DOCUMENTS, YOU MUST MAKE YOUR REQUEST TO US NO LATER THAN FIVE DAYS BEFORE THE COMPLETION OF THE EXCHANGE OFFER.

                             ---------------------

                            MARKET AND INDUSTRY DATA

     Market data and certain industry forecasts used throughout this prospectus were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained therein was obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified, and neither we nor the initial purchaser make any representation as to the accuracy of such information.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

     - competition in the highly competitive HVACR business resulting from industry overcapacity or other factors;

     - a significant decline in industry sales resulting from an economic downturn;

     - fluctuations in working capital requirements because of the seasonal nature of our business;

     - climatic conditions, particularly cooler than normal summers;

     - varying costs of electricity; and

     - all the other factors described herein under "Risk Factors."

     We undertake no obligation to revise the forward-looking statements included or incorporated by reference in this prospectus to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in this prospectus under the caption "Risk Factors" as well as elsewhere in this prospectus and our other filings with the SEC. See "Where You Can Find More Information."

                                    SUMMARY

     This summary highlights selected information from this prospectus. It does not contain all of the information that may be important to you in order to understand this offering or the terms of the notes. You should read carefully the entire document, including the "Risk Factors" section and Fedders Corporation's consolidated financial statements and the related notes. As used in this prospectus, unless the context otherwise requires (1) "Fedders," "we," "our," "ours" and "us" refer to Fedders Corporation and its subsidiaries, (2) "Fedders North America" refers to Fedders North America, Inc., the issuer of the notes and a wholly owned subsidiary of Fedders Corporation, and its subsidiaries and (3) "Fedders International" refers to Fedders International, Inc., a wholly owned subsidiary of Fedders, and its subsidiaries. Fedders conducts its international operations primarily through Fedders International. Fedders and Fedders International are not subject to the principal covenants contained in the notes offered hereby. Unless otherwise noted, all references in this prospectus, including financial information, assume the consummation of the reorganization discussed below. Fedders' fiscal year end through the 2003 fiscal year was August 31. However, on August 26, 2003, Fedders' board of directors decided to change its fiscal year end from August 31 to December 31, effective in the 2004 fiscal year.

                              FEDDERS CORPORATION

     We are a leading global producer and marketer of air treatment products for the residential, commercial and industrial markets. Our products include room air conditioners, central air conditioners, dehumidifiers, humidifiers, air cleaners and thermal technology products. We believe our Heating, Ventilation, Air Conditioning and Refrigeration ("HVACR") segment is the largest supplier of room air conditioners and dehumidifiers in North America, with over 30% market share for each product. Our HVACR segment also manufactures central air conditioning, humidification and air cleaning products for the residential and commercial markets. Our Engineered Products segment manufactures air cleaning and humidification systems and thermal technology products for commercial and industrial applications. Our shares are traded on the New York Stock Exchange under the symbol "FJC," and we had a common equity market capitalization of $143.9 million as of May 11, 2004.

     Our position as a low-cost producer of high-quality air treatment products is one of our primary competitive advantages. Since Fedders launched its first joint venture in China in 1995, we have successfully transitioned the majority of our production from the United States to lower cost international locations, including China, India and the Philippines. Fedders International has seven manufacturing facilities in China, including Fedders Shanghai, which we believe is the world's largest producer of window air conditioners, and is the largest exporter of air conditioners from China. Products manufactured in our international facilities now account for over 75% of our annual production (measured as a percentage of cost of goods sold in fiscal 2003), and we anticipate that this percentage will increase as we continue to move our remaining high-volume production to overseas facilities.

     We believe that our low-cost international manufacturing base will continue to support our global leadership position in window air conditioners and will facilitate our growth into new geographic markets, such as China and India, and new product markets, such as central air conditioning. With an established manufacturing infrastructure in place and targeted investments in sales and marketing, we believe we have laid the foundation necessary to capture a larger share of the global $37.0 billion air treatment market.

     HIGH-GROWTH INTERNATIONAL MARKETS. In addition to our strong North American retail and wholesale distribution networks, our global infrastructure reaches several of the largest and fastest growing air treatment markets in the world, including China and India. Both markets are large -- annual sales of room air conditioners exceed ten million units in China and one million units in India -- and growing rapidly. In addition, the demand for central air conditioning and industrial air cleaning products is growing rapidly in these markets as their economies modernize. Fedders International recently relocated its headquarters to Shanghai, China to enhance our ability to serve these markets. We have established key distribution relationships in these markets, including Fedders International's joint venture with Suning Appliance Group, which is a national appliance and electronics company and, we believe, the largest retailer of air conditioners in China. We believe that our strong Asian manufacturing and distribution presence will make China and India cornerstones of our growth over the next several years.

     CENTRAL AIR CONDITIONER MARKET. The North American central air conditioner market is more than five times larger than the North American room air conditioner market in terms of dollar value. We are leveraging our low-cost manufacturing capabilities and extensive sales and service networks to further penetrate the $7.0 billion North American central air conditioner market. In addition to the North American market, we believe that our cost-competitive manufacturing capabilities and global sales and service network will allow Fedders to participate in other geographic markets, such as Asia, Europe and South America, as the use of central air conditioning increases in those markets. Fedders International has begun to distribute central air conditioning products in China and other global markets through our existing and new wholesale distribution channels, contractors and original equipment manufacturers ("OEMs").

OUR HVACR SEGMENT

     Our HVACR segment designs, manufactures and distributes room air conditioners, ductless split-system room air conditioners, residential and light commercial central air conditioners and dehumidifiers. Our consumer products are primarily sold through the retail channel and OEMs, and our residential and commercial products are primarily sold through wholesale distributors, contractors and OEMs. Our products are marketed under widely recognized brand names, including "Fedders," "Maytag," "Emerson Quiet Kool," "Trion" and "Eubank."

     The global HVACR markets in which our HVACR segment products compete have sales in excess of $34.0 billion. These markets include the $4.3 billion window air conditioner market, the $9.3 billion ducted central air conditioner market and the $16.8 billion ductless split-system air conditioner market. In North America, window and through-the-wall units dominate the room air conditioner market. As a result of the addition of new HVACR products, in particular ducted central air conditioning products, we believe we are now positioned to sell our products to a North American market estimated to be over $8.0 billion, compared to the $1.5 billion market we served in 1997. Globally, the market for our HVACR products is growing rapidly. Ductless split systems predominate in the international market for consumer and residential air conditioners, but there is growing interest in ducted central air conditioners. In China, the domestic market for room air conditioners has grown to ten million units annually and is also becoming a growth market for central air conditioners. In India, the domestic market for room air conditioners has grown to one million units annually, and is expected to grow to approximately five million units within five years due to the country's expanding middle class and government deregulation.

OUR ENGINEERED PRODUCTS SEGMENT

     Our Engineered Products segment designs, manufactures and distributes products for the indoor air quality and thermal technology markets. These products include electronic air cleaners, fan filters, media filters and humidification systems and thermoelectric-based components and equipment. Our Engineered Products are primarily sold through manufacturers' representatives, distributors and directly to end-users. Our indoor air quality products are marketed under the brand names "Trion," "Envirco" and "Herrmidifier," and our thermal technology products are marketed under the "Melcor" brand name.

     The products and services of our Engineered Products segment compete in the $2.5 billion global indoor air quality market. This market is growing as a result of industrial expansion primarily in Asia in the semiconductor, electronics and pharmaceutical and medical industries and as a result of the overall growing awareness of indoor air quality issues. For example, China is becoming a high growth market for air treatment products such as fan filter units used in cleanrooms for the semiconductor industry. We expect growth in the North American market from expansion of sales of our high efficiency particulate air ("HEPA") and ultra low penetration air ("ULPA") media cleanroom products into the medical and pharmaceutical markets and from retrofits of existing cleanrooms. In the commercial and industrial markets, we expect growth from sales of our electrostatic air cleaners for exhaust systems, electronic filter banks for HVAC systems and from sales of our humidification systems.

                           OUR COMPETITIVE STRENGTHS

     We believe that the following strengths differentiate us from our competitors and provide us with significant competitive advantages:

     LEADING MARKET POSITIONS. We have leading market positions and significant market shares in our principal product categories. We are the leading supplier of room air conditioners and dehumidifiers in North America, with approximately a 30% market share in each product. Fedders International is the largest exporter of air conditioners from China, with approximately a 20% share of units exported. Our leading market positions give us the operating scale to support the broad product offerings and comprehensive customer support infrastructure that is required by many of our largest customers. This operating scale allows us to form successful long-term partnerships with many of the world's largest retailers and distributors of air treatment products. It also provides us with economies of scale in manufacturing and purchasing that we believe give us a significant cost advantage.

     LOW-COST PRODUCER OF HIGH QUALITY PRODUCTS. Fedders is a low-cost producer of high quality air treatment products due, in part, to Fedders International's significant Asian manufacturing operations and our continuous cost-reduction programs in product design and manufacturing processes. Since launching our first joint venture in China in 1995, we have successfully transitioned the majority of our production from the United States to our lower cost Asian locations, including China, India and the Philippines. Products manufactured in these Asian facilities now account for over 75% of our annual production (measured as a percentage of cost of goods sold in fiscal 2003). Despite continued price deflation in the room air conditioning products market, our ability to continually lower our costs has allowed us to maintain gross margins in our HVACR segment. We believe that our manufacturing costs can continue to improve as we leverage these strengths across a broader range of products and produce more of our high-volume products overseas.

     All of our domestic and international manufacturing facilities utilize modern manufacturing technologies to produce the highest quality products. All of our principal manufacturing facilities have received the highest level of quality certification (ISO 9000 series) from the International Standards Organization for our quality management systems. Internally, all of our facilities adhere to our single world-wide standard of quality. We believe our ability to maintain our high quality standards has been critical to our ability to maintain and expand our market positions since significantly globalizing our production base.

     GLOBAL SOURCING EXPERTISE. We have dedicated substantial resources to the global sourcing of components and raw materials on the most cost-effective basis for over 20 years. Our sourcing operations in China and the United States utilize the expertise of our local employees and agents and the opportunities provided by the Internet, such as reverse auctions, to drive down costs. Our commitment to global sourcing has allowed us to assemble a wide range of global suppliers that provides us with great flexibility in sourcing high quality, highly cost competitive components and materials for our products. We believe these collective efforts have complemented improvements in our manufacturing operations to provide us with a significant cost advantage over our competitors.

     WELL-ESTABLISHED CONSUMER AND COMMERCIAL BRANDS. We market our products under our well-established brand names, including "Fedders," "Maytag," "Emerson Quiet Kool," "Airtemp," "Trion," "Eubank," "Herrmidifier" and "Envirco." Our portfolio of brands allows us to market our products under different names through multiple retail and wholesale distribution channels to maximize our customer reach and profitability. In North America, we believe our well-recognized brands have facilitated acceptance of our residential and commercial HVACR products. We believe our Engineered Products brands are also well-recognized and identify us as leaders in the field. In addition, we believe that certain of our recognizable brands help facilitate our penetration of the Chinese, Indian and other international markets.

     EXTENSIVE DISTRIBUTION NETWORK. Our extensive distribution network provides us with access to a broad base of domestic and international customers for our air treatment products. We supply leading distributors of heating, ventilation and air conditioning products and sell directly to leading retailers in North America. We have long standing relationships with several of the leading retailers of air conditioning products in North

America due to our ability to provide the required product quantities, product breadth, on-time delivery, inventory management and after-sale customer service.

     We are capitalizing on our North American distribution relationships and expertise to establish leading distribution networks in our targeted high growth international markets. Fedders International has established a joint venture with the Suning Appliance Group, which we believe is the largest retailer of air conditioners in China, and has also developed a rapidly growing distribution base for all of our products in China. We are also working with our global distribution partners as they expand into China. In addition, Fedders International has established sales offices in Delhi, Chandigarh and Mumbai, India, three of the country's largest air conditioner markets. We believe that our ability to access and service these key distribution channels will allow us to maintain our global leadership in window air conditioning and expand sales of all of our products.

                                  OUR STRATEGY

     Our strategic initiatives are designed to grow our market share and maximize our financial performance. These initiatives include:

     MAINTAIN AND EXPAND CORE BUSINESS OPERATIONS. As a leading supplier of room air conditioners and dehumidifiers in North America and, through Fedders International, as the largest exporter of air conditioners from China, we are a market leader in the $4.3 billion global window air conditioner market. Our global manufacturing and distribution base allows us to offer our customers a full line of high quality, low cost room air conditioners and dehumidifiers. We intend to maintain and expand our current leadership position through a continued focus on operational and manufacturing efficiencies and continued product innovation and quality.

     EXPAND PRESENCE IN INTERNATIONAL HIGH-GROWTH MARKETS. We are strategically focused on further increasing our presence in international high-growth markets. With our low cost, global manufacturing infrastructure in place, we have made investments in developing extensive distribution and after-sales service for our products. Fedders International has moved its headquarters to Shanghai, China and has established a sales and service network to penetrate this important market. Through Fedders International, we have established sales and service operations in other key cities throughout China and India and are positioned to participate in these expanding markets. We have focused our efforts on the development of new products to meet the ever-increasing needs of these high-growth international markets. Fedders International has 66 employees in Asia engaged in research and development and is currently establishing a research and development center in Shanghai, which will be focused on designing new products tailored to capitalize on the specific demands of these markets.

     CAPITALIZE ON GROWING CENTRAL AIR CONDITIONER MARKET. The $7.0 billion central air conditioner market in North America is more than five times larger than the room air conditioner market in terms of dollar value. In fiscal 2003, we became the first U.S. air conditioner company to produce central air conditioning products in China for export to North America. We intend to expand our presence in the global central air conditioner market, with products aimed at providing efficient central air conditioning, heating and air treatment to residential and light commercial markets. By leveraging our core competencies, such as our low-cost manufacturing platform, our supply base and our existing sales, service and customer support, we believe we have laid the foundation on which to build our position in this category. We believe that our cost-competitive central air conditioners will allow us to participate in other markets of the world, such as China, Europe and South America, where central air conditioning is becoming more prevalent. Additionally, we believe our enhanced research and development efforts will provide product designs capable of taking advantage of this growing market.

                                   THE ISSUER

     Fedders North America is the issuer of the notes offered hereby and is a wholly owned subsidiary of Fedders Corporation. Fedders North America and its subsidiaries manufacture and market air treatment products for the North American market and also market products in North America manufactured by Fedders International.

     Under the indenture governing the notes, Fedders North America and its restricted subsidiaries will be subject to certain restrictive covenants. Fedders and all of Fedders North America's continuing subsidiaries after the reorganization described under "-- Reorganization," will guarantee Fedders North America's obligations under the notes. As a general matter, Fedders, Fedders International and its subsidiaries will not be subject to the principal covenants set forth in the indenture. However, the indenture will contain covenants that will limit the ability of Fedders International to transfer or sell assets. Fedders International and its subsidiaries will not guarantee the notes.

                                 REORGANIZATION

     Prior to the reorganization described below, we had four direct subsidiaries, (i) Fedders North America, (ii) Fedders International, (iii) Fedders Investment Corporation, which through its 60% owned subsidiary, Fedders Xinle Co., Ltd., manufactures air conditioners, and (iv) NYCOR North America, Inc., which through its subsidiaries manufactures and markets air conditioners and thermoelectric devices.

     In connection with our offering of old notes, we have commenced the reorganization of our subsidiaries such that those subsidiaries engaged principally in domestic operations, including Eubank Manufacturing Enterprises, Inc. and Melcor Corporation, which were previously subsidiaries of NYCOR North America, Inc. and are engaged in the production and sale of central air conditioning and thermoelectric products, have become direct or indirect subsidiaries of Fedders North America, and those subsidiaries engaged principally in international operations, including Fedders Xinle Co., Ltd., will become direct or indirect subsidiaries of Fedders International. References in this prospectus to "continuing" subsidiaries of Fedders North America refer to those entities that will be subsidiaries of Fedders North America following the reorganization described below.

     The reorganization will be consummated as soon as reasonably practicable. In particular:

     - NYCOR North America, Inc. has been merged with Fedders North America as of March 8, 2004;

     - Fedders Investment Corporation has been contributed to the capital of Fedders International as of March 8, 2004; and

     - subject to obtaining certain required consents, the shares of FNA Mauritius Co., Inc., Fedders Shanghai Co., Ltd., Fedders Indoor Air Quality (Suzhou) Co., Ltd., Xi'an Fedders Dong Fang Air Conditioner Compressor Co., Ltd. and Quanzhou Melcor Hua Yu Thermoelectric Co., Ltd., which are or will be owned either directly or indirectly by Fedders North America, will be distributed to Fedders and contributed by Fedders to the capital of Fedders International. All of these entities will become either direct or indirect subsidiaries of Fedders International.

     Set forth on the following page are summary diagrams of our corporate structure prior to and subsequent to the reorganization.

          [FEDDERS CORPORATION AND SUBSIDIARIES ORGANIZATIONAL CHART]
---------------

(1) This chart shows all of the principal subsidiaries of Fedders and all of the subsidiaries that will be directly affected by the reorganization described above and is not intended to show all of the subsidiaries of Fedders. Unless otherwise noted, Fedders has a 100% interest in each subsidiary shown on this chart.

(2) Fedders North America is the issuer of the new notes offered hereby and was the issuer of the old notes.

(3) Fedders guaranteed the old notes and will guarantee the new notes offered hereby. All of Fedders North America's continuing subsidiaries following the reorganization guaranteed the old notes and will also guarantee the new notes offered hereby.

                               THE EXCHANGE OFFER

Old Notes.....................   $155,000,000 aggregate principal amount of
                                 9 7/8% Senior Notes due 2014, which were issued on March 8, 2004.

New Notes.....................   We are offering up to $155,000,000 aggregate
                                 principal amount of 9 7/8% Senior Notes due
                                 2014 in an offering which has been registered under the Securities Act. The terms of the new notes are substantially identical to those of the old notes, except that certain transfer restrictions and registration rights relating to the old notes do not apply to the new notes.
                                 In addition, old note holders will be entitled to receive additional interest with respect to the first 90-day period immediately following the occurrence of a Registration Default (as defined below) from and including the date on which such Registration Default occurs, but excluding the date on which all such Registration Defaults have been cured, at a rate of 0.25% per annum, and such rate shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period, until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. See "Description of the Notes -- Registered Exchange Offer;
                                 Registration Rights."

Exchange Offer................   We are offering to issue the new notes in
                                 exchange for a like principal amount of the old notes. The old notes were not registered with the Commission. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions pursuant to Rule 144A under the Securities Act. You may tender your old notes by following the procedures described in the section of this prospectus entitled "The
                                 Exchange Offer."

Resales.......................   Based on interpretations by the staff of the
                                 Commission, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

                                 - you are an "affiliate" (as defined in Rule
                                   405 under the Securities Act) of our company;

                                 - you are not acquiring the new notes in the
                                   exchange offer in the ordinary course of your business;

                                 - you have an arrangement or understanding with
                                   any person to participate in the distribution (as defined in the Securities Act) of the new notes you will receive in the exchange offer; or

                                 - you are a broker-dealer that receives new
                                   notes for your own account in the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activities.

                                 If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes.

Tenders, Expiration Date......   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on          , 2004, unless
                                 we extend it. By tendering your old notes, you represent to us:

                                 - that you are not an "affiliate" (as defined
                                   in Rule 405 under the Securities Act) of our company;

                                 - that any new notes you receive in the
                                   exchange offer are being acquired by you in the ordinary course of your business;

                                 - that, at the time of commencement of the
                                   exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution (as defined in the Securities
                                   Act) of the new notes in violation of the Securities Act;

                                 - if you are not a broker-dealer, that you are
                                   not engaged in, and do not intend to engage in, the distribution (as defined in the Securities Act) of the new notes; and

                                 - if you are a broker-dealer, that you will
                                   receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the section of this prospectus entitled "Plan of Distribution."

Withdrawal; Non-Acceptance....   You may withdraw any old notes tendered in the
                                 exchange offer at any time prior to 5:00 p.m.,
                                 New York City time, on          , 2004. If we
                                 decide for any reason not to accept any old notes for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The
                                 Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder's account at The Depository
                                 Trust Company. See "The Exchange Offer -- Terms of the Exchange Offer; Period for Tendering Old
                                 Notes" and "The Exchange Offer -- Withdrawal
                                 Rights."

Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions, which we may waive. Please read the section of this prospectus entitled "The
                                 Exchange Offer -- Conditions to the Exchange
                                 Offer" for more information regarding
                                 conditions to the exchange offer.

Guaranteed Delivery
Procedures....................   If you are a registered holder of the old notes
                                 and wish to tender your old notes in the exchange offer, but (1) the old notes are not immediately available, (2) time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or (3) the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer, you may tender old notes by following the procedures described below under the section of this prospectus entitled "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner whose old notes
                                 are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Certain United States Federal
Tax Consequences..............   There will be no United States federal income
                                 tax consequences to holders that exchange an old note for a new note pursuant to the exchange offer. The new note received will be treated as a continuation of the old note. See
                                 "Certain United States Federal Tax
                                 Consequences."

Use of Proceeds...............   We will receive no proceeds from the exchange
                                 offer.

Exchange Agent................   U.S. Bank National Association is the exchange
                                 agent for the exchange offer. The address and telephone number of the exchange agent are set forth under the heading "The Exchange Offer --
                                 Exchange Agent" of this prospectus.

Shelf Registration
Statement.....................   Under select circumstances, some holders of old
                                 notes (including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer) may require us to file, and cause to become effective, a shelf registration statement under the Securities Act which would cover resales of old notes by these holders.
                                 See the section of the prospectus entitled
                                 "Description of the Notes -- Registered
                                 Exchange Offer; Registration Rights."

                    CONSEQUENCES OF NOT EXCHANGING OLD NOTES

     If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer set forth in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only if they are registered under, offered or sold pursuant to an exemption from, or offered or sold in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. Under certain circumstances, however, holders of old notes (including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer) may require us to file and cause to become effective a shelf registration statement which would cover resales of old notes by their holders. See the sections of the prospectus entitled "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of the Notes -- Registered Exchange Offer; Registration Rights."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The new notes are identical in all material respects to the terms of the old notes, except for certain transfer restrictions and registration rights relating to the old notes. In addition, the old note holders will receive additional interest with respect to the first 90-day period immediately following the occurrence of a Registration Default (as defined below) at a rate of 0.25% per annum from and including the date on which such Registration Default occurs to but excluding the date on which all such Registration Defaults have been cured, and such rate shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. See the sections of the prospectus entitled "Description of Notes -- Registration Rights; Liquidated Damages."

Issuer........................   Fedders North America, Inc.

Securities Offered............   $155.0 million aggregate principal amount of
                                 9 7/8% Senior Notes Due 2014.

Maturity Date.................   March 1, 2014.

Interest Payment Dates........   March 1 and September 1 of each year, beginning
                                 September 1, 2004.

Guarantees....................   The payment of the principal, premium and
                                 interest on the notes will be guaranteed on an unsecured senior basis by Fedders (Fedders
                                 North America's parent company) and by all of Fedders North America's continuing subsidiaries. See "Description of the Notes --
                                 Guarantees."

Ranking.......................   The notes will be Fedders North America's
                                 unsecured senior obligations. The notes, the Fedders guarantee and the guarantees by Fedders
                                 North America's subsidiaries will rank senior in right of payment to any existing and future subordinated indebtedness of Fedders North
                                 America, Fedders and the Fedders North America subsidiary guarantors, equal in right of payment with any existing and future senior indebtedness of Fedders North America, Fedders and the Fedders North America subsidiary guarantors and effectively junior in right of payment to any existing and future secured indebtedness (to the extent of the value of the security for that indebtedness) of Fedders
                                 North America, Fedders and the Fedders North
                                 America subsidiary guarantors. The notes will be effectively subordinated to indebtedness and other liabilities of the subsidiaries of Fedders that do not guarantee the notes. As of March 31, 2004, on a pro forma basis after giving effect to the offering and

                                 Fedders North America's intended use of
                                 proceeds therefrom, Fedders North America
                                 (excluding its subsidiaries) would have had approximately $172.0 million of senior indebtedness (net of $4.7 million of discount in connection with the notes offered hereby), $21.7 million of which is secured, Fedders (excluding its subsidiaries) would have had approximately $150.3 million of senior indebtedness (net of $4.7 million of discount in connection with the notes offered hereby), none of which is secured, Fedders North America's continuing subsidiaries would have had approximately $157.6 million of senior indebtedness (net of $4.7 million of discount in connection with the notes offered hereby), $7.3 million of which is secured, and Fedders' subsidiaries that are not guaranteeing the notes would have had approximately $32.4 million of indebtedness and $89.7 million of other liabilities (excluding intercompany liabilities owed to persons other than Fedders, Fedders North America and the subsidiary guarantors), including trade payables.

Optional Redemption...........   Fedders North America may redeem some or all of
                                 the notes beginning on March 1, 2009, at the redemption prices listed under "Description of the Notes -- Redemption of Notes -- Optional
                                 Redemption."

                                 Prior to March 1, 2007, Fedders North America may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at the redemption price set forth in "Description of the Notes -- Redemption of Notes -- Optional Redemption."

Change of Control.............   If a change of control occurs, subject to
                                 certain conditions, Fedders North America must offer holders of the notes an opportunity to sell to Fedders North America their notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See "Description of the Notes -- Mandatory Offers to Purchase
                                 Notes -- Change of Control."

Restrictive Covenants.........   The indenture governing the notes will contain
                                 covenants which limit the ability of Fedders
                                 North America and its subsidiaries to:

                                 - incur or guarantee additional debt and issue
                                   certain types of preferred stock;

                                 - pay dividends on its capital stock or redeem,
                                   repurchase or retire its capital stock or subordinated debt;

                                 - make investments;

                                 - create restrictions on the ability of its
                                   restricted subsidiaries to pay dividends or make other payments to it;

                                 - engage in transactions with affiliates;

                                 - transfer or issue shares of stock of certain
                                   subsidiaries;

                                 - transfer or sell assets;

                                 - enter into sale and leaseback transactions;

                                 - create certain liens; and

                                 - consolidate, merge or transfer all or
                                   substantially all of Fedders North America's or Fedders' assets and the assets of its subsidiaries.

                                 These covenants are subject to important exceptions and qualifications, which are described under "Description of the Notes -- Certain Covenants."

                                 The indenture governing the notes will also contain covenants which limit the ability of Fedders and Fedders International to transfer or sell assets, the ability of Fedders to consolidate, merge or transfer all or substantially all of its assets and the ability of Fedders to pay dividends with the proceeds of distributions made to it from non-Fedders North America subsidiaries to the extent such distributions in the aggregate are in excess of the aggregate consolidated net income of such non-Fedders North America subsidiaries. The indenture does not otherwise contain covenants restricting Fedders or Fedders International or any of the subsidiaries of Fedders International.

Certain United States Federal
Income Tax Consequences.......   The old notes were issued with original issue
                                 discount for United States federal income tax purposes in an amount equal to the excess of their principal amount over their issue price.
                                 Since new notes received pursuant to the exchange offer will be treated as a continuation of the old notes, holders will have the same original issue discount income in respect of the new notes issued in the exchange offer as such holders had in the old notes immediately prior to such exchange. A holder of a note will be required to accrue such discount into taxable income on a constant yield basis over the life of the note without regard to when cash attributable to such income is actually received by the holder. See "Certain
                                 United States Federal Tax Consequences."

Use of Proceeds...............   We will not receive any proceeds from the
                                 offering of the new notes upon consummation of the exchange offer. The net proceeds from the offering of the old notes were used primarily to (i) fund the purchase of $150 million of the 9 3/8% Senior Subordinated Notes due 2007 (the
                                 "9 3/8% Notes"), plus accrued interest, that were validly tendered through the tender offer,
                                 (ii) redeem all outstanding 9 3/8% Notes that were not tendered in the tender offer and (iii) pay premiums, fees and expenses incurred in connection with offering and the repayment of the 9 3/8% Notes. See "Use of Proceeds."

                                  RISK FACTORS

     Investing in the notes involves substantial risks. You should carefully consider the information under the caption "Risk Factors" and the other information included or incorporated by reference in this prospectus prior to making an investment in the notes.

                             ADDITIONAL INFORMATION

     Fedders North America is incorporated in the state of Delaware, with principal executive offices located at the following address:

                          Fedders North America, Inc.
                             505 Martinsville Road
                     Liberty Corner, New Jersey 07938-0813
                           Telephone: (908) 604-8686

     Further information on us can be found on Fedders' website at www.fedders.com. Information on Fedders' website is not a part of this prospectus.

      SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth summary consolidated financial data of Fedders as of and for each of the periods indicated. Fedders derived the consolidated financial data as of and for each of the fiscal years in the period ended August 31, 2003 from Fedders' audited consolidated financial statements. Fedders derived the consolidated financial data as of and for the four months ended December 31, 2003 and as of and for the three months ended March 31, 2003 and 2004 from its unaudited financial statements prepared on a basis consistent with its audited financial statements. This information is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and related notes included herein and incorporated by reference in this prospectus and other information that Fedders has filed with the SEC. See "Incorporation of Certain Documents by Reference."

                                                                FOUR MONTHS         THREE MONTHS
                                                                   ENDED                ENDED
                                FISCAL YEAR ENDED AUGUST 31,    DECEMBER 31,          MARCH 31,
                               ------------------------------   ------------   -----------------------
                                 2001       2002       2003         2003         2003         2004
                               --------   --------   --------   ------------   --------   ------------
                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales....................  $405,697   $373,702   $421,703     $ 55,554     $123,354     $123,177
Cost of sales(1).............   336,997    290,652    328,835       48,253       95,320      101,419
                               --------   --------   --------     --------     --------     --------
Gross profit.................    68,700     83,050     92,868        7,301       28,034       21,758
Selling, general and
  administrative
  expense(1).................    74,798     63,108     61,904       23,508       15,273       17,050
Restructuring and other
  charges (credits)(1).......     8,947       (397)      (115)        (638)          --           --
                               --------   --------   --------     --------     --------     --------
Operating (loss) income......   (15,045)    20,339     31,079      (15,569)      12,761        4,708
Interest expense, net........   (17,845)   (18,617)   (18,546)      (6,003)      (5,062)      (4,943)
Other (expense) income(1)....      (373)     1,254        487       (1,090)          (1)      (7,326)
                               --------   --------   --------     --------     --------     --------
(Loss) income before income
  taxes and cumulative effect
  of a change in accounting
  principle..................   (33,263)     2,976     13,020      (22,662)       7,698       (7,561)
(Benefit) provision for
  income taxes...............   (10,810)    (5,033)     4,224       (7,361)       2,502       (2,414)
                               --------   --------   --------     --------     --------     --------
(Loss) income before
  cumulative effect of a
  change in accounting
  principle..................   (22,453)     8,009      8,796      (15,301)       5,196       (5,147)
Cumulative effect of a change
  in accounting
  principle(2)...............        --         --     11,906           --           --           --
                               --------   --------   --------     --------     --------     --------
Net (loss) income............   (22,453)     8,009     (3,110)     (15,301)       5,196       (5,147)
Preferred stock dividends....        --         --       (618)        (484)        (174)      (1,005)
                               --------   --------   --------     --------     --------     --------
Net (loss) income applicable
  to common stockholders.....  $(22,453)  $  8,009   $ (3,728)    $(15,785)    $  5,022     $ (6,152)
                               ========   ========   ========     ========     ========     ========
BALANCE SHEET DATA (END OF
  PERIOD):
Cash and cash equivalents....  $ 51,192   $ 67,379   $ 60,902     $ 22,043     $ 13,393     $ 23,344
Total assets.................   362,332    366,128    408,929      416,248      430,887      482,292
Long-term debt (including
  current portion)...........   168,455    167,131    164,044      161,744      165,607      184,158
Total debt...................   175,925    176,960    171,564      192,190      228,301      233,510
Total stockholders'
  equity(3)..................    73,014     77,818     74,928       62,950       57,689       84,277

                                                                    FOUR
                                                                   MONTHS           THREE MONTHS
                                                                   ENDED                ENDED
                                FISCAL YEAR ENDED AUGUST 31,    DECEMBER 31,          MARCH 31,
                               ------------------------------   ------------   -----------------------
                                 2001       2002       2003         2003         2003         2004
                               --------   --------   --------   ------------   --------   ------------
                                                       (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
Depreciation and
  amortization(4)............  $ 15,431   $ 14,830   $  9,543     $  3,413     $  2,455     $  2,356
Capital expenditures.........    10,773      7,846      7,271        2,116        1,545        1,613
Net cash provided by (used
  in) operating activities...     5,919     34,134      5,617      (58,232)     (44,190)     (55,045)
Net cash (used in) provided
  by investing activities....   (30,327)   (14,564)    (7,368)        (555)      (1,530)      (1,565)
Net cash (used in) provided
  by financing activities....   (11,593)    (3,383)    (4,726)      19,928       36,294       57,911

---------------

(1) Results for the three months ended March 31, 2004 include non-recurring costs of approximately $7.4 million associated with the retirement of the 9 3/8% Notes and the issuance of the new 9 7/8% notes. Results for the four months ended December 31, 2003 include non-recurring costs of approximately $1.6 million associated with the closing of our air conditioner plant in Georgia and consolidation of the production of commercial air conditioners at our plant in Texas, start-up and transition costs of approximately $1.0 million associated with the transfer of production of additional high volume products from the U.S. to China, a non-cash compensation expense of $2.3 million due to the variable accounting treatment associated with the value of re-priced stock options to reflect the increase in the market price of Fedders' stock during that period, a $1.6 million charge to account for the tax gross-up upon the expiration of restrictions on stock granted pursuant to an employment agreement in October 1997 and a $0.6 million gain on the sale of our interest in a joint venture.

    Fiscal 2003 results include non-recurring costs of approximately $4.0 million associated with the movement of production of residential central air conditioners from Texas to China and commercial air conditioners from Georgia to Texas, $1.0 million associated with the transfer of production of compressors and industrial air cleaners from the U.S. to China, $0.7 million of asset impairment charges and $0.1 million of non-cash compensation expense due to the variable accounting treatment associated with the value of re-priced stock options to reflect the increase in the market price of Fedders' stock during that period.

    Results for the four months ended December 31, 2002 include $0.3 million of non-cash income due to the variable accounting treatment associated with the value of re-priced stock options to reflect a decrease in the market price of Fedders' stock during that period.

    Fiscal 2002 results include a $0.4 million asset impairment, employee severance and other restructuring credit, $0.4 million of operating losses incurred at the Tennessee and Maryland facilities subsequent to the announcement that production at these facilities would cease and $0.3 million of non-cash income to reduce the compensation accrual due to the variable accounting treatment associated with the value of re-priced stock options to reflect the increase in the market price of Fedders' stock during that period.

    Fiscal 2001 results include $8.9 million of asset impairment, employee severance and other restructuring charges, $4.0 million of one-time inventory charges, a $7.6 million deferred compensation charge relating to the retirement of an officer of Fedders, an additional $2.3 million of other non-recurring inventory write-offs, $1.4 million of operating losses at the Tennessee and Maryland facilities subsequent to the announcement that production at these facilities would cease, a $0.7 million non-cash compensation expense due to the variable accounting treatment associated with the value of re-priced stock options to reflect the increase in the market price of Fedders' stock during that period and $0.7 million of other one-time charges.

(2) Upon adoption of SFAS No. 142, Fedders was required to perform a transitional goodwill impairment test. The transitional goodwill impairment test was completed during the fourth quarter of fiscal year 2003. As a result, Fedders recognized a non-cash transitional goodwill impairment charge of $11.9 million in its Engineered Products segment, because the projected financial performance of the Engineered Products segment was insufficient to support the related goodwill. As required, the transitional goodwill impairment charge was recorded as a cumulative effect of a change in accounting principle as of September 1, 2002.

(3) During fiscal 2001, Fedders repurchased shares of Common Stock for a total of $13.2 million, excluding commissions.

    On March 26, 2002, Fedders' stockholders approved a recapitalization plan which became effective the same day. Under the plan, the holder of each share of Common Stock received 1.1 shares of new Common Stock, the holder of each share of Class A Stock received one share of new Common Stock and the holder of each share of Class B Stock received 1.1 shares of new Class B Stock.

    In October 2002, Fedders' Board of Directors approved a plan pursuant to which a new class of cumulative preferred stock would be offered to stockholders in exchange for up to 15,000,000 shares of Fedders' Common Stock, with 0.14 shares of Series A Cumulative Preferred Stock being exchanged for every share of Common Stock. The Series A Cumulative Preferred Stock receives a cumulative annual dividend of $2.15 and has a liquidation preference of $25.00 plus the amount of any accrued and unpaid dividends. The holders of the Series A Cumulative Preferred Stock have no right to vote, except in limited circumstances. The exchange of 2,315,750 shares of Common Stock for 323,947 shares of Series A Cumulative Preferred Stock was completed on December 27, 2002.

    On February 14, 2003, Fedders announced an offer to exchange shares of Series A Cumulative Preferred Stock for up to 12,500,000 shares of Fedders' Common Stock, with 0.14 shares of Preferred Stock being offered in exchange for every share of Common Stock. The exchange of 633,082 shares of Common Stock for 88,276 shares of Series A Cumulative Preferred Stock was completed on March 18, 2003.

    On May 16, 2003, Fedders' Board of Directors authorized the distribution of transferable rights to Fedders' Common and Class B stockholders. Stockholders received one right for every ten shares of Common Stock and Class B Stock they held as of July 1, 2003. Each transferable right represented the right to purchase one share of Fedders' Series A Cumulative Preferred Stock at the subscription price of $23.70, until the expiration date of August 12, 2003. At the expiration of the offering on August 12, 2003, 262,316 rights had been subscribed.

(4)In accordance with SFAS No. 142, beginning September 1, 2002, Fedders no longer amortizes goodwill. Goodwill amortization expense was $3.0 million and $2.7 million in fiscal years 2002 and 2001, respectively.

                             FEDDERS NORTH AMERICA

     The following table shows summary financial information of Fedders North America, which has been derived from the supplemental condensed consolidating financial statements appearing in note 16 to the Fedders audited consolidated financial statements and note 14 to the Fedders unaudited consolidated financial statements included in the Transition Report on Form 10-Q for the four months ended December 31, 2003, which are included herein and incorporated by reference in this prospectus; and note 12 to the Fedders unaudited interim consolidated financial statements included in the Quarterly Report on Form 10-Q for the three months ended March 31, 2004, which is incorporated by reference in this prospectus. You should read this table together with those financial statements. Unless otherwise stated herein, note references in the following table are to the notes preceding this table.

                                                                                          FOUR
                                                                                         MONTHS
                                                      FISCAL YEAR ENDED AUGUST 31,       ENDED       THREE MONTHS ENDED MARCH 31,
                                                     ------------------------------   DECEMBER 31,   ----------------------------
                                                       2001       2002       2003         2003          2003           2004
                                                     --------   --------   --------   ------------   ----------   ---------------
                                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales........................................  $356,727   $337,293   $382,228     $ 44,481      $115,856        $110,161
  Gross profit.....................................    54,858     65,205     67,654         (843)       20,724          16,644
  Restructuring expense(1).........................     8,947       (397)      (115)          --            --              --
                                                     --------   --------   --------     --------      --------        --------
  Operating (loss) income..........................      (611)    21,507     25,930      (12,984)        8,574           3,319
  Interest expense, net............................   (17,599)   (16,653)   (16,010)      (5,236)       (4,137)         (4,332)
  Debt extinguishment(1)...........................        --         --         --           --            --          (7,392)
OTHER DATA:
  Capital expenditures.............................     7,347      3,410      3,142          814         1,062             447
BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents........................  $ 44,940   $ 64,502   $ 53,731     $ 13,657      $  3,868        $  7,125
  Total assets.....................................   262,066    262,086    273,831      266,504       283,339         320,835
  Long-term debt (including current portion).......   161,144    161,666    160,204      158,473       160,788         180,954
  Total debt.......................................   161,144    161,666    160,204      158,473       160,788         201,067
  Total stockholders' equity.......................    24,067     30,387     37,680       (4,908)       11,328         (10,533)

                                  RISK FACTORS

     You should carefully consider the following factors in addition to the other information in this prospectus before deciding to tender your old notes in the exchange offer. The risk factors set forth below, other than those which discuss the consequences of failing to exchange your old notes in the exchange offer, are generally applicable to both the old notes and the new notes. The risk factors noted in this section and other factors contained in this prospectus describe examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those included in this prospectus.

                         RISKS RELATED TO OUR BUSINESS

OUR BUSINESS CAN BE ADVERSELY AFFECTED BY AN ECONOMIC DOWNTURN.

     Our business is affected by a number of economic factors, including the level of economic activity in the markets in which we operate. A decline in economic activity in the United States could materially affect our financial condition and results of operations. In our business, a decline in economic activity, as a result of cyclical or other factors typically results in a decline in purchases of our products, which would result in a decrease in our sales volume and profitability.

COOLER THAN NORMAL SUMMERS MAY DEPRESS OUR SALES.

     Demand for our products is strongly affected by the weather. Hotter than normal summers generate strong demand for our air conditioning products. Conversely, cooler than normal summers depress our sales. Because a high percentage of our overhead and operating expenses is relatively fixed throughout the year, operating earnings and net earnings tend to be lower in quarters with lower sales. Variations in demand could have a material adverse effect on the timing of our cash flows and therefore our ability to service our obligations with respect to our indebtedness, including the notes.

WE MAY INCUR MATERIAL COSTS AS A RESULT OF WARRANTY AND PRODUCT LIABILITY CLAIMS, WHICH WOULD NEGATIVELY AFFECT OUR PROBABILITY.

     The development, manufacture, sale and use of our products involve a risk of warranty and product liability claims. Our product liability insurance policies have limits that, if exceeded, may result in material costs that would have an adverse effect on our future profitability. In addition, warranty claims are not covered by our product liability insurance and there may be types of product liability claims that are also not covered by our product liability insurance.

OUR FAILURE TO SUCCESSFULLY INTEGRATE ANY BUSINESSES THAT WE MAY ACQUIRE IN THE FUTURE COULD ADVERSELY AFFECT US.

     We continually evaluate potential acquisitions and intend to actively pursue acquisition opportunities, some of which may be material. We may finance future acquisitions with internally generated funds, bank borrowings, issuances of debt or equity securities or a combination of the foregoing. If we complete acquisitions, we will encounter various associated risks. These risks include the possible inability to integrate an acquired business into our operations, diversion of management's attention and unanticipated problems or liabilities. Some of these risks could result in a material adverse effect on our financial condition or operating results.

WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE HVACR BUSINESS.

     Competition in our various markets could cause us to reduce our prices or lose market share, or could negatively affect our cash flow, which could have an adverse effect on our future financial results. Substantially all of the markets in which we participate are highly competitive. The most significant competitive factors we face are product reliability, product performance, service and price, with the relative importance of these factors varying among our product lines. Other factors that affect competition in the HVACR market include the development and application of new technologies and an increasing emphasis on the development of more energy efficient HVACR products. Moreover, new product introductions are an important factor in the market categories in which our products compete. Several of our competitors have greater financial and other resources than we have, allowing them to invest in more extensive research and development. We may not be able to compete successfully against current and future competition, and we cannot assure you that the current and future competitive pressures faced by us will not materially adversely affect our business and results of operations.

CURRENTLY, OUR BUSINESS DEPENDS ON OUR RELATIONSHIPS WITH A LIMITED NUMBER OF LARGE CUSTOMERS.

     In fiscal 2003, 2002 and 2001 two customers accounted for 48%, 49% and 49%, respectively, of net sales. While we have done business with most of our principal customers for a number of years, agreements with principal customers are reached annually and are based on purchase orders. We cannot assure you that sales to principal customers will continue at current levels. Further, continuation of the relationships depends on the customers' satisfaction with the price, quality and delivery of our products. The loss of, or a reduction in purchase levels by, a significant customer would have a material adverse effect on our business.

OUR WORKING CAPITAL REQUIREMENTS FLUCTUATE BECAUSE OF THE SEASONAL NATURE OF OUR BUSINESS. UNAVAILABILITY OF NEEDED WORKING CAPITAL COULD ADVERSELY AFFECT US.

     Because of the seasonal nature of our business, our working capital requirements are significantly higher at certain times of the year. Additional working capital may not be available on satisfactory terms. Unavailability of needed working capital could have a material adverse effect on our business and operating results.

OUR LOSS OF CERTAIN KEY MEMBERS OF MANAGEMENT OR INABILITY TO ATTRACT OTHER QUALIFIED PERSONNEL COULD NEGATIVELY AFFECT OUR BUSINESS PROSPECTS.

     We believe that our performance has been and will continue to be dependent upon the efforts of our principal executive officers. Although we have designed incentive and compensation programs to retain key employees, including options to purchase our stock, we cannot assure you that our principal executive officers will continue to be available. Mr. Sal Giordano, Jr., Chairman and CEO of Fedders Corporation and Fedders North America, is the only principal executive officer with an employment agreement, the term of which expires on September 30, 2006. The loss of some or all of these principal executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel.

THE UNAVAILABILITY OF AND FLUCTUATION IN THE COST OF RAW MATERIALS COULD ADVERSELY AFFECT OUR FUTURE RESULTS.

     Our operations are dependent on the supply of various raw materials, including steel, copper and aluminum, from domestic and foreign suppliers. We obtain substantially all of our supply of steel, copper and aluminum under purchase orders rather than long-term supply contracts. Supply interruptions or cost increases which we are unable to pass on to our customers could adversely affect our future operating results.

WE ARE SUBJECT TO VARIOUS REGULATORY LAWS THAT AFFECT OUR BUSINESS AND PRODUCTS.

     We are subject to various federal, state and local laws affecting our business. Air conditioners are subject to regulations providing for minimum energy efficiency rating requirements. A combination of an efficient compressor and the design of the air conditioning system using the compressor is needed to achieve the required ratings. The required efficiency levels may be changed by the relevant regulatory authority. Any future changes in required efficiency levels or other government regulations could adversely affect our industry and our business.

EXPOSURE TO ENVIRONMENTAL LIABILITIES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our future profitability could be adversely affected by current or future environmental laws. We are subject to extensive and changing federal, state, local and foreign laws and regulations designed to protect the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous materials and the cleanup of contaminated sites. These laws and regulations could impose liability for remediation costs and often result in civil or criminal penalties in cases of non-compliance. In addition, liability for cleanup costs under certain environmental laws, such as the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA, or the federal Superfund law), can be imposed retroactively and without regard to the lawfulness of our conduct. Compliance with environmental laws increases our costs of doing business. Because these laws are subject to frequent change, we are unable to predict the future costs resulting from environmental compliance.

     The United States and other countries have established programs for limiting the production, importation and use of certain ozone depleting chemicals, including refrigerants that we use in most of our air conditioning and refrigeration products. Some categories of these refrigerants have been banned completely and others are currently scheduled to be phased out in the United States by the year 2010. The industry's failure to find suitable replacement refrigerants for substances that have been or will be banned or the acceleration of any phase out schedules for these substances in countries where we do business could have an adverse effect on our future financial results.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO RISKS INHERENT IN SUCH ACTIVITIES.

     We have dedicated resources to participate in the international market by establishing operations in a number of countries. Through Fedders International, we have operations in a number of countries, including China, India, Germany, the United Kingdom and the Philippines. Of our 14 manufacturing facilities, seven are in China. Foreign operations are subject to the risks inherent in such activities, such as foreign regulations, unsettled political conditions, exchange rate fluctuations, logistical and communications challenges, burdensome costs of complying with a variety of foreign laws, greater difficulties in protecting intellectual property and general economic conditions in these foreign markets.

     Our international operations may be adversely affected by changes in government policies, such as changes in laws and regulations (or the interpretation thereof), restrictions on imports and exports and sources of supply, duties or tariffs, the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of restrictions on currency conversion and remittances abroad and the expropriation of private enterprise. In addition, policy concerns particular to the United States with respect to a country in which we have operations could adversely affect our operations in that country.

     A significant portion of our net sales and costs are denominated in foreign currencies, including the Chinese Yuan, and, to a lesser extent, the Canadian dollar, the euro, the Philippine peso and the Indian rupee. As a result, changes in exchange rates of these foreign currencies to the U.S. dollar will affect our sales, cost of sales and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. In the future we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, we cannot assure you that any hedging transactions we may enter into will be effective or will not result in foreign exchange hedging loss.

                           RISKS RELATED TO THE NOTES

THERE ARE CONSEQUENCES SHOULD YOU CHOOSE NOT TO EXCHANGE YOUR OLD NOTES.

     If you do not exchange your old notes for the new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the old notes under the Securities Act. In addition, if you exchange your old notes in the exchange offer for the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected. See "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes."

THE NOTES AND THE GUARANTEES WILL BE UNSECURED AND EFFECTIVELY SUBORDINATE TO OUR, FEDDERS NORTH AMERICA'S AND THE SUBSIDIARY GUARANTORS' SECURED DEBT.

     The notes and the guarantees will not be secured by any of the assets of Fedders or its subsidiaries, including Fedders North America, Fedders International and their respective subsidiaries. The obligations of Fedders, Fedders North America and the Fedders North America subsidiaries under the Fedders North America revolving credit facility are secured by a security interest in substantially all of the property of Fedders, Fedders North America and the Fedders North America subsidiaries, including all of their respective material contracts, inventory, equipment and other tangible assets, receivables, intellectual property and other intangible assets, as well as the capital stock of Fedders North America's direct and indirect subsidiaries. As of March 31, 2004, on a pro forma basis after giving effect to the sale of the old notes and Fedders North America's use of proceeds therefrom, Fedders, Fedders North America and the subsidiary guarantors would have had a total of $29.0 million of secured indebtedness. In addition, Fedders North America would have been able to borrow $65.8 million of secured indebtedness under its revolving credit facility.

     The indenture governing the notes will permit the incurrence of additional debt, some of which may be secured debt. Holders of our secured debt will have claims that are effectively senior to your claims as holders of the notes, to the extent of the value of the assets securing the secured debt. If Fedders North America becomes insolvent or is liquidated, or if payment under the Fedders North America revolving credit facility is accelerated, lenders under the revolving credit facility would be entitled to exercise the remedies available to a secured lender. Therefore, Fedders North America's bank lenders will have a claim on such assets before the holders of the notes. Fedders North America cannot assure you that the liquidation value of Fedders North America's assets would be sufficient to repay in full the indebtedness under the Fedders North America revolving credit facility and Fedders North America's other indebtedness, including the notes.

THE NOTES WILL NOT BE GUARANTEED BY FEDDERS INTERNATIONAL OR ANY OF ITS SUBSIDIARIES.

     The notes will not be guaranteed by Fedders International or its subsidiaries. As a result, if Fedders North America defaults on its obligations under the notes, holders of the notes will not have any claims against Fedders International or its subsidiaries. Claims of any creditors, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by Fedders International or its subsidiaries, against Fedders International or its subsidiaries will generally have priority with respect to the assets and earnings of such entities over our claims or those of our creditors, including holders of the notes.

A GUARANTEE COULD BE VOIDED IF IT CONSTITUTES A FRAUDULENT TRANSFER UNDER U.S. BANKRUPTCY LAW OR SIMILAR STATE LAWS, WHICH WOULD PREVENT THE HOLDERS OF NOTES FROM RELYING ON THE GUARANTEE TO SATISFY PAYMENT OBLIGATIONS UNDER THE NOTES.

     Federal and state statutes allow courts, under specific circumstances, to void guarantees, or require that claims under the guarantee be subordinated to all other debts of the guarantor, and to require creditors such as the noteholders to return payments received from guarantors. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, for example, the guarantor, at the time it issued its guarantee:

     - intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair compensation for the guarantee;

     - was insolvent or rendered insolvent by making the guarantee;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay them as they mature.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

     To the extent a court voids a guarantee as a fraudulent transfer or holds the guarantee unenforceable for any other reason, holders of notes would cease to have any direct claim against the guarantor. If a court were to take this action, the guarantor's assets would be applied first to satisfy the guarantor's liabilities, if any, before any portion of its assets could be distributed to Fedders North America to be applied to the payment of the notes. Fedders North America cannot assure you that the guarantor's remaining assets would be sufficient to satisfy the claims of the holders of notes related to any voided portions of the guarantee.

FEDDERS, FEDDERS INTERNATIONAL AND THE SUBSIDIARIES OF FEDDERS INTERNATIONAL WILL NOT BE SUBJECT TO THE PRINCIPAL COVENANTS CONTAINED IN THE INDENTURE.

     The indenture governing the notes will contain covenants which limit the ability of Fedders and Fedders International to transfer or sell assets, the ability of Fedders to consolidate, merge or transfer all or substantially all of its assets and the ability of Fedders to pay dividends with the proceeds of distributions made to it from non-Fedders North America subsidiaries to the extent such distributions in the aggregate are in excess of the aggregate consolidated net income of such non-Fedders North America subsidiaries. The indenture will not otherwise place restrictions on Fedders, Fedders International or the subsidiaries of Fedders International. As a result, the indenture will not limit the ability of Fedders, Fedders International or the subsidiaries of Fedders International to incur or guarantee additional debt and issue certain types of preferred stock, pay dividends on their capital stock or redeem, repurchase or retire their capital stock or subordinated debt, make investments and engage in transactions with their affiliates. If Fedders, Fedders International or any of its subsidiaries engage in any such conduct, the ability of Fedders to honor its guarantee could be compromised.

IT MAY NOT BE POSSIBLE FOR FEDDERS NORTH AMERICA TO PURCHASE NOTES ON THE OCCURRENCE OF A CHANGE OF CONTROL.

     Upon the occurrence of a change in control, holders of the notes may require Fedders North America to purchase all or a portion of their notes. If a change of control occurs, Fedders North America may not have enough funds to pay the purchase price for all tendered notes. Fedders North America's current credit agreement contains, and any future credit agreements or other agreements relating to Fedders North America's indebtedness may contain, provisions that prohibit the purchase of the notes upon a change of control or may provide that a change of control constitutes an event of default under that agreement. If a change of control occurs at a time when Fedders North America is prohibited from purchasing the notes, Fedders North America could seek the consent of its lenders to purchase the notes or could attempt to refinance this debt. If Fedders North America does not obtain a consent, it could not purchase the notes. Fedders North America's failure to purchase tendered notes would constitute an event of default under the indenture and may constitute a default under the terms of its other debt. The term "change of control" is limited to certain specified transactions and may not include other events that may harm Fedders North America's financial condition. Fedders North America's obligation to offer to purchase the notes upon a change of control would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Fedders North America. See "Description of the Notes -- Mandatory Offers to Purchase Notes -- Change of Control."

IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP, THE MARKET PRICE OF THE NOTES MAY DECLINE OR YOU MAY BE UNABLE TO SELL YOUR NOTES.

     There is currently no trading market for the new notes. The initial purchaser has advised us that it currently intends to make a market in the new notes. However, the initial purchaser is not obligated to make a market and may discontinue this market-making activity at any time without notice. In addition, market-making activity by the initial purchaser will be subject to the limits imposed by U.S. federal securities laws. As a result, we cannot assure you that any market for the new notes will develop or, if one does develop, that it will be maintained. In addition, the old notes may only be transferred or resold in transactions registered under, or exempt from, U.S. federal and applicable state securities laws. While the old notes are eligible for trading in PORTAL, we do not intend to apply for listing for any of the notes on any securities exchange.

     The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. We cannot assure you that a liquid trading market will develop for the notes. If an active market for the notes fails to develop or be maintained, the trading price of the notes could decline significantly.

THE NOTES WILL BE DEEMED TO HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.

     The old notes were issued with original issue discount in the amount of the notes' principal amount over their issue price for United States federal income tax purposes. Since new notes received pursuant to the exchange offer will be treated as a continuation of the old notes, holders will have the same original issue discount income in respect of the new notes issued in the exchange offer as such holders had in the old notes immediately prior to such exchange. A holder of a note will be required to accrue such discount into taxable income on a constant yield basis over the life of the note without regard to when cash attributable to such income is actually received by the holder. See "Certain United States Federal Tax Consequences."

                       RISKS RELATED TO OUR INDEBTEDNESS

FEDDERS NORTH AMERICA'S DEBT LEVELS MAY LIMIT ITS FUTURE ABILITY TO OBTAIN ADDITIONAL FINANCING AND TO PURSUE BUSINESS OPPORTUNITIES AND PREVENT IT FROM FULFILLING ITS OBLIGATIONS UNDER THE NOTES.

     As of March 31, 2004, Fedders North America had total consolidated debt of approximately $201.1 million. The proceeds from the sale of the old notes were used primarily to repay some of Fedders North America's debt and to pay premiums, fees and expenses in connection with the offering of the old notes and the repayment of such debt.

     Fedders North America's substantial debt could have important consequences to you, including the following:

     - its ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes may be impaired or such financing may not be on favorable terms;

     - a portion of its cash from operating activities will be used to pay interest expense and under certain conditions to repay indebtedness;

     - competitive pressures and adverse economic conditions are more likely to have a negative effect on its business;

     - its interest expense could increase if interest rates in general increase, because a substantial portion of its debt will bear interest at floating rates and it cannot assure you that it will be able to effectively hedge against fluctuations in interest rates or that such hedging activities will not result in payments by it;

     - its debt service obligations could limit its flexibility in planning for, or reacting to, changes in its business;

     - its failure to comply with the financial and other restrictive covenants in its debt instruments, including the indenture governing these notes, which require it to maintain specified financial ratios and limit its ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could harm its business or prospects and could result in a bankruptcy; and

     - it may be more highly leveraged than its competitors, placing it at a competitive disadvantage.

     Fedders North America's ability to pay the required interest and principal payments on its debt depends on the future performance of its business. The performance of its business is subject to general economic conditions and other financial and business factors. Many of these factors are beyond its control. If it does not have enough cash flow in the future to pay the required interest or principal payments on its debt, it may be required to refinance all or a part of its debt or borrow additional amounts. Fedders North America does not know if refinancing its debt will be possible at that time or if it will be able to find someone who will lend it more money.

FEDDERS NORTH AMERICA WILL BE ABLE TO INCUR MORE INDEBTEDNESS, WHICH MAY INCREASE THE RISKS ASSOCIATED WITH ITS LEVERAGE, INCLUDING ITS ABILITY TO SERVICE ITS INDEBTEDNESS.

     The indenture relating to the notes and the Fedders North America credit agreement will permit Fedders North America and its subsidiaries, under certain circumstances, to incur a significant amount of additional indebtedness. Additionally, the indenture does not place any restrictions on the ability of Fedders, Fedders International and the subsidiaries of Fedders International to incur additional debt. If Fedders North America incurs additional debt, the risks associated with its leverage, including its ability to service its debt, would increase.

SERVICING FEDDERS NORTH AMERICA'S INDEBTEDNESS REQUIRES A SIGNIFICANT AMOUNT OF CASH, AND ITS ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND ITS CONTROL.

     Fedders North America cannot be certain that its earnings will be sufficient to allow it to pay principal and interest on its debt, including the notes, and meet its other obligations. Its ability to generate cash from its operations is subject to weather, general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. As a result, it cannot assure you that its business will generate sufficient cash flow from operations in amounts sufficient to enable it to service its debt and to fund its other liquidity needs. If Fedders North America cannot service its debt, it will have to take actions such as reducing or delaying strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing its debt or seeking additional equity capital. It cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future debt instruments, including the Fedders North America credit agreement and the indenture for the notes, may restrict it from adopting some of these alternatives. Therefore, because of these and other factors beyond its control, it may be unable to pay the principal, premium, if any, interest or other amounts on the notes.

FEDDERS NORTH AMERICA'S DEBT INSTRUMENTS CONTAIN VARIOUS COVENANTS THAT LIMIT ITS BUSINESS OPERATIONS AND COULD LEAD TO AN ACCELERATION OF ITS DEBT AND POSSIBLY BANKRUPTCY.

     The Fedders North America revolving credit facility and the indenture for the notes contain various restrictive covenants. These covenants, among other things, limit its ability to:

     - incur or guarantee additional debt and issue certain types of preferred stock;

     - pay dividends on its capital stock or redeem, repurchase or retire its capital stock or subordinated debt;

     - make investments;

     - create restrictions on the ability of its restricted subsidiaries to pay dividends or make other payments to it;

     - engage in transactions with its affiliates;

     - transfer or issue shares of stock of certain subsidiaries;

     - transfer or sell assets;

     - enter into sale and leaseback transactions;

     - create certain liens; and

     - consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries.

     A breach of any of the restrictive covenants in the Fedders North America credit agreement could result in a default under the credit agreement. If any such default occurs, the lenders under the credit agreement may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest, require Fedders North America to apply all of its available cash to repay these borrowings or prevent it from making debt service payments on the notes, any of which would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If Fedders North America is unable to repay outstanding borrowings when due, the lenders under the Fedders North America credit agreement will have the right to proceed against the collateral granted to them to secure the debt owed to them. If the debt under such credit agreement were to be accelerated, Fedders North America cannot assure you that its assets would be sufficient to repay such debt in full or to repay the notes and its other debt.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. We will receive old notes in like principal amount in exchange for the issuance of the new notes in the exchange offer. We will cancel all old notes surrendered in exchange for new notes in the exchange offer.

     The net proceeds that we received from the sale of the old notes, after deducting fees and expenses and the initial purchaser's discount, were approximately $145.1 million. We used the proceeds of the offering, together with $10.0 million of cash on hand, to:

     - fund the purchase of $150 million of the 9 3/8% Notes, plus accrued interest that were validly tendered through the tender offer;

     - redeem all outstanding 9 3/8% Notes that were not tendered through the tender offer; and

     - pay premium fees and expenses incurred in connection with its offering of the old notes and the repayment of the 9 3/8% Notes.

                                 CAPITALIZATION

     The following table sets forth Fedders' capitalization as of March 31, 2004 on an actual basis and on an as adjusted basis to give effect to the retirement of the remaining balance of the 9 3/8% Senior Subordinated Notes that was completed on April 6, 2004 therefrom, assuming such transactions occurred on March 31, 2004. You should read the adjusted capitalization data set forth in the table below in conjunction with "Use of Proceeds" and "Selected Historical Consolidated Financial Data" appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this prospectus and our consolidated financial statements and the accompanying notes included herein and incorporated by reference in this prospectus.

                                                                  AS OF MARCH 31, 2004
                                                              -----------------------------
                                                                          AS ADJUSTED FOR
                                                                         THE RETIREMENT OF
                                                                         THE 9 3/8% SENIOR
                                                               ACTUAL    SUBORDINATED NOTES
                                                              --------   ------------------
                                                                 (DOLLARS IN THOUSANDS)
Cash and cash equivalents(a)................................  $ 23,344        $    811
                                                              ========        ========
Revolving credit facility(b)................................  $ 20,114        $ 20,114
Short-term notes(c).........................................    29,238          29,238
Long-term debt (including current portion):
  Fedders Koppel promissory note(d).........................     1,500           1,500
  1% promissory note payable to the state of Illinois(e)....     1,565           1,565
  Trion Industrial Revenue Bond(e)(f).......................     3,200           3,200
  Eubank Manufacturing Enterprises, Inc. promissory
     note(e)(g).............................................       483             483
  Eubank Manufacturing Enterprises, Inc. mortgage(e)(h).....       863             863
  Melcor State of New Jersey Economic Development
     bond(e)(i).............................................       830             830
  Capital lease obligations(j)..............................     3,598           3,598
  9 7/8% senior notes due 2014 offered hereby, net of $4.7
     million discount(e)....................................   150,269         150,269
  9 3/8% senior subordinated notes..........................    21,850              --
                                                              --------        --------
       Total long-term debt (including current portion).....   184,158         162,308
     Total debt.............................................   233,510         211,660
     Total stockholders' equity(k)..........................    84,277          83,594
                                                              --------        --------
     Total capitalization...................................  $317,787        $295,254
                                                              ========        ========

---------------

(a) Cash and cash equivalents as adjusted includes the use of $22.5 million of cash on hand in connection with the tender offer for the 9 3/8% Notes.

(b) Fedders North America's revolving credit facility provides for up to $100 million of borrowings. Actual availability under the revolving credit facility is subject to a borrowing base calculation. Borrowings under the revolving credit facility are used for working capital and general corporate purposes. See "Description of Other Indebtedness."

(c) Fedders utilizes various short-term borrowing facilities to support production in China. The current notes bear interest ranging from 2.63% to 5.84% and expire no later than September, 2004.

(d) The Fedders Koppel promissory note is payable to a Philippines bank and bears interest at PHIBOR plus 3%. The note is guaranteed by Fedders.

(e) These items of indebtedness represent obligations of Fedders North America and its continuing subsidiaries.

(f) The Trion Industrial Revenue Bond is due in November 2011 and bears interest at a variable rate which fluctuates in accordance with the Bond Market Association Index. This bond is collateralized by Trion's Sanford, North Carolina facility, including real property and equipment.

(g) The Eubank Manufacturing Enterprises, Inc. promissory note is due to Flag Bank and has a variable rate of interest, payable at the prime rate. The promissory note is collateralized by certain real property and equipment.

(h) In June 2003, Eubank Manufacturing Enterprises, Inc. refinanced its mortgage with Bank One. This loan has an interest rate of 4.25% and is collateralized by a mortgage on Eubank's facility.

(i) The loan from the New Jersey Economic Development Corporation to Melcor Corporation has an interest rate of 6.6% and is collateralized by Melcor's facility and certain equipment.

(j) Of the total capital lease obligations, $2.0 million represents obligations of Fedders North America and its continuing subsidiaries and $1.6 million represents obligations of the non-guarantor subsidiaries of Fedders.

(k) Adjusted amount includes an adjustment for $0.7 million of call premiums to be paid in connection with refinancing the remaining balance of the 9 3/8% Notes.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data of Fedders as of and for each of the periods indicated. Fedders derived the consolidated financial data as of and for each of the fiscal years in the period ended August 31, 2003 from Fedders' audited consolidated financial statements. Fedders derived the consolidated financial data as of and for the four months ended December 31, 2003 and as of and for the three months ended March 31, 2003 and 2004 from its unaudited financial statements prepared on a basis consistent with its audited financial statements. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and related notes included herein and incorporated by reference in this prospectus and other information that Fedders has filed with the SEC. See "Incorporation of Certain Documents by Reference."

                                                                                           FOUR
                                                                                          MONTHS
                                                                                          ENDED       THREE MONTHS ENDED
                                            FISCAL YEAR ENDED AUGUST 31,               DECEMBER 31,        MARCH 31,
                                ----------------------------------------------------   ------------   -------------------
                                  1999       2000       2001       2002       2003         2003         2003       2004
                                --------   --------   --------   --------   --------   ------------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.....................  $362,048   $416,181   $405,697   $373,702   $421,703     $ 55,554     $123,354   $123,177
Cost of sales(1)..............   277,457    311,353    336,997    290,652    328,835       48,253       95,320    101,419
                                --------   --------   --------   --------   --------     --------     --------   --------
Gross profit..................    84,591    104,828     68,700     83,050     92,868        7,301       28,034     21,758
Selling, general and
  administrative expense(1)...    41,233     57,974     74,798     63,108     61,904       23,508       15,273     17,050
Restructuring and other
  charges (credits)(1)........     3,100         --      8,947       (397)      (115)        (638)          --         --
                                --------   --------   --------   --------   --------     --------     --------   --------
Operating income (loss).......    40,258     46,854    (15,045)    20,339     31,079       15,569       12,761      4,708
Interest expense, net.........    (9,684)   (15,584)   (17,845)   (18,617)   (18,546)      (6,003)      (5,062)    (4,943)
Other income (expense)(1).....       412       (796)      (373)     1,254        487       (1,090)          (1)    (7,326)
                                --------   --------   --------   --------   --------     --------     --------   --------
Income (loss) before income
  taxes and cumulative effect
  of a change in accounting
  principle...................    30,986     30,474    (33,263)     2,976     13,020      (22,662)       7,698     (7,561)
Provision (benefit) for income
  taxes.......................    10,262     10,073    (10,810)    (5,033)     4,224       (7,361)       2,502     (2,414)
                                --------   --------   --------   --------   --------     --------     --------   --------
Income (loss) before
  cumulative effect of a
  change in accounting
  principle...................    20,724     20,401    (22,453)     8,009      8,796      (15,301)       5,196     (5,147)
Cumulative effect of a change
  in accounting
  principle(2)................        --         --         --         --     11,906           --           --         --
                                --------   --------   --------   --------   --------     --------     --------   --------
Net income (loss).............    20,724     20,401    (22,453)     8,009     (3,110)     (15,301)       5,196     (5,147)
Preferred stock dividends.....        --         --         --         --       (618)        (484)        (174)    (1,005)
                                --------   --------   --------   --------   --------     --------     --------   --------
Net income (loss) applicable
  to common stockholders......  $ 20,724   $ 20,401   $(22,453)  $  8,009   $ (3,728)    $(15,785)    $  5,022   $ (6,152)
                                ========   ========   ========   ========   ========     ========     ========   ========
BALANCE SHEET DATA (END OF
  PERIOD):
Cash and cash equivalents.....  $117,509   $ 87,193   $ 51,192   $ 67,379   $ 60,902     $ 22,043     $ 13,393   $ 23,344
Total assets..................   382,342    388,175    362,332    366,128    408,929      416,248      430,887    482,292
Long-term debt (including
  current portion)............   161,363    166,434    168,455    167,131    164,044      161,744      165,607    184,158
Total debt....................   161,363    170,187    175,925    176,960    171,564      192,190      228,301    233,510
Total stockholders'
  equity(3)...................   108,933    112,260     73,014     77,818     74,928       62,950       57,689     84,277

---------------

(1) Results for the three months ended March 31, 2004 include non-recurring costs of approximately $7.4 million associated with the retirement of the 9 3/8% Notes and the issuance of the new 9 7/8% notes. Results for the four months ended December 31, 2003 include non-recurring costs of approximately $1.6 million associated with the closing of our air conditioner plant in Georgia and consolidation of the production of commercial air conditioners at our plant in Texas, start-up and transition costs of approximately $1.0 million associated with the transfer of production of additional high volume products from the U.S. to China, a non-cash compensation expense of $2.3 million due to the variable accounting treatment associated with the value of re-priced stock options to reflect the increase in the market price of Fedders' stock during that period, a $1.6 million charge to account for the tax gross-up upon the expiration of restrictions on stock granted pursuant to an employment agreement in October 1997 and a $0.6 million gain on the sale of our interest in a joint venture.

     Fiscal 2003 results include non-recurring costs of approximately $4.0 million associated with the movement of production of residential central air conditioners from Texas to China and commercial air conditioners from Georgia to Texas, $1.0 million associated with the transfer of production of compressors and industrial air cleaners from the U.S. to China, $0.7 million of asset impairment charges and $0.1 million of non-cash compensation expense due to the variable accounting treatment associated with the value of re-priced stock options to reflect the increase in the market price of Fedders' stock during that period.

     Results for the four months ended December 31, 2002 include $0.3 million of non-cash income due to the variable accounting treatment associated with the value of re-priced stock options to reflect a decrease in the market price of Fedders' stock during that period.

     Fiscal 2002 results include a $0.4 million asset impairment, employee severance and other restructuring credit, $0.4 million of operating losses incurred at the Tennessee and Maryland facilities subsequent to the announcement that production at these facilities would cease and $0.3 million of non-cash income to reduce the compensation accrual due to the variable accounting treatment associated with the value of re-priced stock options to reflect the increase in the market price of Fedders' stock during that period.

     Fiscal 2001 results include $8.9 million of asset impairment, employee severance and other restructuring charges, $4.0 million of one-time inventory charges, a $7.6 million deferred compensation charge relating to the retirement of an officer of Fedders, an additional $2.3 million of other non-recurring inventory write-offs, $1.4 million of operating losses at the Tennessee and Maryland facilities subsequent to the announcement that production at these facilities would cease, a $0.7 million non-cash compensation expense due to the variable accounting treatment associated with the value of re-priced stock options to reflect the increase in the market price of Fedders' stock during that period and $0.7 million of other one-time charges.

(2) Upon adoption of SFAS No. 142, Fedders was required to perform a transitional goodwill impairment test. The transitional goodwill impairment test was completed during the fourth quarter of fiscal year 2003. As a result, Fedders recognized a non-cash transitional goodwill impairment charge of $11.9 million in its Engineered Products segment, because the projected financial performance of the Engineered Products segment was insufficient to support the related goodwill. As required, the transitional goodwill impairment charge was recorded as a cumulative effect of a change in accounting principle as of September 1, 2002.

(3) During fiscal 2001, Fedders repurchased shares of Common Stock for a total of $13.2 million, excluding commissions.

     On March 26, 2002, Fedders' stockholders approved a recapitalization plan which became effective the same day. Under the plan, the holder of each share of Common Stock received 1.1 shares of new Common Stock, the holder of each share of Class A Stock received one share of new Common Stock and the holder of each share of Class B Stock received 1.1 shares of new Class B Stock.

     In October 2002, Fedders' Board of Directors approved a plan pursuant to which a new class of cumulative preferred stock would be offered to stockholders in exchange for up to 15,000,000 shares of Fedders' Common Stock, with 0.14 shares of Series A Cumulative Preferred Stock being exchanged for every share of Common Stock. The Series A Cumulative Preferred Stock receives a cumulative annual dividend of $2.15 and has a liquidation preference of $25.00 plus the amount of any accrued and unpaid dividends. The holders of the Series A Cumulative Preferred Stock have no right to vote, except in limited circumstances. The exchange of 2,315,750 shares of Common Stock for 323,947 shares of Series A Cumulative Preferred Stock was completed on December 27, 2002.

     On February 14, 2003, Fedders announced an offer to exchange shares of Series A Cumulative Preferred Stock for up to 12,500,000 shares of Fedders' Common Stock, with 0.14 shares of Preferred Stock being offered in exchange for every share of Common Stock. The exchange of 633,082 shares of Common Stock for 88,276 shares of Series A Cumulative Preferred Stock was completed on March 18, 2003.

     On May 16, 2003, Fedders' Board of Directors authorized the distribution of transferable rights to Fedders' Common and Class B stockholders. Stockholders received one right for every ten shares of Common Stock and Class B Stock they held as of July 1, 2003. Each transferable right represented the right to purchase one share of Fedders' Series A Cumulative Preferred Stock at the subscription price of $23.70, until the expiration date of August 12, 2003. At the expiration of the offering on August 12, 2003, 262,316 rights had been subscribed.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for Fedders on a historical basis for the periods indicated.

                                     THREE MONTHS    FOUR MONTHS
                                        ENDED           ENDED            YEAR ENDED AUGUST 31,
                                      MARCH 31,     DECEMBER 31,    --------------------------------
                                         2004           2003        2003   2002   2001   2000   1999
                                     ------------   -------------   ----   ----   ----   ----   ----
Ratio of earnings to fixed
  charges..........................        --             --        1.7x   1.1x     --   2.7x   3.7x

     The ratio of earnings to fixed charges equals earnings before fixed charges divided by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of income (loss) from continuing operations before income taxes plus fixed charges reduced by capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issue costs and that portion of rental expense representative of the interest factor. For the three month period ended March 31, 2004, earnings were insufficient to cover fixed charges by approximately $7,561. For the four month period ended December 31, 2003, earnings were insufficient to cover fixed charges by approximately $22,662. For the year ended August 31, 2001, earnings were insufficient to cover fixed charges by approximately $33,263.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     Subject to the terms and conditions set forth in this prospectus and the letter of transmittal, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m.,
New York City time, on           , 2004; provided, however, that if we, in our
sole discretion, have extended the period of time during which the exchange offer is open, "expiration date" means the latest time and date to which we extend the exchange offer.

     As of the date of this prospectus, $155,000,000 aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal
are first being sent on or about           , 2004, to all holders of old notes
known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions as set forth below under "-- Conditions to the Exchange Offer."

     We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the old note holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. We will return at no expense to the holder any old notes not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer.

     Old notes tendered in the exchange offer must be in denominations of $1,000 and any integral multiples of $1,000.

     If any of the events specified in "-- Conditions to the Exchange Offer" should occur, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not already accepted for exchange. We will give oral or written notice of any extension, amendment, non-acceptance or termination to old note holders as promptly as practicable. In the case of an extension we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to those old note holders who did not exchange their old notes for new notes in the exchange offer on terms which may differ from those contained in the registration agreement. We may use this prospectus, as it may be amended or supplemented from time to time, in connection with additional exchange offers. These additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for new notes pursuant to the terms and conditions contained in this prospectus.

PROCEDURES FOR TENDERING OLD NOTES

     When an old note holder tenders, and we accept, the old notes, this will constitute a binding agreement between us and that holder subject to the terms and conditions set forth in this prospectus and the letter of transmittal. Except as set forth below, to tender in the exchange offer, a holder must transmit either:

     - a properly completed and duly executed letter of transmittal, and all other documents required by the letter of transmittal, to U.S. Bank National Association, the exchange agent, at the address set forth under "-- Exchange Agent" on or prior to the expiration date; or

     - if the old notes are tendered pursuant to the book-entry procedures set forth below, the tendering old note holder may transmit an agent's message to the exchange agent instead of the letter of transmittal on or prior to the expiration date.

     In addition, either:

     - the exchange agent must receive the certificates for the old notes and the letter of transmittal; or

     - the exchange agent must receive, prior to                , 2004, a timely
       confirmation of a book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company according to the procedure for book-entry transfer described below, along with the letter of transmittal and agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted to The Depository Trust Company and received by the exchange agent and forming a part of the book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering participant (as defined here) that the participant has received and agrees to be bound by the letter of transmittal and we may enforce the letter of transmittal against that participant. The method of delivery of old notes, letters of transmittal or agent's messages and all other required documents is at the election and risk of the holders. If delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Do not send letters of transmittal or old notes to us.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered either by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution. An eligible institution is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we may determine in our sole discretion, duly executed by the registered holder with the signature guaranteed by an eligible institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or that of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

     If a person or persons other than the registered holder or holders of old notes signs the letter of transmittal, those old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes, those persons should so indicate when signing, and must submit proper evidence satisfactory to us of such persons' authority to so act unless we waive this requirement.

     By tendering, each holder represents to us that, among other things, the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and that neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to us that he is not engaged in, and does not intend to engage in, a distribution of the new notes. If any holder or any other person is an "affiliate" of ours, as that term is defined under Rule 405 under the Securities Act, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes to be acquired in the exchange offer, that holder or any other person cannot rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where those old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "-- Conditions to the Exchange Offer." For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice of the acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each old note accepted for exchange, the old note holder will receive a new note having a principal amount at maturity equal to that of the surrendered old note. Interest on the new notes will accrue from (i) the last interest payment date on which interest was paid on the old notes surrendered therefor, or (ii) if no interest has been paid on the old notes, from March 8, 2004. In addition, the old note holders will receive additional interest with respect to the first 90-day period immediately following the occurrence of a Registration Default (as defined below) at a rate of 0.25% per annum from and including the date on which such Registration Default occurs to but excluding the date on which all such Registration Defaults have been cured, and such rate shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. Holders of notes will be required to make certain representations to Fedders North America (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages, if any, set forth above.

     Payments of interest, if any, on old notes in exchange for which new notes were issued will be made to the persons who, at the close of business on February 15 or August 15 next preceding the interest payment date, are registered holders of the old notes if the record date occurs prior to the exchange, or are registered holders of the new notes if the record date occurs on or after the date of the exchange, even if notes are cancelled after the record date and on or before the interest payment date.

     In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent timely receives either certificates for such old notes or book-entry confirmation of those old notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal and all other required documents or, in the case of a book-entry confirmation, an agent's message. If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered old notes or if old notes are submitted for a greater principal amount than the holder desired to exchange, we will return those unaccepted or non-exchanged old notes without expense to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company pursuant to the book-entry procedures described below, non-exchanged old notes will be credited to an account maintained with The Depository Trust Company) as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account for the old notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message in lieu of a letter of transmittal and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the old notes desires to tender his old notes and the old notes are not immediately available, or time will not permit that holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made and guaranteeing that within three New York Stock Exchange (NYSE) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     Tenders of old notes may be withdrawn at any time prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "-- Exchange Agent." Any notice of withdrawal must specify the name of the person having tendered the old notes to be withdrawn, identify the old notes to be withdrawn (including the principal amount of the old notes), and (where certificates for old notes have been transmitted) specify the name in which the old notes are registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with The Depository Trust Company's procedures. We will determine all questions as to the validity, form and eligibility (including time of receipt) of the notices, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company pursuant to the book-entry transfer procedures described above, those old notes will be credited to an account maintained with The Depository Trust Company for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes. We may terminate or amend the exchange offer, if at any time before the acceptance of such old notes for exchange or the exchange of the new notes for old notes, any of the following events shall occur, which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any event described below, makes it inadvisable to proceed with the exchange offer and/or with any acceptance for exchange or with any exchange:

     - if any court, governmental agency or other governmental regulatory or administrative agency or commission, threatens, institutes or issues any action, injunction, or order of decree seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of the exchange offer, which results in a material delay in our ability to accept or exchange some or all of the old notes pursuant to the exchange offer;

     - if any government or governmental authority, agency or court, domestic or foreign, takes, proposes to take or threatens to take any action, or seeks, proposes, introduces, enacts, promulgates or deems applicable to the exchange offer or any of the transactions contemplated by the exchange offer any statute, rule, regulation, order or injunction that in our reasonable judgment might directly or indirectly result in any of the consequences referred to above, or which in our reasonable judgment might result in new note holders having obligations with respect to resales and transfers of new notes greater than those described in the Commission's interpretation referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer;

     - if any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market occurs;

     - if any limitation by any governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer occurs;

     - if a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit occurs;

     - if a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof occurs; or

     - if any change (or any development involving a prospective change) occurs or is threatened in our and our subsidiaries' businesses, properties, assets, liabilities, financial condition, operations, results of operations or prospects taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes.

     The above conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions or we may waive them in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the above rights shall not be deemed a waiver of any of these rights and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

     U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal or agent's message and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

          DELIVERY TO: U.S. BANK NATIONAL ASSOCIATION, EXCHANGE AGENT

BY MAIL:                                       BY OVERNIGHT COURIER OR HAND DELIVERY:
U.S. Bank National Association                 U.S. Bank National Association
U.S. Bank Corporate Trust Services             US Bank Corporate Trust Services
60 Livingston Ave                              60 Livingston Ave
Attn: Specialized Finance                      Attn: Specialized Finance
EP-MN-WS-2N                                    EP-MN-WS-2N
St. Paul, MN 55107                             St. Paul, MN 55107

FOR INFORMATION CALL: 1-800-934-6802

BY FACSIMILE (FOR ELIGIBLE INSTITUTIONS ONLY): (651) 495-8158

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer.

     We will pay the estimated cash expenses to be incurred in connection with the exchange offer, which are estimated in the aggregate to be $150,000.

TRANSFER TAXES

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

     Holders of old notes who do not exchange their old notes for new notes in the exchange offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the old notes and the restrictions on transfer of old notes as set forth in the legend on the old notes because the old notes were issued under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. See "Description of the Notes -- Registered Exchange Offer; Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of new notes. However, we do not intend to request the Commission to consider, and the Commission has not considered, the exchange offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If any holder is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, that holder could not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of new notes. See "Plan of Distribution." In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

                                    BUSINESS

FEDDERS CORPORATION

     We are a leading global producer and marketer of air treatment products for the residential, commercial and industrial markets. Our products include room air conditioners, central air conditioners, dehumidifiers, humidifiers, air cleaners and thermal technology products. We believe our Heating, Ventilation, Air Conditioning and Refrigeration ("HVACR") segment is the largest supplier of room air conditioners and dehumidifiers in North America, with over 30% market share for each product. Our HVACR segment also manufactures central air conditioning, humidification and air cleaning products for the residential and commercial markets. Our Engineered Products segment manufactures air cleaning and humidification systems and thermal technology products for commercial and industrial applications. Our shares are traded on the New York Stock Exchange under the symbol "FJC", and we had a common equity market capitalization of $143.9 million as of May 11, 2004.

     Our position as a low-cost producer of high-quality air treatment products is one of our primary competitive advantages. Since Fedders launched its first joint venture in China in 1995, we have successfully transitioned the majority of our production from the United States to lower cost international locations, including China, India and the Philippines. Fedders International has seven manufacturing facilities in China, including Fedders Shanghai, which we believe is the world's largest producer of window air conditioners, and is the largest exporter of air conditioners from China. Products manufactured in our international facilities now account for over 75% of our annual production (measured as a percentage of cost of goods sold in fiscal 2003), and we anticipate that this percentage will increase as we continue to move our remaining high-volume production to overseas facilities.

     We believe that our low-cost international manufacturing base will continue to support our global leadership position in window air conditioners and will facilitate our growth into new geographic markets, such as China and India, and new product markets, such as central air conditioning. With an established manufacturing infrastructure in place and targeted investments in sales and marketing, we believe we have laid the foundation necessary to capture a larger share of the global $37.0 billion air treatment market.

     HIGH-GROWTH INTERNATIONAL MARKETS. In addition to our strong North American retail and wholesale distribution networks, our global infrastructure reaches several of the largest and fastest growing air treatment markets in the world, including China and India. Both markets are large -- annual sales of room air conditioners exceed ten million units in China and one million units in India -- and growing rapidly. In addition, the demand for central air conditioning and industrial air cleaning products is growing rapidly in these markets as their economies modernize. Fedders International recently relocated its headquarters to Shanghai, China to enhance our ability to serve these markets. We have established key distribution relationships in these markets, including Fedders International's joint venture with Suning Appliance Group, which is a national appliance and electronics company and, we believe, the largest retailer of air conditioners in China. We believe that our strong Asian manufacturing and distribution presence will make China and India cornerstones of our growth over the next several years.

     CENTRAL AIR CONDITIONER MARKET. The North American central air conditioner market is more than five times larger than the North American room air conditioner market in terms of dollar value. We are leveraging our low-cost manufacturing capabilities and extensive sales and service networks to further penetrate the $7.0 billion North American central air conditioner market. In addition to the North American market, we believe that our cost-competitive manufacturing capabilities and global sales and service network will allow Fedders to participate in other geographic markets, such as Asia, Europe and South America, as the use of central air conditioning increases in those markets. Fedders International has begun to distribute central air conditioning products in China and other global markets through our existing and new wholesale distribution channels, contractors and OEMs.

OUR HVACR SEGMENT

     Our HVACR segment designs, manufactures and distributes room air conditioners, ductless split-system room air conditioners, residential and light commercial central air conditioners and dehumidifiers. Our consumer products are primarily sold through the retail channel and OEMs, and our residential and commercial products are primarily sold through wholesale distributors, contractors and OEMs. Our products are marketed under widely recognized brand names, including "Fedders," "Maytag," "Emerson Quiet Kool," "Trion" and "Eubank."

     The global HVACR markets in which our HVACR segment products compete have sales in excess of $34.0 billion. These markets include the $4.3 billion window air conditioner market, the $9.3 billion ducted central air conditioner market and the $16.8 billion ductless split-system air conditioner market. In North America, window and through-the-wall units dominate the room air conditioner market. As a result of the addition of new HVACR products, in particular ducted central air conditioning products, we believe we are now positioned to sell our products to a North American market estimated to be over $8.0 billion, compared to the $1.5 billion market we served in 1997. Globally, the market for our HVACR products is growing rapidly. Ductless split systems predominate in the international market for consumer and residential air conditioners, but there is growing interest in ducted central air conditioners. In China, the domestic market for room air conditioners has grown to ten million units annually and is also becoming a growth market for central air conditioners. In India, the domestic market for room air conditioners has grown to one million units annually, and is expected to grow to approximately five million units within five years due to the country's expanding middle class and government deregulation.

OUR ENGINEERED PRODUCTS SEGMENT

     Our Engineered Products segment designs, manufactures and distributes products for the indoor air quality and thermal technology markets. These products include electronic air cleaners, fan filters, media filters and humidification systems and thermoelectric-based components and equipment. Our Engineered Products are primarily sold through manufacturers' representatives, distributors and directly to end-users. Our indoor air quality products are marketed under the brand names "Trion," "Envirco" and "Herrmidifier," and our thermal technology products are marketed under the "Melcor" brand name.

     The products and services of our Engineered Products segment compete in the $2.5 billion global indoor air quality market. This market is growing as a result of industrial expansion primarily in Asia in the semiconductor, electronics and pharmaceutical and medical industries and as a result of the overall growing awareness of indoor air quality issues. For example, China is becoming a high growth market for air treatment products such as fan filter units used in cleanrooms for the semiconductor industry. We expect growth in the North American market from expansion of sales of our HEPA and ULPA media cleanroom products into the medical and pharmaceutical markets and from retrofits of existing cleanrooms. In the commercial and industrial markets, we expect growth from sales of our electrostatic air cleaners for exhaust systems, electronic filter banks for HVAC systems and from sales of our humidification systems.

OUR COMPETITIVE STRENGTHS

     We believe that the following strengths differentiate us from our competitors and provide us with significant competitive advantages:

     LEADING MARKET POSITIONS. We have leading market positions and significant market shares in our principal product categories. We are the leading supplier of room air conditioners and dehumidifiers in North America, with approximately a 30% market share in each product. Fedders International is the largest exporter of air conditioners from China, with approximately a 20% share of units exported. Our leading market positions give us the operating scale to support the broad product offerings and comprehensive customer support infrastructure that is required by many of our largest customers. This operating scale allows us to form successful long-term partnerships with many of the world's largest retailers and distributors of air treatment products. It also provides us with economies of scale in manufacturing and purchasing that we believe give us a significant cost advantage.

     LOW-COST PRODUCER OF HIGH QUALITY PRODUCTS. Fedders is a low-cost producer of high quality air treatment products due, in part, to Fedders International's significant Asian manufacturing operations and our continuous cost-reduction programs in product design and manufacturing processes. Since launching our first joint venture in China in 1995, we have successfully transitioned the majority of our production from the

United States to our lower cost Asian locations, including China, India and the Philippines. Products manufactured in these Asian facilities now account for over 75% of our annual production (measured as a percentage of cost of goods sold in fiscal 2003). Despite continued price deflation in the room air conditioning products market, our ability to continually lower our costs has allowed us to maintain gross margins in our HVACR segment. We believe that our manufacturing costs can continue to improve as we leverage these strengths across a broader range of products and produce more of our high-volume products overseas.

     All of our domestic and international manufacturing facilities utilize modern manufacturing technologies to produce the highest quality products. All of our principal manufacturing facilities have received the highest level of quality certification (ISO 9000 series) from the International Standards Organization for our quality management systems. Internally, all of our facilities adhere to our single world-wide standard of quality. We believe our ability to maintain our high quality standards has been critical to our ability to maintain and expand our market positions since significantly globalizing our production base.

     GLOBAL SOURCING EXPERTISE. We have dedicated substantial resources to the global sourcing of components and raw materials on the most cost-effective basis for over 20 years. Our sourcing operations in China and the United States utilize the expertise of our local employees and agents and the opportunities provided by the Internet, such as reverse auctions, to drive down costs. Our commitment to global sourcing has allowed us to assemble a wide range of global suppliers that provides us with great flexibility in sourcing high quality, highly cost competitive components and materials for our products. We believe these collective efforts have complemented improvements in our manufacturing operations to provide us with a significant cost advantage over our competitors.

     WELL-ESTABLISHED CONSUMER AND COMMERCIAL BRANDS. We market our products under our well-established brand names, including "Fedders," "Maytag," "Emerson Quiet Kool," "Airtemp," "Trion," "Eubank," "Herrmidifier" and "Envirco." Our portfolio of brands allows us to market our products under different names through multiple retail and wholesale distribution channels to maximize our customer reach and profitability. In North America, we believe our well-recognized brands have facilitated acceptance of our residential and commercial HVACR products. We believe our Engineered Products brands are also well-recognized and identify us as leaders in the field. In addition, we believe that certain of our recognizable brands help facilitate our penetration of the Chinese, Indian and other international markets.

     EXTENSIVE DISTRIBUTION NETWORK. Our extensive distribution network provides us with access to a broad base of domestic and international customers for our air treatment products. We supply leading distributors of heating, ventilation and air conditioning products and sell directly to leading retailers in North America. We have long standing relationships with several of the leading retailers of air conditioning products in North America due to our ability to provide the required product quantities, product breadth, on-time delivery, inventory management and after-sale customer service.

     We are capitalizing on our North American distribution relationships and expertise to establish leading distribution networks in our targeted high growth international markets. Fedders International has established a joint venture with the Suning Appliance Group, which we believe is the largest retailer of air conditioners in China, and has also developed a rapidly growing distribution base for all of our products in China. We are also working with our global distribution partners as they expand into China. In addition, Fedders International has established sales offices in Delhi, Chandigarh and Mumbai, India, three of the country's largest air conditioner markets. We believe that our ability to access and service these key distribution channels will allow us to maintain our global leadership in window air conditioning and expand sales of all of our products.

OUR STRATEGY

     Our strategic initiatives are designed to grow our market share and maximize our financial performance. These initiatives include:

     MAINTAIN AND EXPAND CORE BUSINESS OPERATIONS. As a leading supplier of room air conditioners and dehumidifiers in North America and, through Fedders International, as the largest exporter of air conditioners from China, we are a market leader in the $4.3 billion global window air conditioner market. Our global manufacturing and distribution base allows us to offer our customers a full line of high quality, low cost room air conditioners and dehumidifiers. We intend to maintain and expand our current leadership position through a continued focus on operational and manufacturing efficiencies and continued product innovation and quality.

     EXPAND PRESENCE IN INTERNATIONAL HIGH-GROWTH MARKETS. We are strategically focused on further increasing our presence in international high-growth markets. With our low cost, global manufacturing infrastructure in place, we have made investments in developing extensive distribution and after-sales service for our products. Fedders International has moved its headquarters to Shanghai, China and has established a sales and service network to penetrate this important market. Through Fedders International, we have established sales and service operations in other key cities throughout China and India and are positioned to participate in these expanding markets. We have focused our efforts on the development of new products to meet the ever-increasing needs of these high-growth international markets. Fedders International has 66 employees in Asia engaged in research and development and is currently establishing a research and development center in Shanghai, which will be focused on designing new products tailored to capitalize on the specific demands of these markets.

     CAPITALIZE ON GROWING CENTRAL AIR CONDITIONER MARKET. The $7.0 billion central air conditioner market in North America is more than five times larger than the room air conditioner market in terms of dollar value. In fiscal 2003, we became the first U.S. air conditioner company to produce central air conditioning products in China for export to North America. We intend to expand our presence in the global central air conditioner market, with products aimed at providing efficient central air conditioning, heating and air treatment to residential and light commercial markets. By leveraging our core competencies, such as our low-cost manufacturing platform, our supply base and our existing sales, service and customer support, we believe we have laid the foundation on which to build our position in this category. We believe that our cost-competitive central air conditioners will allow us to participate in other markets of the world, such as China, Europe and South America, where central air conditioning is becoming more prevalent. Additionally, we believe our enhanced research and development efforts will provide product designs capable of taking advantage of this growing market.

INDUSTRY OVERVIEW

  HVACR

  Consumer/Residential Heating and Air Conditioning

     The consumer/residential market is divided into two basic categories: air conditioning systems and furnaces. Air conditioning is divided into two basic categories: ducted central air conditioners, including heat pumps, and room air conditioners, which include window units, through-the-wall units, ductless split-systems and portable air conditioners. Ductless split-system air conditioners are comprised of a condensing unit, normally located outside of the household, and an evaporator unit (or units), which is typically positioned indoors, mounted high on a wall or in a ceiling and connected to the condensing unit by refrigerant tubes, rather than ducts. Portable units, which do not require fixed installation, can be transported from room to room, where hot air is exhausted outside through a window or door.

     In North America, our products primarily service the $1.3 billion room air conditioner market and the $7.0 billion central air conditioner market. Window and through-the-wall units dominate the room air conditioner market. Sales of room air conditioners in the North American market vary from year to year according to the weather, especially in the major markets of the Northeast and upper Midwest. Unusual summer weather affects manufacturers' shipments primarily in the year following the unusual weather. A cool summer reduces consumer demand, and unsold inventory is carried over to the following year. An unusually hot summer depletes industry inventories, and the distribution system must be refilled to meet the following year's demand. We believe that demand for room air conditioners is principally driven by the replacement market. Unlike major household appliances and central air conditioning systems, the sale of room air conditioners is not dependent on the construction of new homes. Central air conditioning systems cool or heat by blowing air through ducts into the home. Approximately 60% of central air conditioner sales are attributable to the replacement market and approximately 40% are related to new construction.

     Ductless split systems predominate in the international market for consumer and residential air conditioners. These products are sold for both the replacement and new construction markets. The global ductless split-system air conditioner market is estimated to be $16.8 billion and is growing, as split-systems continue to become more popular than window units in Asia, Europe and South America. In addition to ductless split systems, there is a growing interest in ducted central air conditioners in these markets.

  Commercial Air Conditioning

     The global commercial air conditioner market is divided into two basic categories: unitary air conditioners and applied systems. Unitary products consist of modular split systems and packaged products with up to 30 tons of cooling capacity. One ton of cooling capacity is equivalent to 12,000 BTUs (British Thermal Units) and is generally adequate to air condition approximately 500 square feet of space. Packaged units are self-contained heating and cooling or cooling only units that typically fit on top of a low-rise commercial building, such as a shopping center or a restaurant. Applied systems are typically larger engineered systems, which are designed to operate in multi-story buildings and include air cooled and water cooled chillers, air handling units and equipment to monitor and control the entire system.

  ENGINEERED PRODUCTS

     The global indoor air quality industry is estimated to exceed $2.5 billion globally, and favorable long-term industry growth is expected due to current industry dynamics. The market is growing as a result of industrial expansion primarily in Asia in the semiconductor, electronics and pharmaceutical and medical industries and as a result of the overall growing awareness of indoor air quality issues. Comparative risk studies performed by the United States Environmental Protection Agency have consistently ranked air pollution among the top five environmental risks to the public. EPA studies have demonstrated that indoor air can be two to five times, and occasionally more than 100 times, more polluted than outdoor air. Indoor air pollution may contribute to illness and is a serious concern for people with medical conditions, such as asthma and allergies. In addition to health concerns, increasing requirements for "pure" components utilized in high-performance end products (e.g., semiconductors in computers) drive demand for indoor air quality products to ensure clean manufacturing environments.

PRODUCTS

  HVACR SEGMENT

     Our HVACR segment designs, manufactures and distributes window units, ducted central air conditioners, gas furnaces, ductless split- and multi-split systems, through-the-wall, portable and packaged unit air conditioners, residential humidifiers, dehumidifiers and air cleaners.

  Consumer Appliances

     We offer a full line of consumer appliances, including room air conditioners, ductless split systems, through-the-wall and portable air conditioners, dehumidifiers and electronic air purifiers under the brand names "Fedders," "Emerson Quiet Kool," "Maytag, "Airtemp" and "Trion." Our consumer products are designed to provide quiet, efficient comfort for any home. The following chart sets forth our consumer appliance product offerings, their primary uses, their end-markets and the geographic market in which each product is currently sold.

PRODUCT                        PRIMARY USE            END-MARKET         GEOGRAPHIC MARKET
-------                        -----------            ----------         -----------------
Window and through-the-  Spot cool individual     Consumer            North America, South
  wall air conditioners  room                                         America, Asia, Europe
Portable air             Spot cool individual     Consumer or Office  North America, Europe
  conditioners           room
Dehumidifiers            Dehumidify rooms or      Consumer            North America, Asia,
                         basements                                    Europe
Electronic air cleaners  Electronically clean     Consumer            North America, Asia
                         air in individual room

  Residential HVAC Products

     Fedders offers an extensive line of central air conditioning, heating, humidification and air filtration products under the brand names "Fedders," "Eubank," "Trion," "Herrmidifier" and "Polenz Klima" in

Germany and "Koppel" in the Philippines. We have positioned these different brands across most price levels, emphasizing quality and value for consumers. Our residential air conditioners provide home owners with cost effective, high efficiency comfort solutions and are manufactured in capacities ranging from 5,000 BTUs to 60,000 BTUs. The following chart sets forth our residential HVAC product offerings, their primary uses, their end-markets and the geographic market in which each product is currently sold.

PRODUCT                     PRIMARY USE             END-MARKET           GEOGRAPHIC MARKET
-------                     -----------             ----------           -----------------
Ductless split and     Cooling and heating     Home and light          Asia, South America,
  multi-split-systems  for rooms in the home   commercial, primarily   Europe
                       or commercial           in international
                       building                markets
Gas furnaces           Gas central heating     Home                    North America
In-duct air cleaners   Media and electronic    Home and light          North America, Asia,
                       air cleaners for        commercial              Europe
                       ducted systems
Whole-house            Humidifier for ducted   Home and light          North America, Europe
  humidifiers          air conditioner and     commercial
                       heating systems

  Commercial HVAC Products

     Fedders also delivers dependable, high efficiency air conditioning and heating to a broad range of commercial buildings, including modular buildings, telecom equipment structures, schools, office buildings, retail stores, hotels and restaurants. Our products in this area are distributed under the brand names "Fedders," "Eubank" and "Sun." Moreover, in Germany, we are the exclusive distributor for Hitachi air conditioners, Clivet chillers and Denco close control air conditioners, and in the Philippines, we are the exclusive sales partner for Hitachi air conditioners. The following chart sets forth our commercial HVAC product offerings, their primary uses, their end-markets and the geographic market in which each product is currently sold.

PRODUCT                     PRIMARY USE             END-MARKET           GEOGRAPHIC MARKET
-------                     -----------             ----------           -----------------
Vertical Splits        Alternative             Light commercial        Asia
                       evaporator for larger
                       split systems
Fan coil units         Move conditioned air    Light commercial        North America, Asia,
                                                                       Europe
PTAC air conditioners  Cooling and heating     Hotels, institutions    North America
                       for commercial
                       applications
Heat pump systems      Central cooling and     Home and light          North America, South
                       heating for moderate    commercial              America, Asia, Europe
                       climates
Packaged wall mount    Cooling for             Commercial              North America, Asia
  air conditioners     telecommunications
                       equipment enclosures,
                       school classrooms,
                       modular buildings

  ENGINEERED PRODUCTS SEGMENT

     Our Engineered Products segment designs, manufactures and distributes media filters, electronic filters, humidifiers, dust collectors, fan filter units and solid-state thermoelectric heat pump modules.

  Commercial/Industrial Indoor Air Quality Products

     Fedders manufactures and markets a wide range of air quality solutions for commercial and industrial HVAC systems as well as for research, manufacturing and industrial use in factories, office buildings, retail stores, restaurants, hotels, hospitals, laboratories and cleanrooms. Our commercial/industrial indoor air quality products are distributed under the brand names "Trion," "Herrmidifier" and "Envirco." The following chart sets forth our commercial/industrial indoor air quality product offerings, their primary uses, their end-markets and the geographic market in which each product is currently sold.

PRODUCT                     PRIMARY USE             END-MARKET           GEOGRAPHIC MARKET
-------                     -----------             ----------           -----------------
Media air cleaners     Removes oil and         Industrial              North America, Asia,
                       coolant mist and                                Europe
                       smoke
Electrostatic          Removes oil and         Industrial Commercial   North America, Asia,
  precipitator         coolant mist and        buildings               Europe
                       smoke; Removes smoke,
                       odors and airborne
                       particles
Exhaust fume           Removes cooking         Commercial kitchens     North America,
  extraction systems   grease and food odors                           Europe, Asia
Dust collectors        Removes welding         Industrial              North America, Europe
                       fumes, process dust,
                       grinding dust and
                       metal fines
Engineered             Industrial              Microprocessor,         North America, Europe
  humidification       humidification,         pharmaceutical, clean
  systems              cooling and dust        rooms, food
                       suppression             processing and
                                               storage, woodworking,
                                               printing, automotive,
                                               human comfort
Fan filter units and   Cleans air in           Manufacturers of        North America, Asia,
  other HEPA/ULPA air  cleanroom               semiconductors, laser   Europe
  cleaning             environments, laminar   optical
                       flow benches,           manufacturers,
                       contamination control   aerospace/defense,
                       equipment               disc drive
                                               manufacturers,
                                               medical devices,
                                               hospitals,
                                               education/research

MANUFACTURING

     All of our principal manufacturing facilities have received the highest level of quality certification (ISO 9000 series) from the International Standards Organization for our quality management systems. All of our facilities adhere to our single worldwide standard of quality. Since launching our first joint venture in China in 1995, we have successfully transferred the majority of our production from the United States to lower cost Asian locations, including China, India and the Philippines. Products manufactured in our international facilities now account for over 75% of our annual production (measured as a percentage of cost of goods sold in fiscal 2003).

  HVACR SEGMENT

     We manufacture our HVACR products worldwide through our subsidiaries in the United States, China, India and the Philippines. The locations, products and capacity of our manufacturing facilities are set forth below.

FACILITY                                 PRODUCTS                        CAPACITY
--------                                 --------                        --------
Fedders Shanghai (Shanghai,    Window room air conditioners    1.6 million units per year
  China)
Fedders Appliances             Window and through-the-wall     1 million units per year
  (Effingham, Illinois)        room air conditioners
Fedders Xinle (Ningbo, China)  Ducted central air              1 million units per year
                               conditioners and window and
                               through-the-wall room air
                               conditioners
Fedders Suning (Nanjing,       Ductless split-system air       600,000 units per year
  China)                       conditioners
Eubank Manufacturing           Packaged air conditioners and   300,000 units per year
  Enterprises (Longview,       coils
  Texas)
Fedders Koppel (Manila,        Window room air conditioners,   200,000 units per year
  Philippines)                 ductless split-system room
                               air conditioners and light
                               commercial air conditioning
                               products
Universal Comfort Products     Window and ductless split       300,000 units per year
  (Dadra, India)               room air conditioners
Fedders Dong Fang (Xi'an,      Rotary compressors              1.5 million units per year
  China)
Changzhou Fedders Xingrong     Heat exchangers                 500,000 units per year
  Air Conditioner Components
  (Changzhou, China)

  ENGINEERED PRODUCTS SEGMENT

     We manufacture our engineered products in the United States and China at the facilities set forth below:

FACILITY                                                          PRODUCTS
--------                                                          --------
Trion (Sanford, North Carolina)                 Electronic and media air cleaners and
                                                humidifiers
Envirco (Albuquerque, New Mexico)               HEPA/ULPA air cleaners for cleanrooms,
                                                contamination equipment for medical and
                                                pharmaceutical facilities
Fedders Indoor Air Quality (Suzhou, China)      Residential, commercial and industrial indoor
                                                air quality products
Melcor (Lawrence Township, New Jersey)          Thermoelectric modules and products that use
                                                them
Melcor Hua Yu (Quanzhou, China)                 Thermoelectric modules

MARKETING AND DISTRIBUTION

  HVACR

     Our HVACR segment markets and distributes room air conditioners, dehumidifiers, air cleaners and residential and light commercial central air conditioners through our extensive distribution network to a broad base of customers in markets around the world. Our products are marketed under our widely recognized brand names that include "Fedders," "Maytag," "Emerson Quiet Kool," "Trion" and "Eubank" as well as under private labels.

     In North America, our salaried sales force primarily sells our consumer products directly to retailers that include national and regional chains, home improvement centers and retail buying groups, and to OEMs. The retail channel represents over 10,000 retail outlets that are geographically dispersed throughout North America. We have long-standing, mutually beneficial relationships with some of the largest retailers of air conditioners, with whom our sales, marketing and logistics departments work closely to effectively manage inventories and maximize profitability.

     Residential and commercial products are primarily sold to wholesale distributors, contractors and OEMs by our salaried sales force and through a network of manufacturers' representatives. End users of these products include residences, schools, telecom providers, government facilities, hotels and eating establishments.

     To support and service our North American customers and end users, we have established, and continually screen and monitor, a network of more than 3,000 independent servicers.

     In order to increase the efficiency of our sales and distribution centers, we have computerized systems, including electronic data interchange (EDI), to accommodate major high-volume retailers for whom we replenish inventories frequently and on short notice.

     In recent years, we have capitalized on the relationships we have established and the competencies we have developed to service our North American customers to help penetrate high-growth global markets. In China, which has grown in ten years from a small user of a few hundred thousand air conditioners a year to the largest air conditioner market in the world, Fedders International supplies big box global retailers, such as Wal-Mart, with whom we already have relationships. Fedders International has also established a joint venture with the Suning Appliance Group, which we believe is the largest retailer of air conditioners in China. In India, the second most populous country in the world, where the air conditioner market is expected to grow from one million units a year to approximately five million units within the next five years, Fedders International has established sales offices in three cities which we believe are among the largest air conditioner markets in India, in order to cater to the country's growing middle class, which is expected to double in size over the next five years.

     With so many of our activities centered on the growing markets of Asia, Fedders International has relocated its headquarters to Shanghai, which now serves as the hub for all of our sales and marketing activities outside of the Americas. This location also provides service and logistics support for our growing base of global customers.

  ENGINEERED PRODUCTS

     Our Engineered Products segment markets and distributes products for commercial and industrial indoor air quality and thermal technology markets around the world. These products include electronic air cleaners, fan filters, media filters and humidification systems and thermoelectric-based components and equipment. Our Engineered Products are primarily sold through manufacturers' representatives, distributors and directly to end-users. These products are used primarily in the electronics, semiconductor, pharmaceutical and medical industries and also in hotels, airports, eating establishments and other venues where large groups of people gather.

     Our indoor air quality products are marketed under our widely recognized brand names, which include "Trion," "Envirco" and "Herrmidifier," and our thermal technology products are marketed under the "Melcor" brand name.

     The global market for engineered products is growing, particularly as a result of industrial expansion in Asia and an increased awareness of indoor air quality issues. We believe the infrastructure we have established in Asia, particularly our international headquarters in Shanghai, will continue to support the marketing and distribution of our Engineered Products.

PROPERTIES

     We own or lease the following primary facilities:

                                                                                    APPROXIMATE
                                                                                    SQUARE FEET
LOCATION                                 PRINCIPAL FUNCTIONS                       OF FLOOR AREA
--------                                 -------------------                       -------------
Liberty Corner, New Jersey (Leased)*...  Corporate Headquarters                        25,000
Shanghai, China (Leased)**.............  International Headquarters                    11,000
Effingham, Illinois (Owned)***.........  Manufacture of air conditioners              650,000
Columbia, Tennessee (Owned)***.........  Warehouse                                    232,000
Longview, Texas (Owned)***.............  Manufacture of air conditioners              100,000
Vienna, Georgia (Owned)***.............  Warehouse                                     65,000
Manila, Philippines (Leased)**.........  Manufacture of air conditioners               41,000
Ningbo, China (Leased)**...............  Manufacture of air conditioners              323,000
Shanghai, China (Leased)**.............  Manufacture of air conditioners              175,000
Nanjing, China (Leased)**..............  Manufacture of air conditioners              140,000
Dadra, India (50% owned)**.............  Manufacture of air conditioners              207,000
Xi'an China (Leased)**.................  Manufacture of rotary compressors            120,000
Norderstedt, Germany (Leased)**........  Sales and distribution of air treatment       35,000
                                         and thermal technology products
Singapore (Leased)**...................  Research and Design Center                    14,600
Lawrence Township, New Jersey            Manufacture of thermoelectric devices         22,400
  Owned)***............................
Quanzhou, China (Leased)**.............  Manufacture of thermoelectric devices         29,000
Sanford, North Carolina (Owned)***.....  Manufacture of air cleaning products         263,000
                                         and humidifiers
Albuquerque, New Mexico (Leased)***....  Manufacture of cleanroom products             63,000
Suzhou, China (Leased)**...............  Manufacture of cleanroom products             41,000
Changzhou, China (Leased)**............  Manufacture of heat exchangers                40,000

---------------

  * Leased by Fedders

 ** Owned or leased by Fedders International

*** Owned or leased by Fedders North America

     The Effingham, Illinois facility is subject to a mortgage securing a $1.7 million, 1% promissory note payable over the next five years to the State of Illinois. The Sanford, North Carolina and the Lawrence Township, New Jersey facility are each subject to a mortgage securing repayment of economic development bonds, and the Longview, Texas and Vienna, Georgia facilities are each subject to a mortgage securing a bank loan. We believe that productive capacity at our major manufacturing facilities is adequate to meet production needs in the foreseeable future.

SERVICES AGREEMENT

     In February 2004, Fedders North America and Fedders Corporation restated their Services Agreement, dated as of July 31, 1997, whereby Fedders Corporation provides treasury, tax, legal and other administrative services to Fedders North America on an arms-length basis.

RAW MATERIALS

     The principal raw materials used for producing our HVACR and Engineered Products are steel, copper and aluminum, which we obtain from domestic and foreign suppliers. We also purchase certain components used in our products from other manufacturers including thermostats, compressors, motors and electrical controls. We endeavor to obtain the lowest possible cost in our purchases of raw materials and components, which must meet specified quality standards, through an active global sourcing program.

QUALITY ASSURANCE

     One of the key elements of our strategy is a commitment to a single worldwide standard of quality. All of our principal manufacturing facilities have received the highest level of quality certification (ISO 9000 series) from the International Standards Organization for our quality management systems. The ISO 9000 program is an internationally recognized benchmark of quality management systems within a production facility. The same level of quality will be required at all of our manufacturing facilities.

     Our products are backed by a warranty policy that generally provides five-year coverage for sealed systems, including compressors, two-year coverage on motors and one-year coverage on all other parts and labor related to air conditioners sold in North America.

COMPETITION

     Domestically, our competitors include a number of domestic and foreign manufacturers of air conditioners and appliances, including Whirlpool Corporation, Frigidaire Company, Matsushita Electric Industrial Co., Ltd., Sharp Corporation and LG Corporation. In the central air conditioner market, competitors include Carrier Corporation, Trane, York International Corporation, Lennox Industries Inc., Goodman Manufacturing Company and Nordyne, Inc. Many of these competitors are substantially larger and have greater resources than we do. We compete principally on the basis of quality, our ability to deliver products and services to our customers on an accurate-response basis and price. We believe that we compete effectively by using a multiple brand strategy of providing competitively priced, high-quality products.

     Internationally, competitors vary depending on the market. Some markets, such as China, are served by many local manufacturers. Other markets are dominated by foreign manufacturers of air conditioners and electronics products, including Matsushita Electric Industrial Co., Ltd., Carrier-Toshiba Corporation, Hitachi, Ltd., Mitsubishi Electric Corporation and Sanyo Electric Trading Co., Ltd., all of which also manufacture compressors. We believe that we can compete effectively by using a strategy of manufacturing low cost air conditioners locally, controlling our supply of compressors and utilizing our global sourcing network.

GOVERNMENTAL REGULATION

     We are subject to various federal, state and local laws affecting our business. Room air conditioners are subject to federal regulations providing for minimum energy efficiency rating (EER) requirements. A combination of an efficient compressor and the design of the air conditioning system using the compressor is needed to achieve the required ratings. On September 24, 1997, the Office of Energy Efficiency and Renewable Energy of the United States Department of Energy issued a final rule under the National Appliance Energy Conservation Act. This rule revised the minimum required EERs for most classes of room air conditioners to higher levels. The new EER levels apply to covered units manufactured on or after October 1, 2000. The rule revision required us to increase the efficiency levels of certain air conditioner models to achieve the revised minimum EER levels. However, these EER regulations have not adversely affected our operating results.

EMPLOYEES

     As of December 31, 2003, we had approximately 2,800 employees worldwide, of which 143 are covered by collective bargaining agreements. We consider our relations with our employees to be generally satisfactory.

RESEARCH AND DEVELOPMENT

     Our product development activities include ongoing research and development programs to redesign existing products, reduce manufacturing cost, increase product efficiencies and create new products. In fiscal 2003, 2002 and 2001, we spent approximately $9.5 million, $8.9 million and $9.1 million, respectively, on research and development.

     We conduct our research and development of air conditioner technology and design at our Effingham, Illinois and Asian design centers and our indoor air quality technology and design at our Sanford, North Carolina, Albuquerque, New Mexico and Suzhou, China facilities.

INTELLECTUAL PROPERTY

     Fedders owns a number of trademarks, including:

     - Fedders;

     - Emerson Quiet Kool;

     - Airtemp;

     - Melcor;

     - Trion;

     - Sun;

     - Koppel;

     - Eubank;

     - Polenz;

     - Herrmidifier; and

     - Mac-10.

     Fedders also has an exclusive license to use the trademark Maytag on room air conditioners and dehumidifiers in the United States, Canada and Mexico. The initial term of the license is ten years and expires on August 31, 2010. We have an option to renew the license for an additional ten years, provided we meet certain renewal criteria.

     We attempt to register and aggressively protect our material trademarks, trade names and other intellectual property rights both domestically and in key foreign markets. While we believe that our trademarks are well known and enhance the marketing of our products, we do not consider the successful conduct of our business to be dependent on such trademarks.

ENVIRONMENTAL MATTERS

     Our operations are subject to various United States (federal and state) and foreign environmental statutes and regulations, including laws and regulations dealing with the discharge of pollutants into the air and water; the storage, treatment, discharge and disposal of hazardous materials, substances and wastes; and the production of chemical refrigerants used in the operation of some of our products. The refrigerant used in room air conditioners is an HCFC that is to be phased out of use in new products on January 1, 2010 in the United States. Chemical producers are currently developing environmentally acceptable alternative refrigerants for use in room air conditioners, some of which are already available. Modifications to the design of our products may be necessary in order to utilize alternative refrigerants. The cost of the substitution of alternative refrigerants is not currently expected to have a material adverse impact on us.

     We believe we are currently in material compliance with applicable environmental laws and regulations. We did not make capital expenditures on environmental matters during the fiscal year ended August 31, 2003 that are material to our total capital expenditures, earnings and competitive position and do not anticipate making material capital expenditures on such items in the fiscal year ending December 31, 2004.

LITIGATION

     We are involved in litigation, both as plaintiff and defendant, incidental to the conduct of our business. We do not believe that the outcome of such litigation will have a material adverse effect on our financial position, results of operations and cash flows.

                                   MANAGEMENT

     Fedders North America's directors and executive officers, their age and their position as of February 1, 2004 are set forth below.

NAME                                        AGE                    POSITION
----                                        ---                    --------
Sal Giordano, Jr..........................  65    Chairman and Chief Executive Officer(1)
William J. Brennan........................  76    Director
Jordan Bruno..............................  52    Vice President, Taxes
David C. Chang............................  62    Director
Nancy DiGiovanni..........................  52    Treasurer
Michael L. Ducker.........................  50    Director
Robert N. Edwards.........................  57    Vice President and General Counsel
Michael B. Etter..........................  48    President
Joseph Giordano...........................  71    Director(1)
Michael Giordano..........................  40    Executive Vice President, Finance and
                                                  Administration, Chief Financial Officer and
                                                  President, Fedders International (1)
C. P. Ho..................................  52    Vice President, Engineered Products
Kent E. Hansen............................  57    Executive Vice President and Secretary
Robert L. Laurent, Jr.....................  49    Executive Vice President, Acquisitions and
                                                  Alliances
Howard S. Modlin..........................  73    Director
S. A. Muscarnera..........................  64    Director (1)
Anthony E. Puleo..........................  69    Director

---------------

(1) Mr. Joseph Giordano is the brother, Mr. S. A. Muscarnera is the cousin and Mr. Michael Giordano is the son of Mr. Sal Giordano, Jr.

     Mr. Sal Giordano, Jr. currently serves as Fedders' and Fedders North America's Chief Executive Officer and Chairman of their Boards of Directors and has been a director since 1965. He is also the Chairman of the Executive Committee of the Fedders Board. Mr. Giordano has been Chief Executive Officer since 1988.

     Mr. Brennan has served as a member of Fedders' and Fedders North America's Boards of Directors since 1980. He served as a director of Fedders from 1980 to 1987 and was again elected a director in 1989. Mr. Brennan is also currently the Chairman of the Audit Committee of the Fedders Board. Mr. Brennan has been a financial consultant since 1989.

     Mr. Bruno was elected Vice President, Taxes in December 2000. Previously, he was Director, Taxes for more than five years.

     Dr. Chang has served as a member of Fedders' and Fedders North America's Boards of Directors since 1998. Dr. Chang is currently a member of the Compensation, Finance and Nominating and Corporate Governance Committees of the Fedders Board. For the past five years, Dr. Chang has been the President of Polytechnic University. Prior to that, Dr. Chang was Dean of the College of Engineering and Applied Sciences at Arizona State University.

     Ms. DiGiovanni was elected Treasurer in October 1998. Previously, she was Assistant Treasurer of Fedders from 1989 to October 1998.

     Mr. Ducker has served as a member of Fedders' and Fedders North America's Boards of Directors since 2000. He is also a member of the Audit and Compensation Committees of the Fedders Board. From 1999 to present, Mr. Ducker has been Executive Vice President, International of Federal Express Corporation. He was

President and Division Head, Asia Pacific Region from 1998 to 1999 and Senior Vice President of that division from 1995 to 1998. He has been with Federal Express Corporation since 1975.

     Mr. Edwards was elected Vice President and General Counsel in June 2000. He has been General Counsel of Fedders for more than five years.

     Mr. Etter was elected President in June 2000. Previously, he was Senior Vice President of Fedders and Chairman and Chief Executive Officer of Fedders Air Conditioning from May 1, 1999 to June 2000. He served as Vice President of Global Purchasing for Fedders from December 1997 to May 1999 and prior thereto as Vice President, Purchasing of Fedders North America.

     Mr. Joseph Giordano has served as a member of Fedders' and Fedders North America's Boards of Directors since 1961 and has been retired for the past five years. He was a Senior Vice President of Fedders until his retirement on August 31, 1992 and President of NYCOR, Inc. until its merger into Fedders on August 13, 1996. Mr. Giordano is currently a member of the Executive and Finance Committees of the Fedders Board.

     Mr. Michael Giordano was elected Executive Vice President, Finance and Administration and Chief Financial Officer in June 2000 and was elected President, Fedders International in February 2004. He was Vice President, Finance and Chief Financial Officer of Fedders from July 1, 1999 to June 2000. Previously, Mr. Giordano served as Senior Vice President of Fedders International, Inc. from 1998 to 1999.

     Mr. C.P. Ho was elected Vice President, Engineered Products in June 2003. Previously, he was General Manager of our Trion Inc. subsidiary from March 2003 to June 2003. He was Vice President, Engineering -- FIAQ from September 2002 to March 2003 and Director, Engineering -- Trion prior to 1998.

     Mr. Hansen was elected Executive Vice President and Secretary in June 2000. He was Senior Vice President and Secretary from August 1996 to June 2000.

     Mr. Laurent was elected Executive Vice President, Acquisitions and Alliances in January 1999. Previously, he was Executive Vice President, Finance and Administration and Chief Financial Officer of Fedders.

     Mr. Modlin has served as a member of Fedders' and Fedders North America's Boards of Directors since 1977. He is also currently Chairman of the Compensation Committee and a member of the Executive and Audit Committees of the Fedders Board. For the past five years, Mr. Modlin has been the President of the law firm of Weisman Celler Spett & Modlin, P.C. Mr. Modlin is also Chairman of the Board of General DataComm Industries, Inc. and a director of Trans-Lux Corporation.

     Mr. Muscarnera has served as a member of Fedders' and Fedders North America's Boards of Directors since 1982. He is also currently Chairman of the Finance Committee and a member of the Audit Committee of the Fedders Board. Mr. Muscarnera has been retired for the past five years. He was Senior Vice President and Secretary of Fedders prior to his retirement on August 31, 1996. Mr. Muscarnera served in various capacities with Fedders for over 39 years, including human resources and legal.

     Mr. Puleo has served as a member of Fedders' and Fedders North America's Boards of Directors since 1994. He is also currently Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of the Fedders Board. For the past five years, Mr. Puleo has been the President of Puleo International, Inc., an importer of seasonal products. Prior to that, Mr. Puleo was President of Boulderwood Corporation.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Mr. Sal Giordano, Jr. serves as our Chief Executive Officer as well as Chairman of the Board of Directors. Mr. Joseph Giordano and Mr. Muscarnera are currently serving as Directors and are the brother and cousin, respectively, of Mr. Sal Giordano, Jr. Mr. Michael Giordano is the son of Mr. Sal Giordano, Jr. and currently serves as the Executive Vice President, Finance and Administration, Chief Financial Officer and President, Fedders International.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     Fedders North America and certain of its direct and indirect subsidiaries are parties to a revolving credit facility as borrowers or guarantors, entered into on December 23, 1992, as amended. The revolving credit facility provides for loans to Fedders North America of up to $100.0 million, based on certain customary percentages of accounts receivable and inventory. The obligations of Fedders North America under the revolving credit facility are also guaranteed by Fedders and certain of its other subsidiaries. While the revolving credit facility is intended principally to provide financing for Fedders North America's working capital requirements, Fedders North America may use up to $15.0 million of the amount available under the revolving credit facility for general corporate purposes.

     At Fedders North America's option, borrowings under the revolving credit facility bear interest at a rate per annum (i) based upon the London interbank offered rate (LIBOR) plus 2.0% (provided that not more than 80% of loans outstanding at any time may be based upon LIBOR); or (ii) equal to the prime rate of Wachovia Bank, National Association.

     In addition, Fedders North America must pay (i) an unused line fee of 0.5% per annum on the amount by which $60.0 million ($50.0 million effective February
2004) exceeds the average daily principal balance of loans outstanding; (ii) an early termination fee equal to 1.0% of the maximum availability if the revolving credit facility is terminated prior to February 1, 2004 and 0.5% of the maximum availability if the revolving credit facility is terminated during the period from February 2, 2004 through January 31, 2006 (the expiration date of the revolving credit facility); (iii) an amendment fee (the most recent of which was $200,000); and (iv) a service fee of $60,000 annually.

     Borrowings under the revolving credit facility are secured by collateral assignments or other security interests in substantially all of the assets of Fedders and certain of its subsidiaries, including (i) all material contracts;
(ii) substantially all property, plant, equipment, inventory, receivables and other tangible assets; (iii) all intellectual property and other intangible assets; and (iv) capital stock of certain of the direct and indirect subsidiaries of Fedders.

     The revolving credit facility contains negative covenants that limit the ability of Fedders and certain of its direct and indirect subsidiaries to do the following: (i) create liens and other encumbrances; (ii) incur indebtedness;
(iii) enter into transactions with affiliates; (iv) make loans, investments or guarantees; and (v) pay dividends.

     In addition, the revolving credit facility requires that Fedders meet certain financial tests, including (i) maintaining consolidated net worth of not less than $60.0 million and (ii) maintaining consolidated working capital of not less than $25.0 million.

     The revolving credit facility contains customary events of default, including (i) non-payment of principal or interest; (ii) breach of any term, covenant, condition or provision of the revolving credit facility; (iii) material breach of representations and warranties; (iv) bankruptcy, insolvency or assignment for the benefit of creditors; (v) cross-defaults on other indebtedness; (vi) material adverse change in the business, assets or financial condition; and (vii) a change in control.

                            DESCRIPTION OF THE NOTES

     The old notes were, and the new notes will be, issued by us under the Indenture dated as of March 8, 2004 (the "Indenture") among Fedders North America, Fedders Corporation and U.S. Bank National Association, as trustee (the "Trustee"). The terms of the notes include those terms stated in the Indenture and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA") as in effect on the date of the Indenture. The new notes are identical in all material respects to the terms of the old notes, except for certain transfer restrictions and registration rights relating to the old notes. In addition, the old note holders will receive additional interest with respect to the first 90-day period immediately following the occurrence of a Registration Default (as defined below) at a rate of 0.25% per annum from and including the date on which such Registration Default occurs to but excluding the date on which all such Registration Defaults have been cured, and such rate shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. See "-- Registered Exchange Offer; Registration Rights."

     The following description is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights as holders of these notes. We have filed copies of this Indenture as an exhibit to the registration statement which includes this prospectus. A copy of the Indenture may be obtained from us or the initial purchaser. You can find definitions of certain capitalized terms used in the following summary under "-- Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated by reference.

GENERAL

     Fedders North America will issue the notes pursuant to an indenture among Fedders North America, Fedders and all of the continuing subsidiaries of Fedders North America, as guarantors, and U.S. Bank National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of original issuance of the notes. The notes are subject to all such terms, and holders of the notes are referred to the indenture and the Trust Indenture Act for a statement thereof. The following is a summary of the provisions of the indenture. It is not complete and is qualified in its entirety by reference to the indenture, including the definitions in the indenture of certain terms used below.

     As of the date of the indenture, all of the Subsidiaries of Fedders North America (other than FNA Mauritius Co., Inc., Fedders Shanghai Co., Ltd., Fedders Indoor Air Quality (Suzhou) Co., Ltd., Xi'an Fedders Dong Fang Air Conditioner Compressor Co., Ltd. and Quanzhou Melcor Hua Yu Thermoelectric Co., Ltd., which as part of the reorganization described under "Summary -- Reorganization" will be transferred to Fedders International) will be Restricted Subsidiaries. However, under certain circumstances, Fedders North America will be able to designate each of its existing Subsidiaries, Subsidiaries formed by Fedders North America or Subsidiaries acquired by Fedders North America after the original issuance of the notes as Non-Restricted Subsidiaries. Non-Restricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the indenture.

     The notes will initially be limited to $155,000,000 in aggregate principal amount, and will mature on March 1, 2014. Additional notes may be issued from time to time subject to the limitations set forth under the "Limitation on Incurrence of Indebtedness" covenant. References to the "notes" in this Description of the Notes will include any such additional notes. The notes will bear interest at the rate of 9 7/8% per annum. Interest on the notes is payable semi-annually in cash in arrears on March 1 and September 1 in each year, commencing September 1, 2004, to holders of record of notes at the close of business on the February 15 or August 15 immediately preceding such interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The notes will be issued in denominations of $1,000 and integral multiples thereof.

     Principal of, premium, if any, and interest on the notes will be payable, and the notes may be presented for registration of transfer or exchange, at the office of the paying agent and registrar in New York, New York. Holders of notes must surrender their notes to the paying agent to collect principal payments, and Fedders North America may pay principal and interest by check and may mail checks to a holder's registered address; provided that all payments with respect to global notes and certificated notes, the holders of which have given wire transfer instructions to Fedders North America, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "-- Transfer and Exchange." The trustee will initially act as paying agent and registrar. Fedders North America may change the paying agent or registrar without prior notice to holders of notes, and Fedders North America or any of its Subsidiaries may act as paying agent or registrar.

GUARANTEES

     Fedders and all of the continuing Subsidiaries of Fedders North America will, jointly and severally, irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of Fedders North America under the indenture and the notes, whether for principal of, or interest or additional interest, if any, on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by Fedders and the Subsidiary Guarantors being herein called the "Guaranteed Obligations"). Fedders International and its Subsidiaries will not guarantee the notes. Fedders' assets consist primarily of the common stock of Fedders North America and Fedders International and the common stock of their respective Subsidiaries, and, accordingly, Fedders' ability to perform under its Guarantee will be dependent on the financial condition and net worth of Fedders North America and Fedders International. Fedders, Fedders International and the Subsidiaries of Fedders International will not be subject to the principal covenants in the indenture. Consequently, as a holder you will have limited contractual control over the future financial condition and net worth of such entities, including Fedders.

     The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk
Factors -- Risks Related to the Notes -- A guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy law or similar state laws, which would prevent the holders of notes from relying on the guarantee to satisfy payment obligations under the notes."

     Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

     If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors -- Risks Related to the Notes -- A guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy law or similar state laws, which would prevent the holders of notes from relying on the guarantee to satisfy payment obligations under the notes."

     Pursuant to the indenture, (A) Fedders or a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "-- Merger or Consolidation" and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under "-- Mandatory Offers to Purchase Notes -- Asset Sales"; provided, however, that, in the case of the consolidation, merger or transfer of all or substantially all the assets of Fedders or such Subsidiary Guarantor if such other Person is not Fedders North America, Fedders or a Subsidiary Guarantor, Fedders' obligations or such Subsidiary Guarantor's obligations under the applicable Guarantee, must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

          (1) the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Subsidiary; or

          (2) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to Fedders North America or a Restricted Subsidiary and as permitted by the indenture and if in connection therewith Fedders North America provides an Officers' Certificate to the Trustee to the effect that Fedders North America will comply with its obligations under the caption
"-- Mandatory Offers to Purchase Notes -- Asset Sales" in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder.

     The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

          (1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

          (2) at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under " -- Certain Covenants -- Future Guarantors"; or

          (3) if Fedders North America exercises its legal defeasance option or covenant defeasance option as described under "-- Satisfaction and Discharge of the Indenture" or if Fedders North America's obligations under the indenture are discharged in accordance with the terms of the indenture.

     The guarantees are continuing guarantees and shall:

     - remain in full force and effect until payment in full of all the Guaranteed Obligations;

     - be binding upon Fedders, the Subsidiary Guarantors and their respective successors, transferees and assigns; and

     - inure to the benefit of and be enforceable by the trustee, the holders of the notes and their successors, transferees and assigns.

REDEMPTION OF NOTES

     Optional Redemption. The notes will be redeemable, at the option of Fedders North America, on or after March 1, 2009. During the 12-month period beginning on March 1 of the years indicated below, the notes will be redeemable, at the option of Fedders North America, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest and additional interest, if any, to the redemption date:

YEAR                                                          PERCENTAGE
----                                                          ----------
2009........................................................   104.938%
2010........................................................   103.292%
2011........................................................   101.646%
2012 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, at any time on or before March 1, 2007, Fedders North America may (but will not have the obligation to) redeem for cash up to 35% of the original aggregate principal amount of the notes (including the original aggregate principal amount of any additional notes issued under the indenture) at a redemption price of 109.875% of the principal amount thereof, in each case plus any accrued and unpaid interest and additional interest, if any, thereon to the redemption date, with the net proceeds of an Equity Offering; provided that at least 65% of the original principal amount of the notes (including the original aggregate principal amount of any additional notes issued under the indenture) remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption will occur within 60 days of the date of the closing of such Equity Offering.

     Mandatory Redemption. Except as set forth below under "-- Mandatory Offers to Purchase Notes -- Change of Control" and "-- Mandatory Offers to Purchase Notes -- Asset Sales," Fedders North America is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the notes.

RANKING

  SENIOR INDEBTEDNESS VERSUS NOTES

     The payment of the principal of, premium, if any, and interest on the notes and the payment of the Guarantees will be unsecured and will rank pari passu in right of payment to any other Senior Indebtedness of Fedders North America, Fedders or the applicable Subsidiary Guarantor, as the case may be, including the obligations, if any, of Fedders North America, Fedders and such Subsidiary Guarantor, under the Credit Agreement.

     As of March 31, 2004, after giving pro forma effect to the offering of the notes and the application of proceeds therefrom:

          (1) the Senior Indebtedness of Fedders North America (excluding its Subsidiaries) would have been approximately $172.0 million (net of $4.7 million of discount in connection with the notes offered hereby), $21.7 million of which is secured Indebtedness;

          (2) the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $157.6 million (net of $4.7 million of discount in connection with the notes offered hereby), $7.3 million of which is secured Indebtedness; and

          (3) Fedders (excluding its subsidiaries) would have had $150.3 million of Senior Indebtedness (net of $4.7 million of discount in connection with the notes offered hereby), none of which is secured.

     Additionally, Fedders North America would have had the ability to borrow up to $100.0 million of secured Indebtedness under the Credit Agreement, subject to a borrowing base. The Subsidiary Guarantors guarantee, on a senior secured basis, the borrowings under the Credit Agreement. Although the indenture contains limitations on the amount of additional Indebtedness that Fedders North America and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be secured Indebtedness. See "-- Certain
Covenants -- Limitation on Incurrence of Indebtedness." The indenture contains no limitations on the amount of additional Indebtedness that may be Incurred by Fedders.

  LIABILITIES OF SUBSIDIARIES VERSUS NOTES

     A substantial portion of the operations of each of Fedders North America and Fedders are conducted through subsidiaries. Some of these subsidiaries, including all of Fedders' foreign subsidiaries, are not Guaranteeing the notes. Claims of creditors of these subsidiaries, including trade creditors and other creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Fedders North America and Fedders, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such subsidiaries.

     At March 31, 2004, after giving pro forma effect to the offering of the notes and the application of the net proceeds therefrom, the total Indebtedness of the subsidiaries of Fedders (other than Fedders North America and the Subsidiary Guarantors) would have been approximately $32.4 million and the other liabilities of such subsidiaries would have been approximately $89.7 million (excluding intercompany liabilities owed to Persons other than Fedders, Fedders North America and the Subsidiary Guarantors), including trade payables. Although the indenture limits the incurrence of Indebtedness and preferred stock of certain subsidiaries of

Fedders North America, such limitation is subject to a number of significant qualifications. The indenture does not limit the incurrence of Indebtedness or preferred stock of any other Subsidiaries of Fedders. Moreover, the indenture does not impose any limitation on the incurrence by any subsidiaries of liabilities that are not considered Indebtedness under the indenture. See
" -- Certain Covenants -- Limitation on Incurrence of Indebtedness."

     As of March 31, 2004, the total assets of the subsidiaries of Fedders (other than Fedders North America and the Subsidiary Guarantors) were $116.0 million (excluding intercompany receivables).

BOOK-ENTRY, DELIVERY AND FORM

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale.

     We will not receive any proceeds in connection with the exchange offer. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Act and any profit on any such resale or new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Act.

     For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Act.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Fedders North America takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised Fedders North America that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     DTC has also advised Fedders North America that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

     Investors in the Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF AN INTEREST IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Fedders North America and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Fedders North America, the Trustee nor any agent of Fedders North America or the Trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised Fedders North America that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or Fedders North America. Neither Fedders North America nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and Fedders North America and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised Fedders North America that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the
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Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

     Neither Fedders North America nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for Certificated Notes if:

          (1) DTC (A) notifies Fedders North America that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

          (2) Fedders North America, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3) there has occurred and is continuing a Default with respect to the notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

SAME DAY SETTLEMENT AND PAYMENT

     Fedders North America will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. Fedders North America will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Fedders North America expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

     Fedders North America has agreed pursuant to the Registration Rights Agreement that it will, subject to certain exceptions,

          (1) within 90 days after the Issue Date, file a registration statement (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer (the "Registered Exchange Offer") to exchange the notes for new notes of Fedders North America (the "Exchange Notes") having terms substantially identical in all material respects to the notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions);
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          (2) use its reasonable best efforts to cause the Exchange Offer
     Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date;

          (3) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the "Effectiveness Date"), offer the Exchange Notes in exchange for surrender of the notes; and

          (4) keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the notes.

     For each note tendered to Fedders North America pursuant to the Registered Exchange Offer, it will issue to the holder of such note an Exchange Note having a principal amount equal to that of the surrendered note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor, or, if no interest has been paid on such note, from the date of its original issue.

     Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than affiliates of Fedders North America after the Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents to Fedders North America in the Registered Exchange Offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of Fedders North America, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the Exchange Offer Registration Statement.

     Under the Registration Rights Agreement, Fedders North America is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

     A holder of notes (other than certain specified holders) who wishes to exchange such notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of Fedders North America, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that:

          (1) applicable interpretations of the staff of the SEC do not permit Fedders North America to effect such a Registered Exchange Offer; or

          (2) for any other reason Fedders North America does not consummate the Registered Exchange Offer within 220 days of the Issue Date; or

          (3) an Initial Purchaser shall notify Fedders North America following consummation of the Registered Exchange Offer that notes held by it are not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer; or

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          (4) certain holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the Exchange Notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus,

     then, Fedders North America will, subject to certain exceptions,

          (5) promptly file a shelf registration statement (the "Shelf Registration Statement") with the SEC covering resales of the notes or the Exchange Notes, as the case may be;

          (6) (A) in the case of clause (1) above, use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 180th day after the Issue Date and (B) in the case of clause (2), (3) or (4) above, use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 60th day after the date on which the Shelf Registration Statement is required to be filed; and

          (7) keep the Shelf Registration Statement effective until the earliest of (A) the time when the notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c),
     (e), (f) and (h) of Rule 144, (B) two years from the Issue Date and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

     Fedders North America will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the Exchange Notes, as the case may be. A holder selling such notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

     Notwithstanding anything to the contrary in the Registration Rights Agreement, Fedders North America may notify the holders of its suspension of any Shelf Registration Statement (and, upon receipt of such notice, the holders shall not be authorized by Fedders North America to resell and shall not resell notes covered by the Shelf Registration Statement during such period of suspension) if the Board of Directors of Fedders North America determines in good faith that there is a valid purpose for the suspension (all such periods of suspension may not exceed 60 days during any 365-day period), and such suspensions shall be disregarded when determining whether the holders have a right to receive additional interest.

     Fedders North America may require each holder requesting to be named as a selling security holder to furnish to it such information regarding the holder and the distribution of the notes or Exchange Notes by the holder as Fedders North America may from time to time reasonably require for the inclusion of the holder in the Shelf Registration Statement, including requiring the holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as Fedders North America may reasonably deem necessary or appropriate. Fedders North America may refuse to name any holder as a selling security holder that fails to provide it with such information.

     Fedders North America will pay additional cash interest on the notes and Exchange Notes, subject to certain exceptions,

          (1) if Fedders North America fails to file an Exchange Offer Registration Statement with the SEC on or prior to the 90th day after the Issue Date,

          (2) if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 180th day after the Issue Date or, if obligated to file a Shelf Registration Statement pursuant to clause 6(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 180th day after the Issue Date,

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          (3) if the Exchange Offer is not consummated on or before the 40th day after the Exchange Offer Registration Statement is declared effective or, if later, on or before the 220th day after the Issue Date,

          (4) if obligated to file the Shelf Registration Statement pursuant to clause 6(B) above, Fedders North America fails to file the Shelf Registration Statement with the SEC on or prior to the 30th day (the "Shelf Filing Date") after the date on which the obligation to file a Shelf Registration Statement arises,

          (5) if obligated to file a Shelf Registration Statement pursuant to clause 6(B) above, the Shelf Registration Statement is not declared effective on or prior to the 60th day after the Shelf Filing Date, or

          (6) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (6), a "Registration Default");

     from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

     The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. Fedders North America will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the notes and the Exchange Notes.

     All references in the indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

     If Fedders North America effects the Registered Exchange Offer, it will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that it has accepted all notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

MANDATORY OFFERS TO PURCHASE NOTES

     Change of Control. Upon the occurrence of a Change of Control (such date being the "Change of Control Trigger Date"), each holder of notes shall have the right to require Fedders North America to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes pursuant to an Offer (as defined below) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest and additional interest, if any, to the date of purchase. Fedders North America shall furnish to the trustee, at least two Business Days before notice of an Offer is mailed to all holders of notes pursuant to the procedures described below under "-- Procedures for Offers," notice that the Offer is being made. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of Fedders North America. Except as described, the indenture does not permit the holders of notes to require Fedders North America to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, these Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by Fedders North America, management of Fedders North America or an affiliate of Fedders North America, if such transaction does not result in a Change of Control. Existing or future Senior Indebtedness of Fedders North America or obligations of the Subsidiaries of Fedders North America may prohibit Fedders North America from repurchasing the notes upon a Change of Control. Moreover, the ability of Fedders North America to repurchase notes following a Change of Control will be limited by Fedders North America's then-available resources. These Change of Control provisions may not be waived by the Board of Directors of Fedders North America or the trustee without the consent of holders of at least a majority in principal amount of the notes. See "-- Amendment, Supplement and Waiver."

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

     Fedders North America expects that prepayment of the notes following a Change of Control would, and the exercise by holders of notes of the right to require Fedders North America to purchase notes may, constitute a default under the Credit Agreement or under other Senior Indebtedness of Fedders North America. In the event a Change of Control occurs, Fedders North America will likely be required to refinance the Senior Indebtedness outstanding under the Credit Agreement and the notes. If there is a Change of Control, any Senior Indebtedness under the Credit Agreement could be accelerated. Moreover, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the notes. The financing of the purchases of notes could additionally result in a default under the Credit Agreement or other indebtedness of Fedders North America. The occurrence of a Change of Control may also have an adverse impact on the ability of Fedders North America to obtain additional financing in the future.

     Asset Sales. The indenture provides that Fedders North America may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale (including the sale of any of the Capital Stock of any Restricted Subsidiary) providing for Net Proceeds in excess of $5,000,000, unless the Net Proceeds from such Asset Sale are applied (in any manner otherwise permitted by the indenture) to one or more of the following purposes in such combination as Fedders North America shall elect:

          (i) an investment in any asset or business in a Related Business; provided that such investment occurs on or prior to the 365th day following the date of such Asset Sale (the "Asset Sale Disposition Date");

          (ii) to reimburse Fedders North America or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property lost, damaged or taken to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking;

          (iii) the purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness or Indebtedness of Fedders North America's Restricted Subsidiaries on or prior to the 365th day following the Asset Sale Disposition Date; or

          (iv) an Offer expiring on or prior to the Purchase Date (as defined below).

     The indenture also provides that Fedders North America may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless at least 75% of the consideration therefor received by Fedders North America or such Restricted Subsidiary is in the form of cash, cash equivalents or marketable securities; provided that, solely for purposes of calculating such 75% of the consideration, the amount of

          (x) any liabilities (as shown on Fedders North America's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of Fedders North America or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets, and

          (y) any notes or other obligations received by Fedders North America or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by Fedders North America or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash and cash equivalents for purposes of this provision. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in clauses (a), (b), or (c) above (or clauses (a), (b) or (c) below) shall constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $6,500,000 (such date being an "Asset Sale Trigger Date"), Fedders North America shall make an Offer (an "Asset Sale Offer") to all holders of notes to purchase the maximum principal amount of the notes then outstanding that may be purchased out of Excess Proceeds, at an offer price in cash in an amount equal to 100% of principal amount thereof plus any accrued and unpaid interest and additional interest, if any, to the Purchase Date in accordance with the procedures set forth in the indenture governing the notes. Notwithstanding the foregoing, to the extent that any or all of the
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Net Proceeds of an Asset Sale are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied as described in this or the next preceding paragraph, but may be retained for so long, but only for so long, as the applicable local law prohibits repatriation to the United States.

     To the extent that any Excess Proceeds remain after completion of an Asset Sale Offer, Fedders North America may use such remaining amount for general corporate purposes. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The indenture also provides that Fedders may not, and may not permit any of its Non-FNA Subsidiaries to, directly or indirectly consummate an Asset Sale unless the Net Proceeds from such Asset Sale are applied (in any manner otherwise permitted by the indenture) to one or more of the following purposes in such combination as Fedders shall elect:

          (a) an investment in another asset or business in a Related Business; provided that such investment occurs on or prior to the 365th day following the Asset Sale Disposition Date;

          (b) to reimburse Fedders or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property lost, damaged or taken to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking;

          (c) the purchase, redemption or other prepayment or repayment of outstanding Indebtedness of Fedders or Indebtedness of Fedders' Subsidiaries (other than Subordinated Obligations of Fedders North America and the Subsidiary Guarantors) on or prior to the 365th day following the Asset Sale Disposition Date; or

          (d) an Offer expiring on or prior to the Purchase Date.

     Although the Credit Agreement will permit Fedders North America to pay interest on the notes, repurchases of notes by Fedders North America upon an Asset Sale will not be permitted under the terms of the Credit Agreement. Accordingly, Fedders North America would need to seek the consent of its lenders under the Credit Agreement in order to repurchase notes with the Net Proceeds of an Asset Sale.

     Procedures for Offers. Within 30 days following any Change of Control Trigger Date or Asset Sale Trigger Date, subject to the provisions of the indenture, Fedders North America shall mail a notice to each holder of notes at such holder's registered address stating:

          (a) that an offer (an "Offer") is being made pursuant to a Change of Control or an Asset Sale Trigger Date, as the case may be, the length of time the Offer shall remain open and the maximum principal amount of notes that will be accepted for payment pursuant to such Offer;

          (b) the purchase price, the amount of accrued and unpaid interest as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Purchase Date")); and

          (c) such other information required by the indenture and applicable law and regulations.

     On the Purchase Date for any Offer, Fedders North America will, to the extent required by the indenture and such Offer:

          (1) in the case of an Offer resulting from a Change of Control, accept for payment all notes or portions thereof tendered pursuant to such Offer and, in the case of an Offer resulting from an Asset Sale Trigger Date, accept for payment the maximum principal amount of notes or portions thereof tendered pursuant to such Offer that can be purchased out of Excess Proceeds;

          (2) deposit with the paying agent the aggregate purchase price of all notes or portions thereof accepted for payment and any accrued and unpaid interest and additional interest, if any, on such notes as of the Purchase Date; and

          (3) deliver or cause to be delivered to the trustee all notes tendered pursuant to the Offer.

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     The paying agent shall promptly mail to each holder of notes or portions thereof accepted for payment an amount equal to the purchase price for such notes plus any accrued and unpaid interest and additional interest, if any, thereon, and the trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to such holder of notes accepted for payment in part a new note equal in principal amount to any unpurchased portion of the notes and any note not accepted for payment in whole or in part shall be promptly returned to the holder thereof. Fedders North America will publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

     Fedders North America will comply with any tender offer rules under the Securities Exchange Act of 1934 which may then be applicable, including Rule 14e-1, in connection with an offer required to be made by Fedders North America to repurchase the notes as a result of a Change of Control or an Asset Sale Trigger Date. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, Fedders North America shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the indenture by virtue thereof.

     Selection and Notice. In the event of a redemption or purchase of less than all of the notes, the notes to be redeemed or purchased will be chosen by the trustee pro rata, to the extent practicable, and if not practicable by lot or by any other method that the trustee considers fair and appropriate and, if the notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided that, if less than all of a holder's notes and are to be redeemed or accepted for payment, only principal amounts of $1,000 or multiples thereof may be selected for redemption or accepted for payment. On and after any redemption or purchase date, interest shall cease to accrue on the notes or portions thereof called for redemption or accepted for payment. Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each holder of notes to be redeemed or purchased at such holder's registered address.

CERTAIN COVENANTS

     The indenture contains, among other things, the following covenants:

     Limitation on Restricted Payments. The indenture provides that Fedders North America will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

          (i) declare or pay any dividend or make any distribution on account of Fedders North America's or such Restricted Subsidiary's Capital Stock or other Equity Interests (other than dividends or distributions payable in Capital Stock or other Equity Interests (other than Disqualified Stock) of Fedders North America and dividends or distributions payable by a Restricted Subsidiary to a Restricted Subsidiary or to Fedders North America);

          (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock or other Equity Interests of Fedders North America or any of its Restricted Subsidiaries;

          (iii) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Fedders North America that is subordinate or junior in right of payment to the notes; or

          (iv) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements, prepayments and Restricted Investments being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:

             (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

             (b) immediately after such Restricted Payment and after giving pro forma effect thereto, Fedders North America shall not be able to issue $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant; or

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             (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the Issue Date, without duplication, exceeds the sum of:

                (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains or losses from Asset Sales) of Fedders North America (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from January 1, 2004 and ended as of Fedders North America's most recently ended fiscal quarter at the time of such Restricted Payment; plus

                (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities (as determined by the Board of Directors in good faith) received by Fedders North America from the issue or sale of Capital Stock or other Equity Interests of Fedders North America subsequent to the Issue Date (other than (w) Capital Stock or other Equity Interests issued or sold to a Restricted Subsidiary, (x) the issuance or sale of Disqualified Stock, (y) the Capital Stock of NYCOR North America, Inc. and its Subsidiaries contributed to Fedders North America and (z) other than Excess Proceeds contributed to Fedders North America for purposes of making an Offer in accordance with "-- Mandatory Offers to Purchase Notes -- Asset Sales"); plus

                (3) the amount by which the principal amount of and any accrued interest on either (A) Indebtedness of Fedders North America or (B) any Indebtedness of any Restricted Subsidiary is reduced on Fedders North America's consolidated balance sheet upon the conversion or exchange other than by a Restricted Subsidiary subsequent to the Issue Date of any Indebtedness of Fedders North America or any Restricted Subsidiary (not held by Fedders North America or any Restricted Subsidiary) for Capital Stock or other Equity Interests (other than Disqualified Stock) of Fedders North America (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by Fedders North America or any Restricted Subsidiary (to persons other than Fedders North America or any other Restricted Subsidiary) upon such conversion or exchange); plus

                (4) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as a Non-Restricted Subsidiary at such time, as determined in accordance with the second paragraph of the "Designation of Restricted and Non-Restricted Subsidiaries" covenant.

Notwithstanding the foregoing, clauses (b) and (c) shall not prohibit as Restricted Payments:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all covenants of the indenture (including, but not limited to, the "Limitation on Restricted Payments" covenant); provided that payments made pursuant to this paragraph shall count as a Restricted Payment for purposes of the calculation in clause (c) of this covenant;

          (ii) payments to Fedders in an amount equal to the amount of income tax that Fedders North America would have paid had it filed consolidated tax returns on a separate company basis in any given tax year; provided that payments made pursuant to this paragraph (ii) shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (iii) cash dividends or loans from Fedders North America to Fedders pursuant to the Services Agreement but in no event exceeding 4% of the revenues of Fedders North America and its Restricted Subsidiaries for the immediately preceding four fiscal quarters; provided, that payments made pursuant to this paragraph (iii) shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (iv) the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests of Fedders North America or any Restricted Subsidiary in exchange for, or out of the

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     proceeds of, the substantially concurrent sale (other than to a Subsidiary of Fedders North America) of other Capital Stock or other Equity Interests of Fedders North America (other than any Disqualified Stock) or the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests of any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to Fedders North America or a Subsidiary of Fedders North America) of other Capital Stock or other Equity Interests of such Restricted Subsidiary; provided that, in each case, any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clause (c) of this covenant;

          (v) Restricted Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of Fedders North America or any Restricted Subsidiary; provided that, if such sale, transfer or disposition constitutes an Asset Sale, Fedders North America complies with the "Asset Sale" provisions of the indenture, and such Restricted Investments shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (vi) the payment of a dividend to Fedders in order to allow Fedders to pay its regular quarterly dividend in respect of Fedders' Series A Cumulative Preferred Stock, Common Stock, and Class B Stock; provided that payments made pursuant to this paragraph (vi) shall count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (vii) dividends or other Restricted Payments made to Fedders or any of its Subsidiaries to the extent such amounts are used to make an Investment in any Subsidiary of Fedders, provided that (A) the primary business of such Subsidiary is a Related Business and (B) the amount of such dividend or other Restricted Payment, when taken together with the aggregate amount of other dividends and Restricted Payments made pursuant to this clause
     (vii), does not exceed $30,000,000, provided further that amounts paid pursuant to this clause (vii) shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (viii) any cash advances or loans to Fedders or any Non-FNA Subsidiaries made in connection with ordinary course of business cash management practices of Fedders and its Subsidiaries, provided that amounts paid pursuant to this clause (viii) shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (ix) dividends or other Restricted Payments to Fedders or any of its Subsidiaries with the Net Proceeds from the disposition of the Walkersville, Maryland property owned by Rotorex Company, Inc. on the Issue Date to the extent such amounts are used to make an Investment in any Subsidiary of Fedders, provided that (A) the primary business of such Subsidiary is a Related Business and (B) amounts paid pursuant to this clause (x) shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (x) one or more dividends or other distributions to Fedders to the extent they consist of the Capital Stock of or other equity interests in each of FNA Mauritius Co., Inc., Fedders Shanghai Co., Ltd., Fedders Indoor Air Quality (Suzhou) Co., Ltd., Xi'an Fedders Dong Fang Air Conditioner Compressor Co., Ltd. and Quanzhou Melcor Hua Yu Thermoelectric Co., Ltd.; provided, however, that (A) prior to the payment of such dividends neither Fedders North America nor any Subsidiary Guarantor shall have contributed or otherwise transferred to any such persons any material assets other than in the ordinary course of business consistent with past practice, (B) substantially concurrent with such dividend or other distribution, Fedders contributes such Capital Stock to Fedders International or one of its Subsidiaries and (C) such dividends shall not count as Restricted Payments for purposes of the calculation in paragraph (c) of this covenant; and

          (xi) Restricted Payments in an amount which, when taken together with all Restricted Payments pursuant to this clause (xi) and then outstanding, does not exceed $15,000,000; provided that payments made pursuant to this paragraph (xi) shall count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant.

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     The indenture also provides that Fedders will not directly or indirectly declare or pay any cash dividend or make any cash distribution on account of Fedders' Capital Stock or other Equity Interests with the proceeds of a Disqualified Distribution.

     "Disqualified Distribution" means a cash dividend, distribution or advance received by Fedders from any Non-FNA Subsidiary to the extent the amount of such cash dividend, distribution or advance and all other such cash dividends, distributions and advances since the Issue Date would exceed the aggregate Consolidated Net Income of the Non-FNA Subsidiaries accrued during the period (treated as one accounting period) from January 1, 2004 to the end of the most recent fiscal quarter at the time of such dividend, distribution or advance.

     Limitation on Incurrence of Indebtedness. The indenture provides that Fedders North America will not, and will not permit any Restricted Subsidiary to, issue any Indebtedness (other than the Indebtedness represented by the notes in an aggregate principal amount not to exceed $155,000,000); provided, however, that Fedders North America and the Subsidiary Guarantors will be entitled to issue Indebtedness if Fedders North America's Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is issued would have been at least 2.25 to 1 if such Indebtedness is issued prior to March 1, 2005 or 2.5 to 1 if such Indebtedness is issued thereafter, in each case determined on a Pro Forma Basis (including, for this purpose, any other Indebtedness incurred since the end of the applicable four quarter period) as if such additional Indebtedness and any other Indebtedness issued since the end of such four-quarter period had been issued at the beginning of such four-quarter period.

     The foregoing limitations will not apply to the issuance of:

          (i) Indebtedness of Fedders North America and/or the Subsidiary Guarantors under one or more Credit Facilities as measured on such date of issuance in an aggregate principal amount outstanding on any such date of issuance not exceeding the greater of (x) the sum of (A) 85% of the book value of the accounts receivable of Fedders North America and the Subsidiary Guarantors on a consolidated basis and (B) 70% of the book value of the inventory of Fedders North America and the Subsidiary Guarantors on a consolidated basis or (y) $100,000,000;

          (ii) Indebtedness of Fedders North America and its Restricted Subsidiaries in connection with capital leases, purchase money obligations, capital expenditures or similar financing transactions relating to their properties, assets and rights up to $15,000,000 in aggregate principal amount;

          (iii) additional Indebtedness of Fedders North America and the Subsidiary Guarantors in an aggregate principal amount of up to $15,000,000; and

          (iv) Other Permitted Indebtedness.

     Notwithstanding the foregoing, no Restricted Subsidiary shall under any circumstances issue a guarantee of any Indebtedness of Fedders North America except for guarantees issued by Restricted Subsidiaries pursuant to the "Future Guarantors" covenant; provided, however, that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

     Sale and Leaseback Transactions. The indenture provides that Fedders North America will not, and will not cause or permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Fedders North America and the Subsidiary Guarantors may enter into a sale and leaseback transaction if:

          (i) Fedders North America or such Subsidiary Guarantor could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to Fedders North America's Cash Flow Coverage Ratio test set forth in the first sentence of the "Limitation on Incurrence of Indebtedness" covenant; and

          (ii) the net cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee) of the property that is the subject of such sale and leaseback transaction; and

          (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the "Asset Sales" covenant.

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     Limitation on Liens.  The indenture provides that Fedders North America will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on its properties or assets, Fedders North America and any of the Subsidiary Guarantors may create any Lien upon any of their properties or assets (including, but not limited to, any Capital Stock of its Subsidiaries) if the notes are equally and ratably secured.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The indenture provides that Fedders North America will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Subsidiary Guarantor to: (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by Fedders North America or any Restricted Subsidiary, or pay any Indebtedness owed to, Fedders North America or any Restricted Subsidiary,
(b) make loans or advances to Fedders North America, or (c) transfer any of its properties or assets to Fedders North America, except for such encumbrances or restrictions existing under or by reason of:

          (i) any agreement, obligation or instrument in effect on the Issue Date, and any amendment, restatement or extension of such agreement, obligation or instrument to the extent such encumbrances or restrictions are not materially more restrictive to the noteholders than those in effect on the Issue Date;

          (ii) Indebtedness permitted (A) under the first sentence of the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant, (B) under clauses (i) or (iii) of the second paragraph of the "Limitation on Incurrence of Indebtedness" covenant or clauses (i), (v), (vi) or (viii) of the definition of "Other Permitted Indebtedness," or (C) by agreements and transactions permitted under the "Limitation on Restricted Payments" covenant;

          (iii) customary provisions restricting subletting or assignment of any lease or license of Fedders North America or any Restricted Subsidiary;

          (iv) any instrument governing Indebtedness or any other encumbrance or restriction of a person acquired by Fedders North America or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

          (v) the Credit Agreement;

          (vi) any Refinancing Indebtedness permitted under the "Limitation on Incurrence of Indebtedness" covenant or clauses (i), (v) or (viii) of the definition of Other Permitted Indebtedness; provided that the encumbrances and restrictions created in connection with such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the holders of notes than the encumbrances and restrictions in the refinanced Indebtedness;

          (vii) the Existing Notes; or

          (viii) the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired.

     Nothing contained in this covenant shall prevent Fedders North America from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of Fedders North America or any of its Restricted Subsidiaries that are subject to Permitted Liens.

     Limitation on Transactions With Affiliates. The indenture provides that neither Fedders North America nor any of its Restricted Subsidiaries may make any loan, advance, guarantee or capital contribution

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to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to Fedders North America or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person.

     The indenture further provides that Fedders North America will not, and will not permit any Restricted Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by Fedders North America and its Restricted Subsidiaries in excess of $3,500,000 (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors of Fedders North America in good faith) unless Fedders North America delivers to the trustee:

          (i) a resolution of the Board of Directors of Fedders North America stating that the Board of Directors (including a majority of the disinterested directors, if any) has, in good faith, determined that such Affiliate Transaction complies with the provisions of the indenture; and

          (ii) (A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser, experienced in the review of similar types of transactions, or (C) with respect to any Affiliate Transaction not otherwise described in (A) and (B) above, a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to Fedders North America or such Restricted Subsidiary, as the case may be, from a financial point of view.

     Notwithstanding the foregoing, this Affiliate Transactions covenant will not apply to:

          (i) transactions between Fedders North America and any wholly owned Restricted Subsidiary or between wholly owned Restricted Subsidiaries;

          (ii) transactions permitted by the "Limitation on Restricted Payments" covenant;

          (iii) compensation paid to officers, employees or consultants of Fedders North America or any subsidiary as determined in good faith by Fedders North America's Board of Directors or executives; or

          (iv) transactions (A) between Fedders North America or any of its Subsidiaries and Fedders or between (B) Fedders North America or any of its Subsidiaries and a Subsidiary of Fedders in the ordinary course of business on terms substantially consistent with past practice.

     Future Guarantors. Fedders North America will not permit any domestic Restricted Subsidiary to issue any Indebtedness (other than Other Permitted Indebtedness) or any Foreign Subsidiary to guarantee any Indebtedness (other than Indebtedness issued by another Foreign Subsidiary) unless such Restricted Subsidiary contemporaneously executes and delivers a supplemental indenture to the trustee providing for a guarantee of payment of the notes then outstanding by such Restricted Subsidiary on the same terms as a Subsidiary Guaranty; provided, however, that the provisions of this section do not apply to guarantees by any Restricted Subsidiary of Fedders North America's Indebtedness under the Credit Agreement as in effect on the Issue Date.

     Each guarantee of the notes created by a Restricted Subsidiary pursuant to the provisions described in the foregoing paragraph shall be in form and substance satisfactory to the trustee and shall provide, among other things, that it will be automatically and unconditionally released and discharged upon

          (i) any sale, exchange or transfer permitted by the indenture of (a) all of Fedders North America's Capital Stock in such Restricted Subsidiary or (b) the sale of all or substantially all of the assets of the

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     Restricted Subsidiary and upon the application of the Net Proceeds from such sale in accordance with the requirements of the "Asset Sales" provisions described herein; or

          (ii) the release or discharge of the Other Company Indebtedness Guarantee that resulted in the creation of such guarantee of the notes.

     Designation of Restricted and Non-Restricted Subsidiaries. The indenture provides that, subject to the exceptions described below, from and after the Issue Date, Fedders North America may designate any existing or newly formed or acquired Subsidiary as a Non-Restricted Subsidiary; provided that either

          (A) the Subsidiary to be so designated has total assets of $1,000,000 or less; or

          (B) immediately before and after giving effect to such designation:

             (1) Fedders North America could incur $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant determined on a Pro Forma Basis;

             (2) no Default or Event of Default shall have occurred and be continuing;

             (3) all Investments made by Fedders North America or by a Restricted Subsidiary of Fedders North America in such Restricted Subsidiary which is being designated a Non-Restricted Subsidiary prior to or on the date such Restricted Subsidiary is being designated a Non-Restricted Subsidiary shall have been permitted pursuant to the "Limitation on Restricted Payments" covenant as if all of such Restricted Payments had been made on the day such Restricted Subsidiary is designated a Non-Restricted Subsidiary (to the extent not previously included as a Restricted Payment) in the amount of the greater of (i) the fair market value (as determined by the Board of Directors of Fedders North America in good faith) of the Equity Interests of such Subsidiary held by Fedders North America and its Restricted Subsidiaries on such date or (ii) the amount of the Investments determined in accordance with GAAP made by Fedders North America and any of its Restricted Subsidiaries in such Restricted Subsidiary; and

             (4) all transactions between the Subsidiary to be so designated and its Affiliates remaining in effect are permitted pursuant to the "Limitation on Transactions with Affiliates" covenant.

     A Non-Restricted Subsidiary may be redesignated as a Restricted Subsidiary. Fedders North America may not, and may not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of a Non-Restricted Subsidiary or otherwise, but not including through the creation of a new Restricted Subsidiary) unless, immediately before and after giving effect to such action, transaction or series of transactions,

          (a) Fedders North America could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "Limitation on Incurrence of Indebtedness" on a Pro Forma Basis; and

          (b) no Default or Event of Default shall have occurred and be continuing.

     The designation of a Subsidiary as a Restricted Subsidiary or the removal of such designation is required to be made by a resolution adopted by a majority of the Board of Directors of Fedders North America stating that the Board of Directors has made such designation in accordance with the indenture, and Fedders North America is required to deliver to the trustee such resolution together with an officers' certificate certifying that the designation complies with the indenture. Such designation will be effective as of the date specified in the applicable resolution which may not be before the date the applicable officers' certificate is delivered to the trustee.

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MERGER OR CONSOLIDATION

     The indenture provides that each of Fedders North America and Fedders shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person (any such consolidation, merger or sale being a "Disposition") unless:

          (a) the successor corporation of such Disposition (if other than Fedders or Fedders North America) or the corporation to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made expressly assumes the Obligations of Fedders North America or Fedders, as the case may be, pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee, under the indenture and the notes;

          (c) immediately after such Disposition, no Default or Event of Default shall exist; and

          (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall be permitted immediately after the Disposition by the terms of the indenture to issue at least $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant determined on a Pro Forma Basis; provided, however, that this clause (d) will not be applicable to a merger of NYCOR North America, Inc. with and into Fedders North America.

     The limitations in the indenture on Fedders North America's ability to make a Disposition described in the preceding paragraph do not restrict Fedders North America's ability to sell less than all or substantially all of its assets, such sales being governed by the "Asset Sales" provisions of the indenture as described herein. Prior to the consummation of any proposed Disposition, Fedders North America shall deliver to the trustee an officers' certificate to the foregoing effect and an opinion of counsel stating that the proposed Disposition and such supplemental indenture comply with the indenture.

     The indenture provides that each Subsidiary Guarantor shall not consolidate or merge with or into, or sell, lease, convey, or otherwise dispose of all or substantially all of its assets to any Person unless:

          (a) except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to Fedders North America or an Affiliate of Fedders North America), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith Fedders North America provides an Officers' Certificate to the Trustee to the effect that Fedders North America will comply with its obligations under the caption "-- Mandatory Offers to Purchase Notes -- Asset Sales" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

          (b) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

          (c) Fedders North America delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the indenture.

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PROVISION OF FINANCIAL INFORMATION TO HOLDERS OF NOTES

     So long as the notes are outstanding, whether or not Fedders is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, Fedders shall submit for filing with the SEC the annual reports, quarterly reports and other documents relating to Fedders and its Subsidiaries that Fedders and its Subsidiaries would have been required to file with the SEC pursuant to Section 13 or 15(d) if Fedders and its Subsidiaries were subject to such reporting requirements. Fedders will also provide to all holders of notes and file with the trustee copies of such annual reports, quarterly reports and other documents required to be furnished to stockholders generally under the Securities Exchange Act of 1934.

EVENTS OF DEFAULT AND REMEDIES

     The indenture provides that an Event of Default is:

          (a) a default for 30 days in payment of interest on the notes;

          (b) a default in payment when due of principal or premium, if any, with respect to the notes;

          (c) failure by Fedders North America, Fedders or any Subsidiary Guarantor, as the case may be, to comply with the provisions described under the captions "-- Mandatory Offers to Purchase Notes -- Change of Control," "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Incurrence of Indebtedness," "-- Merger or Consolidation" or "-- Certain Covenants -- Future Guarantors";

          (d) the failure of Fedders North America, Fedders or any Subsidiary Guarantor to comply with any of its other agreements or covenants in, or provisions of, the indenture or the notes and the Default continues for the period, if applicable, and after the notice specified in the next paragraph;

          (e) a default by Fedders North America, Fedders or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Fedders North America or any Restricted Subsidiary (or the payment of which is guaranteed by Fedders North America or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, if (1) either (A) such default results from the failure to pay principal of or interest on any such Indebtedness (after giving effect to any extensions thereof) or (B) as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity, and (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or, because of the acceleration of the maturity thereof, aggregates in excess of $10,000,000;

          (f) a failure by Fedders North America or any Restricted Subsidiary to pay final judgments (not covered by insurance) aggregating in excess of $10,000,000 which judgments a court of competent jurisdiction does not rescind, annul or stay within 45 days after their entry;

          (g) certain events of bankruptcy or insolvency involving Fedders North America, Fedders or any Significant Subsidiary; and

          (h) the failure of the Guarantee of Fedders or of any Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (other than in accordance with the terms of such Guarantee) or the denial or disaffirmation by Fedders or any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under its Guarantee, and such failure, denial or disaffirmation continues for 10 days.

     In the case of any Event of Default pursuant to clause (a) or (b) above occurring by reason of any willful action (or inactions) taken (or not taken) by or on behalf of Fedders North America with the intention of avoiding payment of the premium that Fedders North America would have to pay pursuant to a redemption of notes as described under "-- Redemption of Notes -- Optional Redemption," an equivalent premium shall also become and be immediately due and payable to the extent permitted by law.

     A Default or Event of Default under clause (d) is not an Event of Default under the indenture until the trustee or the holders of at least 25% in principal amount of the notes then outstanding notify Fedders North
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America of the Default and Fedders North America does not cure the Default within 30 days after receipt of the notice. A Default or Event of Default under clause (g) of the next preceding paragraph will result in the notes automatically becoming due and payable without further action or notice.

     Upon the occurrence of an Event of Default, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all notes to be due and payable by notice in writing to Fedders North America and the trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and the same shall become immediately due and payable. The holders of a majority in principal amount of the notes then outstanding under the indenture, by notice to the trustee, may rescind any declaration of acceleration of such notes and its consequences (if the rescission would not conflict with any judgment or decree) if all existing Events of Default (other than the nonpayment of principal of or interest on such notes that shall have become due by such declaration) shall have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the notes then outstanding may direct the trustee in its exercise of any trust or power. Holders of the notes may not enforce the indenture, except as provided therein. The trustee may withhold from holders of notes notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium, if any, or interest) if the trustee determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding may on behalf of all holders of such notes waive any existing Default or Event of Default under the indenture and its consequences, except a continuing Default in the payment of the principal of, or premium, if any, or interest on, such notes, which may only be waived with the consent of each holder of the notes affected.

     Upon any payment or distribution of assets of Fedders North America and its subsidiaries in a total or partial liquidation, dissolution, reorganization or similar proceeding, including a Default under clause (g) above involving certain events of bankruptcy or insolvency of Fedders North America or a Significant Subsidiary, there may not be sufficient assets remaining to satisfy the claims of any holders of notes given the effective structural subordination of the notes to the obligations of the Subsidiaries of Fedders North America.

     Fedders North America is required to deliver to the trustee annually a statement regarding compliance with the indenture, and upon an executive officer of Fedders North America becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES AND STOCKHOLDERS

     No officer, employee, director or stockholder of Fedders North America shall have any liability for any Obligations of Fedders North America under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such Obligations or the creation of any such Obligation. Each holder of the notes by accepting a Note waives and releases all such liability, and such waiver and release is part of the consideration for issuance of the notes. The foregoing waiver may not be effective to waive liabilities under the federal securities laws and the SEC is of the view that such a waiver is against public policy.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     Fedders North America at any time may terminate all its obligations under the notes, Fedders' and the Subsidiary Guarantors' Guaranteed Obligations and the indenture ("legal defeasance option"), except for certain obligations (including those with respect to the defeasance trust (as defined herein) and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes).

     Fedders North America at any time may terminate:

          (1) its obligations under the "Mandatory Offers to Purchase Notes -- Change of Control" and "Mandatory Offers to Purchase Notes -- Asset Sales" provisions described herein and the covenants described under "-- Certain Covenants" and certain other covenants in the indenture;

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          (2) the operation of clauses (c), (d), (e), and (f) contained in the first paragraph of the "Events of Default and Remedies" provisions described herein; and

          (3) the limitations contained in clauses (c) and (d) under the "Merger or Consolidation" provisions described herein (collectively, a "covenant defeasance option").

     Fedders North America may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Fedders North America exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Fedders North America exercises its covenant defeasance option, payment of the notes shall not be accelerated because of an Event of Default specified in clauses (c), (d), (e), (f) or (h) in the first paragraph under the "Events of Default and Remedies" provisions described herein or because of Fedders North America's failure to comply with clauses (c) and (d) under the "Merger or Consolidation" provisions described herein.

     To exercise either defeasance option with respect to the notes outstanding, Fedders North America must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations (as defined in the indenture) for the payment of principal of, premium, if any, and unpaid interest on the notes then outstanding to redemption or maturity, as the case may be, and must comply with certain other conditions, including the passage of 91 days and the delivery to the trustee of an opinion of counsel to the effect that holders of such notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

TRANSFER AND EXCHANGE

     Holders of notes may transfer or exchange their notes in accordance with the indenture, but the registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture, in connection with any such transfer or exchange. Neither Fedders North America nor the registrar is required to issue, register the transfer of, or exchange (i) any note selected for redemption or tendered pursuant to an offer, or (ii) any note during the period between (a) the date the trustee receives notice of a redemption from Fedders North America and the date the notes to be redeemed are selected by the trustee or (b) a record date and the next succeeding interest payment date. The registered holder of a note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding under the indenture, and any existing Default or Event of Default (other than a payment default) or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding under the indenture. Without the consent of any holder of notes, Fedders North America and the trustee may amend or supplement the indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption by a successor corporation of Fedders North America's or Fedders' obligations to the holders of notes in the case of a Disposition, to comply with the Trust Indenture Act, or to make any change that does not materially adversely affect the legal rights of any holder of notes.

     Without the consent of each holder of notes affected, Fedders North America may not:

          (i) reduce the principal amount of notes whose holders must consent to an amendment to the indenture or a waiver under the indenture;

          (ii) reduce the rate on or change the interest payment time of the notes, or alter the redemption provisions with respect thereto (other than the provisions relating to the covenants described above under the caption "-- Mandatory Offers to Purchase Notes -- Change of Control" and "-- Mandatory Offers
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     to Purchase Notes -- Asset Sales") or the price at which Fedders North
     America is required to offer to purchase the notes;

          (iii) reduce the principal of or change the fixed maturity of the notes;

          (iv) make the notes payable in money other than stated in the notes;

          (v) make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the notes, or rights of holders of the notes to receive payment of principal or interest;

          (vi) make any change in any Guarantee that would materially and adversely affect the noteholders, or release any Guarantee other than in accordance with the indenture; or

          (vii) waive any default in the payment of principal of, premium, if any, or unpaid interest on, and additional interest, if any, with respect to the notes.

CONCERNING THE TRUSTEE

     The indenture contains certain limitations on the rights of the trustee, if it becomes a creditor of Fedders North America, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

     The holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs (and has not been cured), the trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in similar circumstances in the conduct of its own affairs. Subject to the provisions of the indenture, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the notes, unless such holders shall have offered to the trustee security and indemnity satisfactory to it.

CERTAIN DEFINITIONS

     Set forth below are certain of the defined terms used in the indenture. Reference is made to the indenture for the definition of all other terms used in the indenture.

     "Affiliate" means any of the following: (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with Fedders North America, (ii) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause (i) above, (iii) any trust in which any such persons described in clause
(i) or (ii) above has a beneficial interest, and (iv) any corporation or other organization of which any such persons described above collectively owns 10% or more of the equity of such entity.

     "Asset Sale" means the sale, lease, conveyance or other disposition by Fedders North America or a Restricted Subsidiary, or by Fedders or any Non-FNA Subsidiary, in a single transaction or in a series of related transactions, including any disposition by means of a merger, consolidation or similar transaction of:

          (1) any share of Capital Stock of a Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Fedders North America or a Restricted Subsidiary, or Fedders or a Non-FNA Subsidiary, as the case may be);

          (2) all or substantially all the assets of any division or line of business of Fedders North America or any Restricted Subsidiary, or Fedders or a Non-FNA Subsidiary, as the case may be;

          (3) any other assets of Fedders North America or any Restricted Subsidiary, or Fedders or a Non-FNA Subsidiary, as the case may be, outside the ordinary course of business of such Person;

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provided that Asset Sales will not include such sales, leases, conveyances or dispositions in connection with

          (i) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (ii) the sale of inventory in the ordinary course of business;

          (iii) a sale-leaseback of assets within one year following the acquisition of such assets;

          (iv) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property;

          (v) a transfer of assets by Fedders North America or a Restricted Subsidiary to Fedders North America or a Restricted Subsidiary;

          (vi) the designation of a Restricted Subsidiary as a Non-Restricted Subsidiary pursuant to the "Designation of Restricted and Non-Restricted Subsidiaries" covenant;

          (vii) the sale, lease, conveyance or other disposition of all or substantially all of the assets of Fedders or Fedders North America as permitted under "-- Merger or Consolidation";

          (viii) the sale or disposition of obsolete equipment or other obsolete assets;

          (ix) Restricted Payments permitted by the "Limitations on Restricted Payments" covenant;

          (x) the exchange of assets for other non-cash assets that (a) are useful in the business of Fedders and its Subsidiaries and (b) have a fair market value at least equal to the fair market value of the assets being exchanged (as determined in good faith by the Board of Directors of Fedders or the board of directors of the Subsidiary of Fedders which owns such assets);

          (xi) a transfer of assets by Fedders or a Subsidiary of Fedders (other than Fedders North America and its Restricted Subsidiaries) to Fedders or a Subsidiary of Fedders (other than Fedders North America and its Restricted Subsidiaries); or

          (xii) the disposition of Rotorex Company, Inc.'s property at Walkersville, Maryland, provided that the Net Available Cash therefrom is used to make a Restricted Payment of the type described in clause (ix) of the second paragraph under "-- Certain Covenants -- Limitation on Restricted Payments."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Board of Directors" means Fedders North America's board of directors or any authorized committee of such board of directors.

     "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including any Preferred Stock.

     "Cash Flow" means, for any given period and person, the sum of, without duplication, Consolidated Net Income, plus

          (a) any provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus

          (b) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus

          (c) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, debt and financing costs), plus

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          (d) all depreciation and all other non-cash charges (including, without limitation, those charges relating to purchase accounting adjustments and LIFO adjustments), to the extent deducted in computing Consolidated Net Income, plus

          (e) any interest income, to the extent such income was not included in computing Consolidated Net Income, plus

          (f) all dividend payments on Preferred Stock (whether or not paid in cash) to the extent deducted in computing Consolidated Net Income;

provided, however, that, if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

     "Cash Flow Coverage Ratio" means, for any given period and person, the ratio of (i) Cash Flow, divided by (ii) the sum of Consolidated Interest Expense (except dividends paid or payable in additional shares of Capital Stock (other than Disqualified Stock)) in each case, without duplication; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

     "Change of Control" means the occurrence of any of the following:

          (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), excluding the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of Fedders North America or of Fedders; or

          (ii) Fedders North America or Fedders consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, Fedders North America or Fedders, in any such event pursuant to a transaction in which the outstanding Voting Stock of Fedders North America or of Fedders is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of Fedders North America or of Fedders is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by Fedders North America as a Restricted Payment under the indenture and (B) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), excluding the Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; or

          (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Fedders North America or of Fedders (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Fedders North America was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new director and were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Fedders North America or of Fedders then in office.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Fedders North America or Fedders. Although

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there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Fedders North America to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Fedders North America or Fedders to another person may be uncertain.

     "Consolidated Interest Expense" means, for any given period and person, the aggregate of

          (i) the interest expense in respect of all Indebtedness of such person and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of capital lease obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense); and

          (ii) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a person that is a Restricted Subsidiary) on any series of Preferred Stock of such person and the Restricted Subsidiaries payable to a party other than Fedders North America or a wholly owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, on a consolidated basis and in accordance with GAAP; provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis.

     "Consolidated Net Income" means, for any given period and person, the aggregate of the Net Income of such person and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that

          (i) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (ii) the Net Income (but not loss) of any person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person;

          (iii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (iv) the cumulative effect of a change in accounting principles shall be excluded;

          (v) income or loss attributable to discontinued operations shall be excluded;

          (vi) all other extraordinary, unusual or nonrecurring gains or losses shall be excluded;

          (vii) non-cash gains and losses from foreign currency translation shall be excluded;

          (viii) any write down or write off of intangible assets pursuant to the operation of SFAS 142 shall be excluded;

          (ix) the Net Income (loss) of NYCOR North America, Inc. and its Subsidiaries for periods prior to January 1, 2004 shall be excluded; and

          (x) any expenses or charges related to the offering of the notes, including the writeoff of deferred financing costs, the payment of redemption or other premiums and any other loss on the early extinguishment of Indebtedness shall be excluded;

provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis. For the avoidance of doubt, for purposes of calculating Consolidated

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Net Income as required by the definition of "Disqualified Distribution," no
Non-FNA Subsidiary or any Subsidiary of a Non-FNA Subsidiary shall be deemed to be a Restricted Subsidiary.

     "Credit Agreement" means collectively the Accounts Financing Agreement between Columbia Specialties, Inc. and Congress Financial Corporation dated December 23, 1992, and the Accounts Financing Agreement by and among Fedders North America, Inc., Emerson Quiet Kool Corporation and Congress Financial Corporation dated December 23, 1992, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements, covenant supplements and security documents), in each case as such agreements have been or may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder, and all Obligations with respect thereto, in each case, to the extent permitted by the "Limitation on Incurrence of Indebtedness" covenant or adding Subsidiaries of Fedders North America as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Credit Facilities" means one or more debt facilities, including the Credit Agreement, or commercial paper facilities with banks and other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including, without limitation, increasing the amount of available borrowings, and all Obligations with respect thereto, in each case, to the extent permitted by the "Limitation on Incurrence of Indebtedness" covenant or adding Restricted Subsidiaries or Subsidiaries of Fedders North America as additional borrowers or guarantors thereunder), in whole or in part from time to time.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" with respect to any person means any Capital Stock or Equity Interests that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, the maturity date of the notes, or any Capital Stock or Equity Interests in any Restricted Subsidiary of such person.

     "Equity Interests" means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests, and (ii) any other Indebtedness or Obligation).

     "Equity Offering" means a public or private offering by Fedders North America or Fedders for cash of Capital Stock or other Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than an offering of Disqualified Stock.

     "Existing Notes" means the 9 3/8% Senior Subordinated Notes due 2007 of Fedders North America.

     "Foreign Subsidiary" means any Restricted Subsidiary of Fedders North America that is not organized under the laws of the United States of America of any State thereof or the District of Columbia.

     "GAAP" means generally accepted accounting principles, consistently applied, as in effect in the United States from time to time. All financial and accounting determinations and calculations under the indenture will be made in accordance with GAAP.

     "Guarantees" means the guarantee by Fedders and the Subsidiary Guarantors of Fedders North America's obligations with respect to the notes, including any Guarantee entered into after the Issue Date.

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     "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees Fedders
North America's obligations with respect to the notes on the terms provided for in the indenture.

     "Hedging Obligations" means, with respect to any person, the Obligations of such persons under

          (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements,

          (ii) foreign exchange contracts, currency swap agreements or similar agreements, and

          (iii) other agreements or arrangements designed to protect such person against fluctuations, or otherwise to establish financial hedges in respect of, exchange rates, currency rates or interest rates.

     "Indebtedness" means, with respect to any person,

          (i) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, and any Hedging Obligations, if and to the extent such indebtedness (other than a Hedging Obligation) would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition;

          (ii) Disqualified Stock of such person; or

          (iii) Preferred Stock issued by a Restricted Subsidiary of such person.

     "Investment" means any capital contribution to, or other debt or equity investment in, any Person. For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Fedders North America or any of the Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received by Fedders North America or any Restricted Subsidiary in respect of such Investment to the extent not included in Consolidated Net Income.

     "issue" means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. For this definition, the terms "issuing," "issuer," "issuance" and "issued" have meanings correlative to the foregoing.

     "Issue Date" means March 8, 2004.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain or loss, together with any related provision for taxes, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

     "Net Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with
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any such Asset Sale, but, in either such case, only as and when so received)
received by (A) Fedders North America or any of its Restricted Subsidiaries in respect of such Asset Sale or (B) Fedders or any Non-FNA Subsidiary in respect of such Asset Sale, net of

          (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal of, and premium, if any, and interest on, Indebtedness required to be paid as a result of such Asset Sale (other than the notes) and legal, accounting, management and advisory and investment banking fees and sales commissions);

          (ii) taxes paid or payable as a result thereof; and

          (iii) any portion of cash proceeds that Fedders determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by Fedders North America or any of its Restricted Subsidiaries or Fedders or any Non-FNA Subsidiary shall constitute Net Proceeds on such date.

     "Non-FNA Subsidiary" means any Subsidiary of Fedders other than Fedders North America and its Subsidiaries.

     "Non-Restricted Subsidiary" means any Subsidiary of Fedders North America other than a Restricted Subsidiary.

     "Obligations" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness, and any other claims of such holder arising in respect of such Indebtedness.

     "Officer" means the Chairman of the Board of Directors, the President, any Vice President, the Treasurer or the Secretary of Fedders North America.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Fedders, Fedders North America or the Trustee.

     "Other Permitted Indebtedness" means:

          (i) Indebtedness of Fedders North America and its Restricted Subsidiaries existing as of the Issue Date and all related Obligations as in effect on such date;

          (ii) Indebtedness of Fedders North America and its Restricted Subsidiaries in respect of bankers' acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect of reimbursement-type obligations regarding workers' compensation claims;

          (iii) Refinancing Indebtedness; provided that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith, (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded and (C) a Restricted Subsidiary that is not a Subsidiary Guarantor may not refinance Indebtedness of Fedders North America or of any Subsidiary Guarantor;

          (iv) intercompany Indebtedness of and among Fedders North America and its Restricted Subsidiaries (excluding guarantees by Restricted Subsidiaries of Indebtedness of Fedders North America not issued in compliance with the "Future Guarantors" covenant);

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          (v) Indebtedness of any Non-Restricted Subsidiary created after the
     Issue Date; provided that such Indebtedness is nonrecourse to Fedders North America and its Restricted Subsidiaries and Fedders North America and its Restricted Subsidiaries have no Obligations with respect to such Indebtedness;

          (vi) Indebtedness of Fedders North America and its Restricted Subsidiaries under Hedging Obligations;

          (vii) Indebtedness of Fedders North America and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business;

          (viii) guarantees by a Restricted Subsidiary of Indebtedness of Fedders North America if the Indebtedness so guaranteed is permitted under the indenture and the notes are guaranteed by such Restricted Subsidiary to the extent required by the "Future Guarantors" covenant;

          (ix) Indebtedness of Fedders North America and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business;

          (x) intercompany Indebtedness of Fedders North America owed to Fedders; provided such Indebtedness does not bear interest; and

          (xi) the Existing Notes (but no Refinancing Indebtedness in respect thereof).

     "Permitted Holders" means the Giordano Holding Company, a New Jersey corporation, its successors, its stockholders on the Issue Date and their respective Affiliates.

     "Permitted Liens" means, with respect to Fedders North America and its Restricted Subsidiaries,

          (i) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

          (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', material-men's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

          (iii) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (iv) Liens incurred on deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (v) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Fedders North America or any of its Restricted Subsidiaries incurred in the ordinary course of business;

          (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (vii) judgment and attachment Liens not giving rise to an Event of Default;

          (viii) leases or subleases granted to others not interfering in any material respect with the business of Fedders North America or any of its Restricted Subsidiaries;

          (ix) Liens securing Indebtedness under Hedging Obligations;

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          (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

          (xi) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Fedders North America or its Restricted Subsidiaries in the ordinary course of business;

          (xii) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (xiii) Liens existing on the Issue Date and any extensions, refinancings, renewals, replacements, substitutions or refundings thereof;

          (xiv) any Lien granted to the trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for the Existing Notes or any Senior Indebtedness permitted by the terms of the indenture;

          (xv) Liens securing Indebtedness of Fedders North America or a Subsidiary Guarantor if such Indebtedness is permitted to be incurred pursuant to clause (i) of the second paragraph of the covenant "Limitation on Incurrence of Indebtedness;"

          (xvi) Liens securing Indebtedness of Fedders North America and its Restricted Subsidiaries in connection with capital leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar financing transactions, which Indebtedness is permitted under the "Limitation on Incurrence of Indebtedness" or "Sale and Leaseback Transactions" covenants;

          (xvii) Liens on property existing at the time of acquisition thereof by Fedders North America or a Restricted Subsidiary of Fedders North America; provided that such Liens were in existence prior to the contemplation of such acquisition;

          (xviii) Liens securing Senior Indebtedness of Fedders North America or a Restricted Subsidiary; provided, however, that the aggregate amount of Senior Indebtedness secured by a Lien pursuant to this clause (xviii) shall not exceed $25.0 million outstanding at any time; provided further, however, that Liens outstanding pursuant to any other clause of this definition shall not be counted for purposes of this calculation if not outstanding pursuant to this clause (xviii); and

          (xix) additional Liens at any one time outstanding in respect of properties or assets where aggregate fair market value does not exceed $2,000,000 (the fair market value to be determined on the date such Lien is granted on such properties or assets).

     "Preferred Stock" of any person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such person.

     "Pro Forma Basis" means, for purposes of determining Consolidated Net Income in connection with the Cash Flow Coverage Ratio (including in connection with the "Limitation on Restricted Payments" covenant, the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, the "Merger or Consolidation" covenant, the incurrence of Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant and Consolidated Net Worth for purposes of the "Merger or Consolidation" covenant), giving pro forma effect to

          (x) any acquisition or sale of a person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any Restructuring Charges which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or

          (y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first

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     day of the relevant period permitted by Regulation S-X under the Securities
     Act or on a pro forma basis under GAAP.

     Notwithstanding the foregoing, the Consolidated Net Income (loss), the EBITDA and the Consolidated Interest Expense of NYCOR North America, Inc. and its Subsidiaries for all periods prior to January 1, 2004 shall be excluded from any calculation required by the indenture.

     Furthermore, in calculating the Cash Flow Coverage Ratio,

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the determination date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the determination date;

          (2) if interest on any Indebtedness actually incurred on the determination date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the determination date will be deemed to have been in effect during the relevant period;

          (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps or similar interest rate protection Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements; and

          (4) interest on outstanding Indebtedness determined on a fixed basis pursuant to its terms will continue to be so determined, notwithstanding the fact that such interest may be covered by agreements relating to interest rate swaps or similar interest rate protection Hedging Obligations that effectively convert such fixed rate interest to fluctuating interest.

     "Refinancing Indebtedness" means Indebtedness of Fedders North America and the Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund the notes or Indebtedness contemplated by clause (i) of the definition of Other Permitted Indebtedness or any Indebtedness issued to so extend, refinance, renew, replace, substitute for or refund such Indebtedness.

     "Registration Rights Agreement" means the Registration Rights Agreement dated March 8, 2004, among Fedders North America, Fedders, the Subsidiary Guarantors and Credit Suisse First Boston LLC.

     "Related Business" means any business in which Fedders or any of its Subsidiaries was engaged on the Issue Date and any business determined by the Board of Directors to be related, ancillary or complementary to such businesses.

     "Restricted Investment" means any Investment in any person; provided that Restricted Investments will not include:

          (i) Investments in marketable securities and other negotiable instruments permitted by the indenture;

          (ii) Investments in Fedders North America;

          (iii) Investments in any Restricted Subsidiary or in a person that becomes a Restricted Subsidiary as a result of such investment (provided that any Investment in a Restricted Subsidiary or in a Person that becomes a Restricted Subsidiary is made for fair market value (as determined by the Board of Directors in good faith));

          (iv) Investments which existed on the Issue Date;

          (v) Investments in joint ventures not to exceed $5 million outstanding at any time;

          (vi) Receivables owing to Fedders North America or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary

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     trade terms; provided, however, that such trade terms may include such concessionary trade terms as Fedders North America or any such Restricted Subsidiary deems reasonable under the circumstances;

          (vii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (viii) loans or advances to employees made in the ordinary course of business consistent with past practices of Fedders North America or such Restricted Subsidiary;

          (ix) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Fedders North America or any Restricted Subsidiary or in satisfaction of judgments;

          (x) Investments acquired by Fedders North America or any of its Restricted Subsidiaries (A) in exchange for any Investment or accounts receivable held by Fedders North America or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by Fedders North America or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (xi) Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by Fedders North America or any Restricted Subsidiary;

          (xii) investments consisting of Hedging Obligations otherwise permitted under the covenant described under "-- Certain
     Covenants -- Limitation on Incurrence of Indebtedness";

          (xiii) extensions, modifications or renewals of any Investments existing on the Issue Date; or

          (xiv) Investments made in exchange for Capital Stock (other than Disqualified Stock) of Fedders North America or Fedders.

     The amount of any Restricted Investment shall be the amount of cash and the fair market value at the time of transfer of all other property (as determined by the Board of Directors in good faith) initially invested or paid for such Restricted Investment, plus all additions thereto, without any adjustments for increases or decreases in value of or write-ups, write-downs or write-offs with respect to, such Restricted Investment.

     "Restricted Subsidiary" means

          (i) any Subsidiary of Fedders North America existing on the Issue Date, other than FNA Mauritius Co., Inc., Fedders Shanghai Co., Ltd., Xi'an Fedders Dong Fang Air Conditioner Compressor Co., Ltd., Fedders Indoor Air Quality (Suzhou) Co., Ltd., Fedders de Mexico SA de CV and Quanzhou Melcor Hua Yu Thermoelectric Co., Ltd.;

          (ii) Melcor Corporation and Eubank Manufacturing Enterprises, Inc.;
     and

          (iii) any other Subsidiary of Fedders North America formed, acquired or existing after the Issue Date that is designated as a "Restricted Subsidiary" by Fedders North America pursuant to a resolution approved by a majority of the Board of Directors; provided, however, that the term Restricted Subsidiary shall not include any Subsidiary of Fedders North America that has been redesignated by Fedders North America pursuant to a resolution approved by a majority of the Board of Directors as a Non-Restricted Subsidiary in accordance with the "Designation of Restricted and Non-Restricted Subsidiaries" covenant unless such Subsidiary shall have subsequently been redesignated a Restricted Subsidiary in accordance with clause (ii) of this definition.

     "Restructuring Charges" means any charges or expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any persons or businesses either alone or together with Fedders North America or any Restricted Subsidiary, as permitted by GAAP or Regulation S-X under the Securities Act.
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     "Senior Indebtedness" means the principal of, premium, if any, and interest
(including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Fedders North America, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, all monetary obligations (including guarantees thereof) of every nature of Fedders North America under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities. "Senior Indebtedness" shall not include

          (i) any Indebtedness of Fedders North America to a Subsidiary of Fedders North America;

          (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of Fedders North America or any Subsidiary of Fedders North America (including, without limitation, amounts owed for compensation);

          (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (iv) Indebtedness represented by Disqualified Stock;

          (v) any liability for federal, state, local or other taxes owed or owing by Fedders North America;

          (vi) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness"; and

          (vii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of Fedders North America.

     "Services Agreement" means the Services Agreement, dated as of February 27, 2004, between Fedders North America and Fedders.

     "Significant Subsidiary" means any Restricted Subsidiary of Fedders North America that would be a "significant subsidiary" as defined in clause (2) of the definition of such term in Rule 1-02 of Regulation S-X under the Securities Act and the Securities Exchange Act of 1934.

     "Subordinated Obligations" means, with respect to a person, any Indebtedness of such person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the notes or a Guarantee of such person, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" of any person means any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such person (regardless of whether such Equity Interests are owned directly by such person or through one or more Subsidiaries).

     "Subsidiary Guarantor" means each Subsidiary of Fedders North America that executes the indenture as a guarantor on the Issue Date and each other Subsidiary of Fedders North America that thereafter guarantees the notes pursuant to the terms of the indenture.

     "Subsidiary Guaranty" means the Guarantee by a Subsidiary Guarantor of Fedders North America's obligations with respect to the notes.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors.

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     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

          (i) the then outstanding principal amount of such Indebtedness into

          (ii) the sum of the product(s) obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

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                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

     The following discussion is a summary of certain United States federal income and estate tax consequences of the exchange of old notes for new notes pursuant to the exchange offer and the ownership and disposition of such new notes by a holder that acquired its old notes in their original issuance at their initial offering price. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. No assurance can be given that the Internal Revenue Service (the "IRS") will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

     This discussion does not describe all of the United States federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as dealers or traders in securities, financial institutions or "financial services entities", banks, thrifts, insurance companies, tax-exempt entities, persons that hold notes as a part of a hedge, straddle, conversion transaction, constructive sale or other arrangement involving more than one position, holders that received notes as compensation, holders that have elected mark-to-market accounting, holders that have a "functional currency" that is not the United States dollar and holders that do not hold the notes as a capital asset. It also does not include any description of the tax laws of any state, local or non-United States government that may be applicable to a particular holder.

     If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership investing in notes, you should consult your tax advisor.

     PROSPECTIVE HOLDERS OF THE NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

EXCHANGE OFFER

     There will be no United States federal income tax consequences to U.S. Holders and Non-U.S. Holders, as defined below, that exchange an old note for a new note pursuant to the exchange offer. The new note received will be treated as a continuation of the old note. Therefore, a U.S. Holder will have the same adjusted tax basis and holding period in the new note as it had immediately before the exchange offer. Further, an exchanging U.S. Holder, as defined below, will have the same original issue discount ("OID") income in respect of the new notes issued in the exchange offer as such holder had in the old notes immediately prior to such exchange. See "-- United States Holders -- Original Issue Discount" below.

UNITED STATES HOLDERS

     For purposes of this discussion, a United States Holder ("U.S. Holder") is a beneficial owner of the notes that is, for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States;
(b) a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate the income of which is subject to United States federal income taxation regardless of its source; or
(d) a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust or a trust that was in existence on August 20, 1996, and validly elected to continue to be treated as a domestic trust.

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  STATED INTEREST

     Payment of stated interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes.

  ORIGINAL ISSUE DISCOUNT

     The notes will be treated as issued with OID in an amount equal to the excess of the notes' principal amount over their "issue price." For this purpose, the issue price of a note is the price paid by the first buyer of such a note, which should be the initial offering price set forth on the cover of the Offering Circular for the old notes. U.S. Holders generally must accrue OID in gross income over the term of the notes on a constant yield basis, regardless of their regular method of tax accounting. As a result, U.S. Holders generally will recognize taxable income in respect of a note in advance of the receipt of cash attributable to such income. For each taxable year of a U.S. Holder, the amount of OID that must be included in gross income in respect of a note will be the sum of the daily portions of OID for each day during such taxable year or portion thereof in which such a U.S. Holder held the note. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to an accrual period generally will equal (1) the product of the note's adjusted issued price at the beginning of such accrual period multiplied by its yield to maturity (as adjusted to take into account the length of such accrual period), less (2) the amount of stated interest allocable to that accrual period. The adjusted issue price of a note at the beginning of any accrual period will equal the issue price of the note, as defined above, (1) increased by previously accrued OID from prior accrual periods, and (2) reduced by any payment made on such note, other than payments of stated interest, on or before the first day of the accrual period.

  SALE OR RETIREMENT OF NOTES

     If a U.S. Holder sells a note or it is redeemed, such U.S. Holder will recognize gain or loss equal to the difference between (i) the amount realized upon the disposition (except to the extent such amount is attributable to accrued but unpaid interest or OID, which will be taxable as ordinary income) and (ii) such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder increased by any OID previously included in income. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period for the note exceeded one year. The deductibility of capital losses is subject to limitations.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply with respect to payments of principal and interest (including OID) on a note to U.S. Holders other than corporations and other exempt recipients. A backup withholding tax, currently at a rate of 28%, may apply to such payments unless the U.S. Holder
(i) provides a correct taxpayer identification number in the manner required by law, certifies that such U.S. Holder is not subject to backup withholding, and otherwise complies with the backup withholding rules or (ii) otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder can be refunded or credited against such U.S. Holder's United States federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

NON-UNITED STATES HOLDERS

     For purposes of this discussion, a Non-United States Holder ("Non-U.S. Holder") is a beneficial owner of the Notes that is not a U.S. Holder (as defined above). Certain Non-U.S. Holders (including banks, Non-U.S. Holders that actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, and Non-U.S. Holders that are "controlled foreign corporations" with respect to us) may be subject to special rules not discussed below.

  WITHHOLDING TAXES

     Payments of principal and interest (including OID) on the notes to a Non-U.S. Holder generally will not be subject to United States withholding taxes, provided that such Non-U.S. Holder furnishes a statement, signed under penalties of perjury, that includes such Non-U.S. Holder's name and address and certifies that such Non-U.S. Holder is either (i) a Non-U.S. Holder or (ii) entitled to an exemption from withholding tax on interest under a tax treaty between the United States and such Non-U.S. Holder's country of residence, in compliance with applicable requirements. These certifications are generally made on Form W-8BEN. Further, neither we nor our paying agent may have actual knowledge to the contrary.

     If such Non-U.S. Holder does not qualify for the exemption from tax described above, such Non-U.S. Holder generally will be subject to United States withholding tax at a flat rate of 30% (or lower applicable treaty rate) on payments of interest (including OID), unless such Non-U.S. Holder's income from the notes is effectively connected with a United States trade or business and such Non-U.S. Holder satisfies certain other certification and disclosure requirements. See "-- United States Trade or Business" below.

     The rules regarding withholding are complex and vary depending on a Non-U.S. Holder's particular situation. They are also subject to change. Non-U.S. Holders should consult their tax advisors regarding the specific methods for satisfying these requirements.

  SALE OR RETIREMENT OF NOTES

     If a Non-U.S. Holder sells a note or it is redeemed, such Non-U.S. Holder will not be subject to United States federal income tax on any gain recognized unless:

     - the gain is effectively connected with a trade or business that such Non-U.S. Holder conducts in the United States; or

     - such Non-U.S. Holder is an individual that is present in the United States for at least 183 days during the year in which such Non-U.S. Holder disposes of the note and certain other conditions are satisfied.

  UNITED STATES TRADE OR BUSINESS

     If a Non-U.S. Holder holds notes in connection with a trade or business that such Non-U.S. Holder is conducting in the United States:

     - any interest (including OID) on the note, and any gain from disposing of the note, generally will be subject to United States federal income tax on a net income basis in the same manner as if such non-U.S. Holder were a United States person; and

     - if such Non-U.S. Holder is a corporation, such Non-U.S. Holder may be subject to the "branch profits tax" on such Non-U.S. Holder's earnings that are effectively connected with such Non-U.S. Holder's United States trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

  ESTATE TAXES

     Notes held by individuals that are not citizens or residents (as specially defined for United States estate tax purposes) of the United States will not be subject to United States estate tax when such holder dies as long as, at the time of such holder's death, payments on the notes were not effectively connected with a trade or business that such holder was conducting in the United States.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must generally report to the IRS the amount of interest (including OID) paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the interest. In general, backup withholding will not apply to interest (including
OID) on the notes paid by us or our paying agents, in their capacity as such, to a Non-U.S. Holder if the Non-U.S. Holder has provided the required certification that it is a Non-U.S. Holder.

     In general, information reporting and backup withholding will not apply to proceeds from the sale or redemption of notes paid to a Non-U.S. Holder if the Non-U.S. Holder has provided the required certification that it is a Non-U.S. Holder. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale.

     We will not receive any proceeds in connection with the exchange offer. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Act and any profit on any such resale or new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Act.

     For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offering of the notes will be passed on for us by Robert N. Edwards, Esq., our Vice President and General Counsel. Mr. Edwards holds options to acquire shares of our Common Stock.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedule of Fedders and its subsidiaries as of August 31, 2003 and 2002, and for each of the three years in the period ended August 31, 2003, included and incorporated by reference in this prospectus from the Fedders' Annual Report on Form 10-K for the fiscal year ended August 31, 2003 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their reports, which are included and incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph relating to a change in method of accounting for goodwill and intangible assets in 2003), and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Each purchaser of the notes from the initial purchaser will be furnished with a copy of this prospectus and any related amendments or supplements hereto. You acknowledge that (i) you have been afforded an opportunity to request from us and to review and have received all additional information considered by you to be necessary to verify the accuracy and completeness of the information contained herein, (ii) you have not relied on the initial purchaser or any person affiliated with the initial purchaser in connection with your investigation of the accuracy of such information or your investment decision and (iii) except as provided pursuant to clause (i) above, no person has been authorized to give any information or to make any representation concerning the notes offered hereby other than those contained in this prospectus and, if given or made, such other information or representation should not be relied upon as having been authorized by us or the initial purchaser.

     While any notes remain outstanding, we will make available, upon request, to any holder and any prospective purchaser of notes the information required pursuant to Rule 144(d)(4) under the Securities Act, during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act of 1934. Any such request should be directed to the Secretary of Fedders North America, Inc.

     Fedders files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read or copy any document Fedders files at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC's Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, Fedders' filings with the SEC are also available to the public on the SEC's internet web site at www.sec.gov. Fedders' Common Stock and Series A Cumulative Preferred Stock are listed on the New York Stock Exchange, and its reports, proxy statements and other information concerning us may also be read and copied at the offices of the NYSE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC, allows us to "incorporate by reference" information that Fedders files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that Fedders files later with the SEC will automatically update and supersede information in this prospectus. Specifically, we are incorporating by reference the following documents listed below and any future filings that Fedders will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the completion of the offering:

     - Our Current Report on Form 8-K, filed with the SEC on March 9, 2004;

     - Quarterly Report on Form 10-Q for the three months ended March 31, 2004;

     - Transition Report on Form 10-Q for the four months ended December 31, 2003; and

     - Annual Report on Form 10-K for the fiscal year ended August 31, 2003.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              Corporate Secretary
                          Fedders North America, Inc.
                             505 Martinsville Road
                     Liberty Corner, New Jersey 07938-0813
                           Telephone: (908) 604-8686

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Fedders audited year end financial statements:
  Report of Independent Registered Public Accounting Firm...  F-3
  Consolidated Statements of Operations and Comprehensive
     Income (Loss) for the years ended August 31, 2003, 2002
     and 2001...............................................  F-4
  Consolidated Balance Sheets as of August 31, 2003 and
     2002...................................................  F-5
  Consolidated Statements of Cash Flows for the years ended
     August 31, 2003, 2002 and 2001.........................  F-6
  Consolidated Statements of Stockholders' Equity for the
     years ended August 31, 2003, 2002 and 2001.............  F-7
  Notes to Consolidated Financial Statements................  F-8
Fedders unaudited interim financial statements:
  Consolidated Statements of Operations and Comprehensive
     Loss for the four months ended December 31, 2003 and
     2002...................................................  F-39
  Consolidated Balance Sheets as of December 31, 2003 and
     2002, and August 31, 2003..............................  F-40
  Consolidated Statements of Cash Flows for the four months
     ended December 31, 2003 and 2002.......................  F-41
     Notes to the Consolidated Financial Statements.........  F-42

                      FEDDERS AUDITED FINANCIAL STATEMENTS

     AS OF AUGUST 31, 2003 AND 2002 AND FOR EACH OF THE THREE YEARS IN THE
                          PERIOD ENDED AUGUST 31, 2003

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Fedders Corporation:

     We have audited the accompanying consolidated balance sheets of Fedders Corporation and subsidiaries as of August 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended August 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fedders Corporation and subsidiaries as of August 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the financial statements, effective September 1, 2002, the Company changed its method of accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
November 14, 2003
(February 13, 2004, as to Note 16)

                              FEDDERS CORPORATION

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                                                     YEAR ENDED AUGUST 31,
                                                              ------------------------------------
                                                                 2003         2002         2001
                                                              ----------   ----------   ----------
                                                              (AMOUNTS IN THOUSANDS, EXCEPT SHARE
                                                                      AND PER SHARE DATA)
Net sales...................................................   $421,703     $373,702     $405,697
Costs and expenses:
  Cost of sales.............................................    328,835      290,652      336,997
  Selling, general and administrative expense...............     61,904       63,108       74,798
  Asset impairment, employee severance and other
     restructuring (credits) charges........................       (115)        (397)       8,947
                                                               --------     --------     --------
                                                                390,624      353,363      420,742
                                                               --------     --------     --------
Operating income (loss).....................................     31,079       20,339      (15,045)
Partners' net interest in joint venture results.............        (14)         713         (160)
Interest expense (net of interest income of $1,409, $1,232
  and $2,934 in 2003, 2002 and 2001, respectively)..........    (18,546)     (18,617)     (17,845)
Other income (expense)......................................        501          541         (213)
                                                               --------     --------     --------
Income before income taxes and cumulative effect of a change
  in accounting principle...................................     13,020        2,976      (33,263)
Provision (benefit) for income taxes........................      4,224       (5,033)     (10,810)
                                                               --------     --------     --------
Income (loss) before cumulative effect of a change in
  accounting principle......................................      8,796        8,009      (22,453)
Cumulative effect of a change in accounting principle.......     11,906           --           --
                                                               --------     --------     --------
Net (loss) income...........................................     (3,110)       8,009      (22,453)
Preferred stock dividends...................................       (618)          --           --
                                                               --------     --------     --------
Net (loss) income applicable to common stockholders.........     (3,728)       8,009      (22,453)
Other comprehensive (loss) income:
Foreign currency translation, net of tax....................       (933)         853       (1,037)
                                                               --------     --------     --------
Comprehensive (loss) income.................................   $ (4,661)    $  8,862     $(23,490)
                                                               ========     ========     ========
Earnings (loss) per common share:
  Basic/diluted earnings (loss) per common share before
     cumulative effect of a change in accounting principle,
     less preferred stock dividends.........................   $   0.27     $   0.25     $  (0.71)
  Cumulative effect of a change in accounting principle.....      (0.39)          --           --
                                                               --------     --------     --------
  Basic/diluted (loss) earnings per common share............   $  (0.12)    $   0.25     $  (0.71)
                                                               ========     ========     ========
Weighted average shares:
  Basic.....................................................     30,638       31,492       31,808
  Diluted...................................................     30,704       31,494       31,808
Dividends per share declared:
  New Common Stock..........................................   $  0.120     $  0.060           --
  Old Common/Class A Stock..................................         --        0.060     $  0.120
  New Class B Stock.........................................      0.120        0.060           --
  Old Class B Stock.........................................         --        0.054        0.108
  Preferred Stock...........................................      1.613           --           --
                                                               ========     ========     ========

        See accompanying notes to the consolidated financial statements

                              FEDDERS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                    AUGUST 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (AMOUNTS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $ 60,902     $ 67,379
Accounts receivable (less allowances of $2,032 and $2,613 in
  2003 and 2002, respectively)..............................     51,178       31,768
  Net inventories...........................................     78,948       48,580
  Deferred income taxes.....................................      7,654        5,620
  Assets held for sale......................................      8,564           --
  Other current assets......................................     21,463       13,564
                                                               --------     --------
Total current assets........................................    228,709      166,911
Net property, plant and equipment...........................     55,860       66,846
Deferred income taxes.......................................      8,224        2,867
Goodwill....................................................     78,630       90,536
Other intangible assets.....................................      1,788        1,556
Other assets................................................     35,718       37,412
                                                               --------     --------
TOTAL ASSETS................................................   $408,929     $366,128
                                                               ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term notes..........................................   $  7,520     $  9,829
  Current portion of long-term debt.........................      4,652        3,362
  Accounts payable..........................................     56,812       41,888
  Income taxes payable......................................      5,452        5,955
  Accrued expenses..........................................     64,552       37,099
                                                               --------     --------
Total current liabilities...................................    138,988       98,133
Long-term debt..............................................    159,392      163,769
OTHER LONG-TERM LIABILITIES:
  Warranty..................................................        805        1,285
  Other.....................................................     30,232       20,940
Partners' interest in joint ventures........................      4,584        4,183
STOCKHOLDERS' EQUITY:
Preferred Stock, $0.01 par value, 15,000 shares authorized,
  675 and none issued at August 31, 2003 and 2002,
  respectively..............................................          7           --
Common Stock, $0.01 par value, 70,000 shares authorized,
  35,278 and 38,249 issued at August 31, 2003 and 2002,
  respectively..............................................        353          382
Class B Stock, $0.01 par value, 5,000 shares authorized,
  2,493 issued at August 31,2003 and 2002, respectively.....         25           25
  Additional paid-in capital................................     74,025       68,870
  Retained earnings.........................................     40,179       47,551
  Accumulated other comprehensive loss......................     (2,245)      (1,312)
                                                               --------     --------
                                                                112,344      115,516
  Deferred compensation.....................................        (94)        (376)
Treasury stock, at cost, 8,158 shares of Common Stock at
  August 31, 2003 and 2002, respectively....................    (37,322)     (37,322)
                                                               --------     --------
Total stockholders' equity..................................     74,928       77,818
                                                               --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................   $408,929     $366,128
                                                               ========     ========

        See accompanying notes to the consolidated financial statements

                              FEDDERS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED AUGUST 31,
                                                              ------------------------------
                                                                2003       2002       2001
                                                              --------   --------   --------
                                                                  (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $ (3,110)  $  8,009   $(22,453)
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
  Depreciation and amortization.............................     9,543     14,830     15,431
  Deferred income taxes.....................................     4,341      6,756     (5,950)
  Tax benefit related to stock options exercised............        --         --        134
  Stock option repricing charge.............................       147       (339)       726
  Fixed asset impairment....................................        --         --      6,206
  Goodwill impairment.......................................    11,906         --         --
  Partners' net interest in joint venture results...........        14       (713)       160
CHANGES IN OPERATING ASSETS AND LIABILITIES:
  Accounts receivable.......................................   (19,410)    (6,667)     3,639
  Inventories...............................................   (30,368)    25,557      8,215
  Other current assets......................................    (7,899)    (6,755)      (812)
  Other assets..............................................     2,751     (4,238)      (704)
  Income taxes payable......................................      (503)      (471)    (4,631)
  Accounts payable..........................................    14,924        673        665
  Accrued expenses..........................................    27,317     (2,858)     1,434
  Other long-term liabilities...............................    (2,920)      (285)     4,320
  Other -- net..............................................    (1,116)       635       (461)
                                                              --------   --------   --------
Net cash provided by operating activities...................     5,617     34,134      5,919
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment..................    (7,271)    (7,846)   (10,773)
Disposal of property, plant and equipment...................     1,236      1,290        140
Acquisition of businesses, net of cash acquired.............    (1,333)    (8,008)   (19,694)
                                                              --------   --------   --------
Net cash used in investing activities.......................    (7,368)   (14,564)   (30,327)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Repayments of) proceeds from short-term notes............    (2,309)     2,238      3,717
  Repayments of long-term debt..............................    (4,087)    (3,666)    (2,826)
  Proceeds from long-term borrowing.........................     1,000      2,000      4,519
  Proceeds from stock options exercised.....................        30          1        526
  Cash dividends............................................    (4,126)    (3,725)    (3,914)
  Repurchases of capital stock..............................        --         --    (13,237)
  Proceeds from stock rights subscribed.....................     6,167         --         --
  Cost of offerings and recapitalization....................    (1,401)      (428)      (587)
  Other.....................................................        --        197        209
                                                              --------   --------   --------
  Net cash used in financing activities.....................    (4,726)    (3,383)   (11,593)
                                                              --------   --------   --------
  Net (decrease) increase in cash and cash equivalents......    (6,477)    16,187    (36,001)
  Cash and cash equivalents at beginning of year............    67,379     51,192     87,193
                                                              --------   --------   --------
  Cash and cash equivalents at end of year..................  $ 60,902   $ 67,379   $ 51,192
                                                              ========   ========   ========
SUPPLEMENTAL DISCLOSURE:
  Net interest paid.........................................  $ 18,345   $ 16,880   $ 16,857
  Income taxes paid.........................................       970        967        379
                                                              --------   --------   --------
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Property, plant and equipment acquired under capital
     leases.................................................        --         --   $    826
                                                              ========   ========   ========
  Property, plant and equipment contributed to joint
     ventures...............................................  $    340   $  4,908         --
                                                              ========   ========   ========

        See accompanying notes to the consolidated financial statements

                              FEDDERS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                  YEAR ENDED AUGUST 31,
                                                              ------------------------------
                                                                2003       2002       2001
                                                              --------   --------   --------
                                                                  (AMOUNTS IN THOUSANDS)
PREFERRED STOCK
 Balance at beginning of year...............................        --         --         --
 Issuance of shares upon Exchange Offer.....................  $      4         --         --
 Stock rights subscribed....................................         3         --         --
 Balance at end of year.....................................  $      7         --         --
                                                              --------   --------   --------
NEW COMMON STOCK
 Balance at beginning of year...............................  $    382         --         --
 Stock options exercised....................................        --   $      1         --
 Issuance of shares upon recapitalization...................        --        381         --
 Exchange of shares upon Preferred Stock exchange offer.....       (29)        --         --
                                                              --------   --------   --------
 Balance at end of year.....................................  $    353   $    382         --
                                                              ========   ========   ========
OLD COMMON STOCK
 Balance at beginning of year...............................        --   $ 16,135   $ 16,135
 Exchange of shares upon recapitalization...................        --    (16,135)        --
                                                              --------   --------   --------
 Balance at end of year.....................................        --         --   $ 16,135
                                                              ========   ========   ========
CLASS A STOCK
 Balance at beginning of year...............................        --   $ 20,298   $ 19,825
 Stock options exercised....................................        --         --        425
 Exchange of shares upon recapitalization...................        --    (20,298)        --
 Other......................................................        --         --         48
                                                              --------   --------   --------
 Balance at end of year.....................................        --         --   $ 20,298
                                                              ========   ========   ========
NEW CLASS B STOCK
 Balance at beginning of year...............................  $     25         --         --
 Issuance of shares upon recapitalization...................        --   $     25         --
                                                              --------   --------   --------
 Balance at end of year.....................................  $     25   $     25         --
                                                              ========   ========   ========
OLD CLASS B STOCK
 Balance at beginning of year...............................        --   $  2,267   $  2,267
 Exchange of shares upon recapitalization...................        --     (2,267)        --
                                                              --------   --------   --------
 Balance at end of year.....................................        --         --   $  2,267
                                                              ========   ========   ========
ADDITIONAL PAID-IN CAPITAL
 Balance at beginning of year...............................  $ 68,870   $ 31,146   $ 29,591
 Stock options exercised....................................        30          1      1,114
 Tax benefit related to stock options exercised.............        --         --        134
 Cost of offerings and recapitalization.....................    (1,401)      (428)      (587)
 Stock option repricing.....................................       147       (339)       726
 Effect of recapitalization and exchange offer..............        23     38,294         --
 Proceeds from rights offering..............................     6,167         --         --
 Other......................................................       189        196        168
                                                              --------   --------   --------
 Balance at end of year.....................................  $ 74,025   $ 68,870   $ 31,146
                                                              ========   ========   ========
RETAINED EARNINGS
 Balance at beginning of year...............................  $ 47,551   $ 43,313   $ 69,575
 Net (loss) income..........................................    (3,110)     8,009    (22,453)
 Dividends..................................................    (4,262)    (3,771)    (3,809)
                                                              --------   --------   --------
 Balance at end of year.....................................  $ 40,179   $ 47,551   $ 43,313
                                                              ========   ========   ========
ACCUMULATED OTHER COMPREHENSIVE LOSS
 Balance at beginning of year...............................  $ (1,312)  $ (2,165)  $ (1,128)
 Foreign currency translation adjustment, net of tax........      (933)       853     (1,037)
                                                              --------   --------   --------
 Balance at end of year.....................................  $ (2,245)  $ (1,312)  $ (2,165)
                                                              ========   ========   ========
DEFERRED COMPENSATION
 Balance at beginning of year...............................  $   (376)  $   (658)  $   (940)
 Amortization of deferred compensation......................       282        282        282
                                                              --------   --------   --------
 Balance at end of year.....................................  $    (94)  $   (376)  $   (658)
                                                              ========   ========   ========
TREASURY STOCK
 Balance at beginning of year...............................  $(37,322)  $(37,322)  $(23,065)
 Repurchase of stock........................................        --         --    (13,237)
 Shares relinquished or purchased...........................        --         --     (1,020)
                                                              --------   --------   --------
 Balance at end of year.....................................  $(37,322)  $(37,322)  $(37,322)
                                                              ========   ========   ========

        See accompanying notes to the consolidated financial statements

                              FEDDERS CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE, SHARE AND MARKET DATA)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Fedders Corporation (the "Company") is a leading global manufacturer and marketer of air treatment products, including air conditioners, air cleaners, dehumidifiers, humidifiers, and thermal technology products.

  FISCAL YEAR

     On August 26, 2003, the Board of Directors of the Company decided to change the Company's fiscal year end from August 31 to December 31. The Company intends to file a transition report on Form 10-Q to cover the transition period of September 1, 2003 to December 31, 2003.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned and majority-owned subsidiaries and joint ventures. Joint ventures which are not majority owned, but over which the Company shares joint control, are accounted for by the equity method. All significant intercompany accounts and transactions are eliminated in consolidation.

  REVENUE RECOGNITION

     Sales are recorded consistent with their related shipping terms upon the passing of the title and the risks and rewards of ownership to the customer. For a majority of the Company's customers, title and the risks and rewards of ownership pass at the time of shipment. However, certain of the Company's sales are recorded at the time the products are delivered to the customers. Sales are recorded net of a provision for sales allowances and warranties and defective returns.

  WARRANTY AND DEFECTIVE RETURN POLICY

     The Company's policy is to accrue the estimated cost of warranty coverage and defective returns at the time the sale is recorded.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of the Company's foreign subsidiaries are translated at the rate of exchange in effect at the end of the period. Net sales and expenses are translated at the average rate of exchange for the period. Translation adjustments are reflected in other comprehensive loss as a separate component of stockholders' equity.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

                              FEDDERS CORPORATION

                                  INVENTORIES

     Inventories are stated at the lower of the first-in, first-out (FIFO) cost or market. The Company reviews inventory periodically for slow-moving and obsolete items. Write-downs are recorded in the period in which they are identified. Inventories consist of the following at August 31:

                                                               2003      2002
                                                              -------   -------
Finished goods..............................................  $52,226   $25,364
Work-in-process.............................................    5,114     3,042
Raw materials and supplies..................................   21,608    20,174
                                                              -------   -------
                                                              $78,948   $48,580
                                                              =======   =======

  OTHER CURRENT ASSETS

     Other current assets consist of the following at August 31:

                                                               2003      2002
                                                              -------   -------
VAT tax refund receivable...................................  $16,105   $ 8,048
Other.......................................................    5,358     5,516
                                                              -------   -------
                                                              $21,463   $13,564
                                                              =======   =======

  PROPERTY, PLANT AND EQUIPMENT

     Replacements, betterments and additions to property, plant and equipment are capitalized at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Upon sale or retirement of property, plant and equipment, the cost and related accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in cost of sales or selling, general and administrative expense, as appropriate. Net property, plant and equipment consist of the following at August 31:

                                                     ESTIMATED
                                                    USEFUL LIFE       2003       2002
                                                   --------------   --------   --------
Land and improvements............................                   $  1,508   $  3,770
Buildings and leasehold improvements.............  10 to 30 years     31,423     40,246
Machinery and equipment..........................   3 to 12 years    100,581     98,271
                                                                    --------   --------
Property, plant and equipment -- gross...........                    133,512    142,287
Accumulated depreciation.........................                    (77,652)   (75,441)
                                                                    --------   --------
Net property, plant and equipment................                   $ 55,860   $ 66,846
                                                                    ========   ========

     The Company, using estimates based on reasonable assumptions and projections, reviews for impairment of long-lived assets and certain identifiable intangibles to be held and used whenever events or changes in circumstances indicate the carrying amount of its assets might not be recoverable and appropriately records any necessary adjustments. Depreciation is provided on the straight-line basis over the estimated useful life of each asset as noted above. Depreciation expense for the fiscal years ended August 31, 2003, 2002 and 2001 was $9,112, $10,394 and $10,671, respectively.

  GOODWILL AND OTHER INTANGIBLE ASSETS

     The Company records the excess purchase price of net tangible and intangible assets acquired over their estimated fair value as goodwill. The Company adopted the provisions of SFAS 142 as of September 1, 2002.

                              FEDDERS CORPORATION

Under SFAS 142, the Company is required to test goodwill for impairment at least annually. The Company has elected to perform its annual test for indications of goodwill impairment as of September 30 of each year. The Company identifies potential goodwill impairment by comparing the fair value of a reporting segment with its carrying amount, including goodwill. The Company determines fair value using a discounted cash flow and market-multiple approach. If the fair value of a reporting segment exceeds its carrying amount, goodwill of the reporting segment is not considered impaired. If the carrying amount of a segment exceeds its fair value, the amount of goodwill impairment loss, if any, must be measured. The Company measures the amount of goodwill impairment loss by comparing the implied fair value of reporting segment goodwill with the carrying amount of that goodwill. If the carrying amount of the segment goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized as an operating expense.

     The Company completed the transitional goodwill impairment test during the fourth quarter for fiscal 2003. The Company did not identify any impairment within its HVACR reporting segment but has recognized a non-cash goodwill impairment charge of $11.9 million within its Engineered Products reporting segment. The projected financial performance of the Engineered Products reporting segment was insufficient to support the related goodwill. As required, the transitional goodwill impairment charge was recorded as a cumulative effect of a change in accounting principle as of September 1, 2002.

     In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," the Company ceased amortization of goodwill as of September 1, 2002. The following table presents the annual results of the Company on a comparable basis:

                                                            YEAR ENDED AUGUST 31,
                                                         ----------------------------
                                                          2003      2002       2001
                                                         -------   -------   --------
Net (loss) income:
Reported net (loss) income applicable to common
  stockholders.........................................  $(3,728)  $ 8,009   $(22,453)
Goodwill amortization, net of tax......................       --     2,000      1,827
                                                         -------   -------   --------
Adjusted net (loss) income applicable to common
  stockholders.........................................  $(3,728)  $10,009   $(20,626)
                                                         =======   =======   ========
Basic net (loss) earnings per common share:
Reported basic net (loss) earnings per common share....  $ (0.12)  $  0.25   $  (0.71)
Goodwill amortization..................................       --      0.06       0.06
                                                         -------   -------   --------
Adjusted basic net (loss) earning per common share.....  $ (0.12)  $  0.31   $  (0.65)
                                                         =======   =======   ========
Diluted net (loss) earnings per common share:
Reported diluted net (loss) earning per common share...  $ (0.12)  $  0.25   $  (0.71)
Goodwill amortization..................................       --      0.06       0.06
                                                         -------   -------   --------
Adjusted diluted net (loss) earning per common share...  $ (0.12)  $  0.31   $  (0.65)
                                                         =======   =======   ========

     Goodwill and other intangible assets consist of the following at August 31:

                                                               2003      2002
                                                              -------   -------
Goodwill....................................................  $78,630   $90,536
                                                              =======   =======
Gross other amortizable intangibles.........................  $ 3,189   $ 2,787
Accumulated amortization....................................   (1,401)   (1,231)
                                                              -------   -------
Other intangible assets.....................................  $ 1,788   $ 1,556
                                                              =======   =======

     As of August 31, 2003 and 2002, the Company had goodwill of $70,133 reflected in its HVACR reportable segment. As of August 31, 2003 and 2002, the Company had goodwill of 8,497 and 20,403 in its

                              FEDDERS CORPORATION

Engineered Products reportable segments, respectively. Other intangible assets primarily include a right associated with a joint venture that is being amortized over 20 years. Amortization expense for the fiscal years ended August 31, 2003, 2002 and 2001, is $181, $215 and $187, respectively. Estimated amortization expense for other intangibles will be approximately $120 for each of the next five years and $1,188 thereafter.

  OTHER ASSETS

     Other assets consist of the following at August 31:

                                                               2003      2002
                                                              -------   -------
Note due from an executive officer (note 11)................  $ 6,000   $ 6,000
Unamortized deferred finance costs, amortized over the life
  of the debt...............................................    2,413     3,112
Cash surrender value of life insurance......................    7,939     7,227
Supplemental retirement assets..............................    7,389     8,858
Investment in unconsolidated joint ventures (note 12).......    9,979     9,784
Other.......................................................    1,998     2,431
                                                              -------   -------
                                                              $35,718   $37,412
                                                              =======   =======

  ACCRUED EXPENSES

     Accrued expenses consist of the following at August 31:

                                                               2003      2002
                                                              -------   -------
Warranty....................................................  $ 8,855   $ 6,173
Marketing programs..........................................   14,371     8,867
Salaries and benefits.......................................   10,962     8,901
Insurance and taxes.........................................    3,512     3,944
Professional fees...........................................    1,274       923
Other.......................................................    9,578     8,291
                                                              -------   -------
                                                              $48,552   $37,099
                                                              =======   =======

  INCOME TAXES

     Deferred income taxes are provided to reflect the tax effects of temporary differences between assets and liabilities for financial reporting purposes and income tax purposes. Provisions are also made for U.S. income taxes on undistributed earnings of foreign subsidiaries not considered to be indefinitely reinvested (note 7).

  SHIPPING AND HANDLING FEES AND COSTS

     Costs associated with the handling and warehousing of finished goods are charged to selling, general and administrative expense and amounted to $5,811, $4,817 and $3,819 in 2003, 2002 and 2001, respectively.

  RESEARCH AND DEVELOPMENT COSTS

     All research and development costs are charged to selling, general and administrative expense as incurred and amounted to $9,478, $8,896 and $9,086 in 2003, 2002 and 2001, respectively.

                              FEDDERS CORPORATION

  STOCK COMPENSATION

     The Company accounts for stock options issued to its employees under the recognition and measurement principles of APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying Common Stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair-value recognition provisions of SFAS 123 to stock-based employee compensation.

                                                           2003      2002      2001
                                                          -------   ------   --------
Net (loss) income applicable to common stockholders --
  as reported...........................................  $(3,728)  $8,009   $(22,453)
Deduct: Total stock-based employee compensation expense
  determined under fair-value-based method for all
  awards, net of related tax effects....................      360      779        496
                                                          -------   ------   --------
Pro forma net (loss) income.............................  $(4,088)  $7,230   $(22,949)
                                                          =======   ======   ========
Net (loss) income per common share:
Basic and diluted -- as reported........................  $ (0.12)  $ 0.25   $  (0.71)
Basic and diluted -- pro forma..........................  $ (0.13)  $ 0.23   $  (0.72)

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  RISKS AND UNCERTAINTIES

     Through certain subsidiary companies, the Company has operations in a number of countries, including China, India, Germany, the United Kingdom and the Philippines. Of our thirteen manufacturing facilities, six are in China.

     The Company's foreign operations, at times, may be adversely affected by changes in government policies such as changes in laws and regulations (or the interpretation thereof), restrictions on imports and exports and sources of supply, duties or tariffs, the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of restrictions on currency conversion and remittances abroad and the expropriation of private enterprise. In addition, policy concerns particular to the United States with respect to a country in which the Company has operations could adversely affect the Company's operations in that country.

     The Company monitors its operations with a view to minimizing the impact on its foreign investments and overall business that could arise as a result of the risks inherent in maintaining operations in foreign countries as described above.

  EARNINGS PER SHARE

     Basic earnings (loss) per common share are computed by dividing net income
(loss) applicable to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings (loss) per common share are computed by adjusting outstanding shares assuming conversion of all potentially

                              FEDDERS CORPORATION
dilutive stock options. In 2001, stock options were not included in the computation of diluted (loss) per common share due to their anti-dilutive effect given the net loss for the year. The number of anti-dilutive stock options excluded from the computation of diluted (loss) per common share was 289,274 for 2001. The computation of basic earnings (loss) per common share and diluted earnings (loss) per share is as follows:

                                                          2003      2002       2001
                                                         -------   -------   --------
Net (loss) income applicable to common stockholders....  $(3,728)  $ 8,009   $(22,453)
                                                         -------   -------   --------
Weighted average shares outstanding (amounts in
  thousands)...........................................   30,638    31,492     31,808
Assumed conversion of stock options (amounts in
  thousands)...........................................       66         2         --
                                                         -------   -------   --------
Dilutive average shares outstanding (amounts in
  thousands)...........................................   30,704    31,494     31,808
                                                         =======   =======   ========
(Loss) earnings per common share:
Basic..................................................  $ (0.12)  $  0.25   $  (0.71)
Diluted................................................    (0.12)     0.25      (0.71)
                                                         =======   =======   ========

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount for cash and cash equivalents, accounts receivable, accounts payable, short term notes and accrued expenses approximates fair value due to the short maturity of these instruments. At August 31, 2003 and 2002, the fair value of long-term debt (including current portion), is estimated to be $138,731 and $146,776, respectively, based on current market rates that could be obtained by the Company for similar debt.

  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     The nature of the Company's business activities necessarily involves the management of various financial and market risks, including those related to changes in foreign currency exchange rates. The Company's use of derivative financial instruments is limited primarily to the use of forward foreign currency exchange contracts to mitigate certain foreign currency exchange rate risks relative to Canadian dollar receivables, Euro dollar payables, and Philippine peso payables. Such contracts are not designated as hedges and any changes in fair value are recognized in "Other income (expense)" in the current period. The Company does not have any such contracts outstanding as of August 31, 2003 and 2002.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible, long-lived assets and the associated asset retirement costs. The adoption of this statement in the first quarter of fiscal year 2003 did not have a material effect on the Company's financial position, results of operations and its cash flows.

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted this statement at the beginning of its fiscal year 2003. The adoption of this statement did not have a material effect on the Company's financial position, results of operations and its cash flows.

     In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146"). This statement addresses the recognition, measurement and reporting of costs that are associated with exit and disposal activities. SFAS 146 is effective for the Company for disposal activities initiated after December 31, 2002 and will be applied prospectively.

                              FEDDERS CORPORATION

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting And Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The interpretation also requires enhanced and additional disclosures of guarantees in interim and annual financial statements for periods ending after December 15, 2002. The Company adopted this statement in the second quarter of fiscal year 2003.

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123 ("SFAS 123")." This statement provides alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements. The Company adopted the disclosure requirements of this statement in the second quarter of fiscal year 2003.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This interpretation defines when a business enterprise must consolidate a variable interest entity. This interpretation applies immediately to variable interest entities created after January 31, 2003 and became effective for all other transactions as of July 1, 2003. However, in October 2003 the FASB permitted companies to defer the July 1, 2003 effective date to December 31, 2003, in whole or in part, and indicated that it would provide further clarification of this interpretation before December 31, 2003. The Company has determined that it is not reasonably probable that it will be required to consolidate or disclose information about a variable interest entity.

     In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, generally all provisions of this statement should be applied prospectively. The adoption of this statement in the fourth quarter of fiscal year 2003 did not have a material effect on the Company's financial position, results of operations and its cash flows.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). This statement changes the accounting for certain financial instruments that issuers could account for as equity. SFAS 150 requires that those instruments be classified as liabilities in statements of financial position. SFAS 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. Most of the guidance in SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement in the fourth quarter of fiscal year 2003 did not have a material effect on the Company's financial position, results of operations and its cash flows.

2. ASSET IMPAIRMENT, EMPLOYEE SEVERANCE AND OTHER RESTRUCTURING AND RELATED CHARGES

     In the fourth quarter of 2001, the Company announced a plan to restructure its then existing operations, which included the transfer of a majority of the Company's room air conditioner production, as well as all production of dehumidifiers and compressors, from its Illinois, Tennessee and Maryland facilities to facilities

                              FEDDERS CORPORATION
in China in order to lower costs and improve profitability. The Company's plan resulted in charges for fixed-asset impairments, employee severance costs, inventory write-downs and other restructuring charges directly related to the restructuring plan, including facility closing costs and lease termination costs. In conjunction with the restructuring plan, the Company recorded $13,694 of charges in the fourth quarter of 2001, of which $4,747 is recorded within cost of sales and $8,947 is recorded within asset impairment, employee severance and other restructuring (credits) charges. In fiscal year 2002, the Company recorded a restructuring credit of $397 due to a change in estimate for accrued medical costs related to terminated employees. In fiscal year 2003, the Company expended $408, primarily for facility closing costs and recorded a restructuring credit of $115 associated with a gain on the disposal of certain fixed assets previously impaired as part of the 2001 restructuring.

     The following table displays the activity and balances of the restructuring reserve account from August 31, 2001 to August 31, 2003:

                             AUGUST 31,                            AUGUST 31,                            AUGUST 31,
                                2001                                  2002                                  2003
                              BALANCE     ADDITIONS   DEDUCTIONS    BALANCE     ADDITIONS   DEDUCTIONS    BALANCE
                             ----------   ---------   ----------   ----------   ---------   ----------   ----------
Workforce reductions.......    $1,773        --         $1,152       $  621        --          $ 35        $  586
Facility closing costs.....       787        --            126          661        --           184           477
Other costs................       517        --            114          403        --           189           214
                               ------         --        ------       ------         --         ----        ------
  Total....................    $3,077        --         $1,392       $1,685        --          $408        $1,277
                               ======         ==        ======       ======         ==         ====        ======

     The remaining balance of $1,277, which consists primarily of workforce reduction and facility closing costs, is expected to be expended during fiscal 2004. The final amounts will be settled upon the expiration period for workers' compensation claims and completion of facility clean up and waste removal.

3.  CONTINGENCIES

     The Company is involved in litigation, both as plaintiff and defendant, incidental to the conduct of its business. It is the opinion of management, after consultation with counsel, that the outcome of such litigation will not have a material adverse effect on its financial position, results of operations and cash flows.

4.  SHORT-TERM BORROWING

     At August 31, 2003 and 2002, the Company had no short-term borrowing outstanding under its $100,000 U.S. revolving credit facility with a commercial finance company. Availability under the revolving credit facility is based on accounts receivable and inventory and requires maintenance of certain financial covenants. The Company is currently in compliance with the terms of these covenants.

     The maximum amount outstanding under the credit facility was $41,841 and $62,726 during fiscal 2003 and 2002, respectively. The average amount outstanding and average rate of interest charged on outstanding borrowings under the credit facility were $8,440 and 3.89% in fiscal 2003. The credit facility is collateralized by substantially all of the Company's assets and is in effect until February 2006. The rate of interest on the facility is prime rate or LIBOR plus 2%.

     At August 31, 2003 and 2002, certain foreign subsidiaries had short-term notes of $7,520 and $9,829, respectively, outstanding under loan agreements with various banks. The current notes bear interest ranging from 3.15% to 12.38% and expire no later than June 2004.

     The Company utilized various short-term borrowing facilities to support production in China. At August 31, 2003 and 2002, the outstanding balance under these borrowing facilities was $7,000 and $9,473, respectively. The maximum amount outstanding under these credit facilities was $26,726 and $11,451 during

                              FEDDERS CORPORATION
fiscal 2003 and 2002, respectively. The average amount outstanding and average rate of interest charged on outstanding borrowings under these credit facilities were $19,578 and 5.64% in fiscal 2003.

5.  LONG-TERM DEBT

     Long-term debt consists of the following at August 31:

                                                                2003       2002
                                                              --------   --------
9 3/8% Senior Subordinated Notes due in 2007:
  $100,000 principal amount less unamortized discount of
     $189 and $237..........................................  $ 99,811   $ 99,763
  $50,000 principal amount less unamortized discount of
     $1,175 and $1,468......................................    48,825     48,532
Fedders Koppel promissory note..............................     2,140      3,574
Promissory note payable to the State of Illinois............     1,804      2,129
Trion Industrial Revenue Bond...............................     3,200      3,200
Eubank Manufacturing Enterprises, Inc. Industrial Revenue
  Bond......................................................     1,517      1,809
Eubank Manufacturing Enterprises, Inc. promissory note......       599        890
Melcor, State of New Jersey Economic Development Bond.......       906      1,037
Eubank Manufacturing Enterprises, Inc. mortgage.............       970      1,019
Capital lease obligations...................................     4,272      5,178
                                                              --------   --------
                                                               164,044    167,131
Less current maturities.....................................     4,652      3,362
                                                              --------   --------
                                                              $159,392   $163,769
                                                              ========   ========

     Aggregate amounts of long-term debt, excluding capital leases of $4,272, maturing in each of the years ending August 31 are as follows:

YEAR                                                            AMOUNT
----                                                           --------
2004........................................................   $  4,014
2005........................................................      1,605
2006........................................................        699
2007........................................................    149,347
2008........................................................        656
Thereafter..................................................      3,451
                                                               --------
  Total.....................................................   $159,772
                                                               ========

                              FEDDERS CORPORATION

     Aggregate future minimum rental payments under capital leases are as follows:

YEAR                                                           AMOUNT
----                                                           ------
2004........................................................   $  735
2005........................................................      843
2006........................................................      842
2007........................................................      840
2008........................................................    1,022
Thereafter..................................................    1,393
                                                               ------
Total minimum lease payments................................    5,675
Less amount representing interest...........................    1,403
                                                               ------
Total obligation under capital leases.......................   $4,272
                                                               ======

     In August 1997, a subsidiary of the Company issued $100,000 principal amount of 9 3/8% Senior Subordinated Notes due 2007. In August 1999, the same subsidiary issued an additional $50,000 principal amount of 93/8% Senior Subordinated Notes due 2007. The notes are guaranteed by the Company on a senior subordinated basis. The notes may be redeemed by the subsidiary after August 2002 at a redemption price of 104.688% of principal amount. The provisions of the notes limit, among other things, the payment of dividends by the subsidiary.

     The loan from the State of Illinois has an interest rate of 1%, is to be paid over the next five years, and is collateralized by a mortgage on the Company's Illinois facility.

     The Trion Industrial Revenue Bond is due in November 2011, bears interest at a variable rate which fluctuates in accordance with the Bond Market Association Index, and requires no principal payments until maturity. This bond is collateralized by Trion's Sanford, North Carolina facility, including real property and equipment.

     The Fedders Koppel promissory note payable to a Philippines bank is to be paid over the next two years, bears interest at PHIBOR plus 3%, and is guaranteed by the Company.

     The Eubank Manufacturing Enterprises, Inc. Industrial Revenue Bond has been paid in October 2003. The bond is collateralized by certain real property and equipment, is guaranteed by the Company, and bears interest at a variable rate calculated as 75% of the sum of LIBOR plus 1.75.

     The Eubank Manufacturing Enterprises, Inc. promissory note due to Flag Bank is to be paid next year and has a variable rate of interest, payable at the prime rate. The promissory note is collateralized by certain real property and equipment.

     The loan from the New Jersey Economic Development Corporation to Melcor Corporation has an interest rate of 6.6%, is to be paid over the next seven years and is collateralized by Melcor's facility and certain equipment.

     In June 2003, Eubank Manufacturing Enterprises Inc. refinanced its mortgage with Bank One and repaid the mortgage payable to Bank of America Leasing and Capital. The new loan has an interest rate of 4.25%, is to be paid over the next five years and is collateralized by a mortgage on Eubank's facility.

6. COMMITMENTS

     The Company leases certain property and equipment under operating leases. Most of these operating leases contain one of the following options: (a) the Company may, at the end of the initial lease term, purchase the property at the then fair market value or (b) the Company may renew its lease at the then fair

                              FEDDERS CORPORATION
rental value for a period of one month to five years. The Company also has contractual minimum payments under license agreements. Minimum payments for operating leases having non-cancelable terms and contractual minimum payments under the license agreements are as follows:

YEAR                                                           AMOUNT
----                                                           -------
2004........................................................   $ 3,463
2005........................................................     3,001
2006........................................................     2,953
2007........................................................     2,729
2008........................................................     2,712
Thereafter..................................................     4,738
                                                               -------
  Total.....................................................   $19,596
                                                               =======

     Total rent and licensing expense amounted to $8,556, $5,715 and $2,958 in 2003, 2002 and 2001, respectively.

7.  INCOME TAXES

     The provision (benefit) for income taxes consists of the following components at August 31:

                                                          2003      2002       2001
                                                         ------   --------   --------
Current: Federal.......................................  $ (465)  $(12,101)  $ (5,472)
State..................................................     151       (181)       (53)
Foreign................................................     197        493        531
                                                         ------   --------   --------
                                                           (117)   (11,789)    (4,994)
                                                         ------   --------   --------
Charge in lieu of income taxes.........................      --         --        134
                                                         ------   --------   --------
Deferred: Federal......................................   4,264      6,497     (5,783)
State..................................................      77        259       (167)
                                                         ------   --------   --------
                                                          4,341      6,756     (5,950)
                                                         ------   --------   --------
                                                         $4,224   $ (5,033)  $(10,810)
                                                         ======   ========   ========

     The exercise of stock options to acquire shares of the Company's stock creates a compensation deduction for income tax purposes for which there is no corresponding expense required for financial reporting purposes. The tax benefits related to these deductions are reflected as a charge in lieu of income taxes and a credit to additional paid-in capital. The Company elected to carry back its 2001 and 2002 U.S. net operating losses.

                              FEDDERS CORPORATION

     Deferred tax assets and liabilities result from temporary differences between assets and liabilities for financial reporting and income tax purposes, and include the components related to acquired companies. The components are as follows at August 31:

                                                                2003      2002
                                                              --------   ------
Warranty....................................................  $  3,453   $2,710
Depreciation................................................   (10,123)  (7,114)
Employee benefit programs...................................     7,363    7,256
Inventory...................................................     3,558    2,202
Net operating loss and tax credit carry-forwards............       820    2,294
Restructuring...............................................       470      509
Other.......................................................      (619)   1,405
                                                              --------   ------
                                                                 4,922    9,262
Valuation allowance.........................................      (775)    (775)
                                                              --------   ------
                                                              $  4,147   $8,487
                                                              ========   ======

     At August 31,2003, $7,654 of current deferred tax benefit was included in current assets, $8,224 of long-term deferred benefit was included in non-current asset, and $11,731 of deferred income tax liability was included in other long-term liabilities.

     The difference between the United States statutory income tax rate and the consolidated effective income tax rate is due to the following items at August 31:

                                                           2003     2002       2001
                                                          ------   -------   --------
Expected tax at statutory rate..........................  $4,557   $ 1,042   $(11,642)
Tax difference on foreign earnings......................    (508)     (568)        75
Valuation allowance reflected in current income.........      --        98       (356)
State taxes, less federal income tax benefit............     120        50       (143)
Prior-year provisions no longer required................      --    (6,048)        --
Other...................................................      55       393      1,256
                                                          ------   -------   --------
                                                          $4,224   $(5,033)  $(10,810)
                                                          ======   =======   ========

     At August 31, 2003, the Company has foreign net operating loss carry-forwards of approximately $1,300. The valuation allowance reflects the uncertainty associated with the realization of deferred tax assets. The increase in the valuation reserve in 2002 was due primarily to foreign net operating losses. During the fourth quarter of 2002, the Company recorded a tax benefit of $6,048 to reflect favorable tax audit resolutions and the reduction in world-wide tax exposures.

8.  REPORTABLE SEGMENTS

     The Company has two reportable segments: Heating, Ventilation, Air Conditioning and Refrigeration ("HVACR") and Engineered Products. The Company's reportable segments were determined based upon several factors, including the nature of the products provided and markets served. Each reportable segment is managed separately and includes various operating segments which have been aggregated due to similar economic characteristics.

     The HVACR segment designs, manufactures and distributes window, residential split system condensing units and air handlers, gas furnaces, multi-split systems, through-the-wall, portable and packaged unit air

                              FEDDERS CORPORATION
conditioners, residential humidifiers, dehumidifiers and air cleaners. HVACR products are distributed through a variety of sales channels including national retailers, regional retailers, wholesale distributors, catalog supply houses, private label/OEM, government direct and the Internet.

     The Engineered Products segment designs, manufactures and distributes commercial and industrial media filters, electronic filters, humidifiers, dust collectors, fan filter units and solid-state thermoelectric heat pump modules. These products are sold through manufacturers' representatives, distributors and direct sales to end-users.

SUMMARY OF BUSINESS BY SEGMENT:

NET SALES                                                2003       2002       2001
---------                                              --------   --------   --------
HVACR................................................  $382,219   $332,748   $359,964
Engineered Products..................................    39,484     40,954     45,733
                                                       --------   --------   --------
Net sales............................................  $421,703   $373,702   $405,697
                                                       ========   ========   ========
Earnings before interest, taxes and cumulative effect
  of changes in accounting principle
HVACR................................................  $ 32,934   $ 25,908   $  7,387
Engineered Products..................................       194     (1,663)        15
                                                       --------   --------   --------
Segment earnings before interest, taxes and goodwill
  impairment.........................................    33,128     24,245      7,402
                                                       --------   --------   --------
Goodwill impairment, asset impairment, employee
  severance and other restructuring charges
  (credits)..........................................    11,791       (397)     8,947
Non-allocated expenses...............................     1,677      3,049     13,873
Interest expense, net................................    18,546     18,617     17,845
Provision (benefit) for income tax expense...........     4,224     (5,033)   (10,810)
                                                       --------   --------   --------
Net (loss) income....................................  $ (3,110)  $  8,009   $(22,453)
                                                       ========   ========   ========

                              FEDDERS CORPORATION

                                                         2003       2002       2001
                                                       --------   --------   --------
Depreciation and Amortization
HVACR................................................  $  7,175   $ 10,409   $ 10,532
Engineered Products..................................     2,033      3,779      3,686
Corporate............................................       335        642      1,213
                                                       --------   --------   --------
  Consolidated depreciation and amortization.........  $  9,543   $ 14,830   $ 15,431
                                                       ========   ========   ========
Property, plant and equipment additions
HVACR................................................  $  6,478   $  5,955   $  8,979
Engineered Products..................................       330      1,796      1,662
Corporate............................................       463         95        132
                                                       --------   --------   --------
  Consolidated property, plant and equipment
  Additions..........................................  $  7,271   $  7,846   $ 10,773
                                                       ========   ========   ========
Total assets
HVACR................................................  $250,967   $212,931   $224,914
Engineered Products..................................    53,024     66,173     57,712
Non-allocated assets.................................    88,938     87,024     79,706
                                                       --------   --------   --------
  Consolidated assets................................  $392,929   $366,128   $362,332
                                                       ========   ========   ========

SUMMARY OF NET SALES BY GEOGRAPHIC AREA(1)

                                                         U.S.      OTHER    CONSOLIDATED
                                                       --------   -------   ------------
2003.................................................  $340,432   $81,271     $421,703
2002.................................................   321,666    52,036      373,702
2001.................................................   336,530    69,167      405,697

---------------

(1) "Other" includes the Company's net sales principally to Asia, Europe, Canada and Mexico.

SUMMARY OF LONG-LIVED ASSETS BY GEOGRAPHIC AREA(2)

                                                         U.S.      OTHER    CONSOLIDATED
                                                       --------   -------   ------------
2003.................................................  $110,688   $45,481     $156,169
2002.................................................   128,575    41,238      169,813
2001.................................................   142,434    26,564      168,998

---------------

(2) "Other" includes long-lived assets located principally in Asia.

     In 2003, two customers accounted for 48% of net sales; in 2002 and 2001, two customers accounted for 49% of net sales.

     It is not practical for the Company to report revenues for each product or group of similar products. A majority of the Company's internal reports provide detailed information by legal entity, but there is no one uniform customer or product information management system.

                              FEDDERS CORPORATION

9.  CAPITAL STOCK

     On May 16, 2003, the Company's Board of Directors authorized the distribution of transferable rights to the Company's Common and Class B stockholders. Stockholders received one right for every ten shares of Common Stock and Class B Stock they held as of July 1, 2003. Each transferable right represented the right to purchase one share of the Company's Series A Cumulative Preferred Stock at the subscription price of $23.70, until the expiration date of August 12, 2003. As of August 12, 2003, 262,316 rights had been subscribed.

     In October 2002, the Company's Board of Directors approved a plan pursuant to which a new class of cumulative Preferred Stock would be offered to stockholders in exchange for up to 15,000,000 shares of the Company's Common Stock, with 0.14 shares of Preferred Stock being offered in exchange for every share of Common Stock. The Series A Cumulative Preferred Stock receives a cumulative annual dividend of $2.15 and has a liquidation preference of $25.00 plus the amount of any accrued and unpaid dividends. The holders of the Series A Cumulative Preferred Stock has no right to vote, except in limited circumstances. The exchange of 2,315,750 shares of Common Stock for 323,947 shares of Series A Cumulative Preferred Stock was completed on December 27, 2002.

     On February 14, 2003, the Company announced an exchange offer to exchange shares of Series A Cumulative Preferred Stock for up to 12,500,000 shares of the Company's Common Stock, with 0.14 shares of Preferred Stock being offered in exchange for every share of Common Stock. The exchange of 633,082 shares of Common Stock for 88,276 shares of Series A Cumulative Preferred Stock was completed on March 18, 2003.

     On March 26, 2002, the Company's stockholders approved a recapitalization plan (the "Plan") which became effective the same day. Under the Plan, the holder of each share of Common Stock received 1.1 shares of new Common Stock, the holder of each share of Class A Stock received 1 share of new Common Stock and the holder of each share of Class B Stock received 1.1 shares of new Class B Stock.

     The par value of the new Common Stock and the new Class B Stock is $0.01, while the par value of the old Common Stock and old Class B Stock was $1.00. The new Common Stock and the new Class B Stock have alternating preferences with respect to payments or distributions in the event of any dissolution, liquidation or winding up of the Company. No such liquidation preference existed previously. Each share of new Class B Stock shares equally with each share of new Common Stock in payments of dividends while each share of old Class B Stock received 90% of the dividends paid to each share of old Common Stock. The new Class B Stock will automatically be converted into shares of new Common Stock if the number of outstanding shares of new Class B Stock falls below 2.5% of the aggregate number of issued and outstanding shares of new Common Stock and new Class B Stock. The old Class B Stock automatically converted into shares of old Common Stock if the number of outstanding shares of old Class B Stock fell below 5.0% of the aggregate number of issued and outstanding shares of old Common Stock and old Class B Stock.

     Series A Cumulative Preferred Stock (15,000,000 shares authorized): The Series A Cumulative Preferred Stock receives a cumulative annual dividend of $2.15 and has a liquidation preference of $25.00 plus the amount of any accrued and unpaid dividends. The holders of the Series A Cumulative Preferred Stock has no right to vote, except in limited circumstances.

     New Common Stock (70,000,000 shares authorized): 3,741,757 shares of new Common Stock were reserved for the exercise of stock options and 2,394,046 shares of new Common Stock were reserved for the conversion of shares of new Class B Stock as of August 31, 2002.

     Old Common Stock (80,000,000 shares authorized): During fiscal 2001, 1,932,800 shares were repurchased for $8,985. During fiscal 2000, 567,900 shares were repurchased for $3,580. 3,747,157 shares of old Common Stock were reserved for the exercise of stock options, 24,044,773 shares of old Common Stock

                              FEDDERS CORPORATION
were reserved for the conversion of Class A Stock and 2,266,406 shares of old Common Stock were reserved for the conversion of shares of old Class B Stock as of August 31, 2001.

     Class A Stock (60,000,000 shares authorized): During fiscal 2001, 1,065,600 shares were repurchased for $4,252. An additional 224,259 shares were received by employees in connection with the exercise of stock options. During fiscal 2000, 2,200,100 shares were repurchased for $9,904. An additional 154,071 shares were received by employees in connection with the exercise of stock options. Class A Stock had rights, including dividend rights, substantially identical to the old Common Stock, except that the Class A Stock was not entitled to vote except to the extent provided under Delaware law. Class A Stock was immediately convertible into old Common Stock on a share-for-share basis upon conversion of all of the Class B Stock.

     New Class B Stock (5,000,000 shares authorized): New Class B Stock is immediately convertible into Common Stock on a share-for-share basis if the number of outstanding shares of new Class B Stock falls below 2.5% of the aggregate number of issued and outstanding shares of new Common Stock and new Class B Stock. New Class B Stock has greater voting power, in certain circumstances (ten-to-one in the election of directors), and has limited transferability. New Class B Stock also votes separately, as a class, on certain significant issues.

     Old Class B Stock (7,500,000 shares authorized): Old Class B Stock was immediately convertible into old Common Stock on a share-for-share basis if the number of outstanding shares of old Class B Stock fell below 5.0% of the aggregate number of issued and outstanding shares of old Common Stock and old Class B Stock. Old Class B Stock had greater voting power, in certain circumstances (ten-to-one in the election of directors), but received a lower dividend, if declared, equal to 90% of the dividend on old Common Stock and had limited transferability. Old Class B Stock also voted separately, as a class, on certain significant issues.

     The following table summarizes the number of shares outstanding by class of stock:

                            NEW COMMON   OLD COMMON                    NEW CLASS B   OLD CLASS B   PREFERRED
                              STOCK         STOCK      CLASS A STOCK      STOCK         STOCK        STOCK
                            ----------   -----------   -------------   -----------   -----------   ---------
Balance at August 31,
  2000....................         --     15,567,559     15,706,892            --     2,266,406          --
Purchase of treasury
  stock...................         --     (1,932,800)    (1,065,600)           --            --          --
Stock options exercised...         --             --        425,055            --            --          --
Other.....................         --             --       (176,361)           --            --          --
                            ----------   -----------    -----------     ---------    ----------     -------
Balance at August 31,
  2001....................         --     13,634,759     14,889,986            --     2,266,406          --
Stock options exercised...         --             --            400            --            --          --
Recapitalization..........  29,888,621   (13,634,759)   (14,890,386)    2,493,046    (2,266,406)         --
Other.....................    202,444             --             --            --            --          --
                            ----------   -----------    -----------     ---------    ----------     -------
Balance at August 31,
  2002....................  30,091,065            --             --     2,493,046            --          --
Stock options exercised...     10,000             --             --            --            --          --
Exchange offer............  (2,948,942)           --             --            --            --     412,521
Stock rights subscribed...         --             --             --            --            --     262,316
Other.....................    (32,358)            --             --            --            --          --
                            ----------   -----------    -----------     ---------    ----------     -------
Balance at August 31,
  2003....................  27,119,765            --             --     2,493,046            --     674,837
                            ==========   ===========    ===========     =========    ==========     =======

10.  STOCK OPTION PLANS

     The stock option plan, as approved by the stockholders, provides for the granting to employees and officers of incentive stock options (as defined under current tax laws) and non-qualified stock options. The plan provides for the granting of non-qualified stock options to directors who are not employees. Stock options

                              FEDDERS CORPORATION
granted prior to June 1, 2002 are exercisable one year after the date of grant. Stock options granted subsequent to June 1, 2002 vest over a four-year period. Options, if not exercised, will expire five years from the date of grant. Certain options are only exercisable at the end of five years unless a sales target is achieved prior thereto.

     In October 2000, the Company's Board of Directors approved the repricing of a majority of unexercised stock options, reducing the exercise price to $3.625 per share, which was the fair market value of the Class A Stock on the date of repricing. The Company recorded a non-cash charge of $726 due to the repricing in fiscal 2001. In fiscal 2002, the Company recorded a $339 reduction to compensation expense to reflect changes in the market price of the Company's stock. In fiscal 2003, the Company recorded a non-cash charge of $147 to reflect changes in the market price of the Company's stock.

     The stock option plan summary and changes during each year are presented below:

                                                      EXERCISE                EXERCISE
                                            2003      PRICE(1)      2002      PRICE(1)      2001
                                         ----------   --------   ----------   --------   ----------
Options outstanding at beginning of
  year.................................   2,514,000    $3.31      1,630,000    $3.66      2,483,000
Granted................................          --               1,423,000    $3.01         79,000
Canceled/Expired.......................    (276,000)   $3.48       (539,000)   $3.59       (507,000)
Exercised..............................     (10,000)   $3.02             --                (425,000)
                                         ----------    -----     ----------    -----     ----------
Options outstanding at end of year.....   2,228,000    $3.28      2,514,000    $3.31      1,630,000
Options exercisable at end of year.....     317,000    $3.05         78,000    $3.61        551,000
                                         ==========    =====     ==========    =====     ==========
                                         $     2.65              $     2.65              $     2.84
Exercise price per share...............     to 5.00                 to 5.00                 to 4.63
                                         ==========              ==========    =====     ==========

---------------

(1) weighted average

     Options exercisable at August 31, 2003 have an average exercise price of $3.05. There were no stock options granted during fiscal 2003. The weighted-average grant-date fair value of the stock options granted during 2002 and 2001 was $1.47 and $1.46, respectively. The fair value of each option granted is estimated on the date of grant using the Binomial option pricing model with the following weighted-average assumptions:

                                                              2002   2001
                                                              ----   ----
Expected dividend yield.....................................  3.98%  2.84%
Risk-free rate..............................................   2.9%   5.7%
Expected life in years......................................     4      4
Volatility..................................................    68%    45%

     The following table summarizes information on stock options outstanding at August 31, 2003:

                                            OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                    ------------------------------------   ----------------------
                                      NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES                     OUTSTANDING     LIFE(1)     PRICE(1)   EXERCISABLE   PRICE(1)
---------------                     -----------   -----------   --------   -----------   --------
$2.65 - 2.80......................      70,000       3.44        $2.74            --      $  --
$3.02 - 3.02......................   1,242,000       3.87         3.02       303,000       3.02
$3.63 - 3.63......................     867,000       1.39         3.63        14,000       3.63
$4.50 - 5.00......................      49,000       2.69         4.53            --         --
                                     ---------       ----        -----       -------      -----
                                     2,228,000       2.86        $3.28       317,000      $3.05
                                     =========       ====        =====       =======      =====

---------------

(1) weighted average

                              FEDDERS CORPORATION

11.  PENSION PLANS AND OTHER COMPENSATION ARRANGEMENTS

     The Company maintains a 401(k) defined contribution plan covering all U.S. employees. Company matching contributions under the plan are based on the level of individual participant contributions and amounted to $649, $1,064 and $1,496, in 2003, 2002 and 2001, respectively.

     In fiscal 2002, the Company entered into an employment agreement with an officer that has a term that extends through September 2006. The agreement provides for annual base and incentive compensation, a non-interest bearing, uncollateralized loan, which the Company expects to collect in six yearly installments over the six-year period following the officer's termination of employment (see note 1), a retirement contribution that vests over the life of the agreement and restricted stock, of which a portion vests in January 2004 and a portion vests in January 2007. The Company is amortizing the retirement contribution over the vesting period and the restricted stock, commencing on the date of grant, over the remaining life of the agreement.

     Due to the retirement of another officer in fiscal 2001, the Company recorded additional compensation of $7,583 to selling, general and administrative expense as a result of changes in the underlying estimate. This change in estimate was due primarily to the timing of the executive's decision to retire, since the compensation formula includes factors based upon prior year's base salary and bonus. Therefore, the effects of this change in estimate are not attributable to future periods. This officer or his beneficiary is required to be paid a monthly benefit for 10 years, commencing upon his retirement in fiscal 2001. The benefit is based upon his compensation in the year prior to retirement, pursuant to an employment agreement entered into in 1993.

     The Company provides a portion of health care and life insurance benefits for certain retired employees who elect to participate in the Company's plan. SFAS 106 requires accrual accounting for all post-retirement benefits other than pensions. At August 31, 2003 and 2002, post-retirement benefits, although immaterial, were fully accrued with no significant change between these dates.

12.  ACQUISITIONS AND JOINT VENTURES

     In March 2003, the Company entered into a joint venture with Nanjing Suning High & New Technology Industrial Park Co., Ltd. to manufacture split-type air conditioners in China. The Company has a 2/3 interest in the joint venture, Fedders Suning Nanjing Co., Ltd. The joint venture is included within the HVACR reportable segment. The Company's investment in the joint venture amounted to $1.3 million. This joint venture is consolidated into the Company's financial statements with Nanjing Suning's 1/3 interest accounted for as a minority interest. This transaction was accounted for as a business combination.

     The Company completed the acquisition, in the first quarter of fiscal 2002, of a wholly owned air conditioning manufacturing operation in Shanghai, China, now called Fedders Shanghai Co., Ltd. This subsidiary is included within the HVACR reportable segment. This plant has fully replaced the production of room air conditioners previously produced at the Company's Tennessee plant, which ceased production as part of the 2001 restructuring plan. The purchase price of $4.6 million was allocated based on the fair market value of the assets acquired, which consisted primarily of inventory and fixed assets. The excess of purchase price over the fair market value of the assets acquired was allocated to goodwill ($0.6 million).

     In November 2001, Melcor Corporation ("Melcor"), a subsidiary of the Company, and Quanzhou Hua Yu Electrical Component Factory formed a joint venture, Quanzhou Melcor Hua Yu Thermoelectric Co., Ltd., to manufacture thermoelectric modules in China. This joint venture is included within the Engineered Products reportable segment. Melcor has a 65% interest in the joint venture. The Company's investment in the joint venture amounted to $1.8 million. This joint venture is consolidated into the Company's financial statements with Quanzhou Hua Yu's 35% interest accounted for as a minority interest. This transaction was accounted for as a business combination, which resulted in an intangible asset of $1.2 million. This intangible asset is being amortized over 20 years, which represents the term of the joint venture agreement.

                              FEDDERS CORPORATION

     In October 2001, the Company entered into a joint venture with Voltas Limited ("Voltas") to produce room air conditioners in India. Fedders and Voltas each have a 50% interest in the joint venture, Universal Comfort Products Pvt. Ltd, which produces room and ductless split system air conditioners. This joint venture is included within the HVACR reportable segment. The Company's investment in the joint venture amounted to $2.2 million. The Company reports the results of the joint venture by the equity method of accounting.

     In January 2002, Rotorex Company, Inc. ("Rotorex"), a subsidiary of the Company, and Dong Fang Electromechanical, a subsidiary of China North Industries Group Corporation, entered into an agreement to form a joint venture to manufacture rotary compressors for air conditioners, in Xi'an, China. This joint venture is included within the HVACR reportable segment. The Company's investment in the joint venture amounted to $4.0 million. Rotorex has a 50% interest in Xi'an Fedders Dong Fang Air Conditioner Compressor Co., Ltd. The Company reports the results of the joint venture by the equity method of accounting.

     The Company's consolidated financial statements include the operating results of the acquired businesses and joint ventures from the date of acquisition or the commencement of the joint venture. On a pro forma basis, as if the businesses had been acquired or the joint ventures entered into at the beginning of the fiscal year, revenue, net income and earnings per share would not differ materially from the amounts reported in the consolidated financial statements for the fiscal year.

13.  GUARANTEES

     In November 2002, FASB Interpretation ("FIN") 45, "Guarantor's Accounting And Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", was approved by the FASB. FIN 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The interpretation also requires enhanced and additional disclosures of guarantees in interim and annual financial statements for periods ending after December 15, 2002. The Company adopted this statement in the second quarter of fiscal year 2003.

  PRODUCT WARRANTY

     Certain of the Company's products are covered by standard product warranty plans that extend from 1 to 5 years. In addition, major retailers have consumer return policies which allow consumers to return product that may be defective in lieu of field service. Upon return to the Company, these units are inspected, repaired as required, reboxed and held for future sale as factory reconditioned products. A portion of those units returned is not repairable. At the time revenue is recognized, upon shipment, measurements of those sales are reduced by estimates of the future costs associated with fulfilling warranty obligations and for the expense associated with repairing or scrapping defective returns.

     The Company uses historical failure and defective return rates, which may or may not be indicative of future rates. Each quarter, the estimate of warranty and defective return obligations including the assumptions about estimated failure and return rates, is reevaluated.

                              FEDDERS CORPORATION

     The following table displays the activity and balances of the product warranty liability from August 31, 2002 to August 31, 2003:

                                                              TWELVE MONTHS
                                                                  ENDED
                                                               AUGUST 31,
                                                                  2003
                                                              -------------
Warranty balance at August 31, 2002.........................    $  7,458
Accruals for warranties issued during the period............      12,770
Settlements made during the period..........................     (10,568)
                                                                --------
Warranty balance at August 31, 2003.........................    $  9,660
                                                                ========

  LOAN GUARANTEES

  Guarantees of subsidiary debt by the Parent and subsidiaries consist of the following at August 31, 2003:

          (i) The Parent guarantees the obligations of Fedders North America, Inc. ("FNA") under its 9 3/8% Senior Subordinated Notes due 2007 (the "Notes"). This is a guarantee of payment of principal and interest on the Notes that arose in connection with the issuance and sale of $150 million in principal amount of the Notes. The Parent would be required to perform under the guarantee in the event FNA failed to pay principal and interest when due or to perform its obligations under the indenture pursuant to which the Notes were issued.

          (ii) The Parent and various subsidiaries guarantee the obligations of certain subsidiaries under a $100 million working capital line of credit. The line of credit bears interest at LIBOR plus 2% or the prime rate of Wachovia Bank and expires in February 2006. The Parent and guarantor subsidiaries would be required to perform under the guarantees in the event that the borrowing subsidiaries failed to repay amounts borrowed under the line of credit and interest and other charges associated therewith, or failed to comply with the provisions of the credit agreement. There is no outstanding loan balance at August 31, 2003.

          (iii) The Parent guarantees the obligations of its subsidiary, Melcor Corporation ("Melcor"), under a $1.3 million New Jersey Economic Development Authority Economic Development Bond. The bond bears interest at the rate of 6.6% per annum and matures in July 2010. The Parent would be required to perform under the guaranty in the event that Melcor fails to pay the principal of and interest on the bond or fails to comply with the provisions of the bond agreement pursuant to which the bond was issued. The outstanding loan balance at August 31, 2003 is $0.9 million.

          (iv) The Parent and Melcor Corporation guarantee the obligations of a subsidiary, Eubank Manufacturing Enterprises, Inc. ("Eubank"), under an equipment financing lease in the amount of $3.1 million. The lease bears interest at the rate of 7.16% per annum and expires in December 2007. The Parent and Melcor Corporation would be required to perform under the guarantee in the event Eubank fails to pay rent when due or fails to comply with the provisions of the lease agreement. The outstanding loan balance at August 31, 2003 is $2.4 million.

          (v) The Parent and a subsidiary, NYCOR North America, Inc., guarantee the obligations of Eubank Manufacturing Enterprises, Inc., a subsidiary, under a $2 million Development Authority of Dooly County, Georgia Economic Development Bond. The bond bears interest at the floating rate of 75% of the sum of LIBOR plus 1.75% per annum and matures in December 2008. The Parent and NYCOR North America would be required to perform under the guarantee in the event Eubank fails to pay the principal of and interest on the bond, when due, or fails to comply with the provisions of the bond agreement. The outstanding loan balance at August 31, 2003 is $1.5 million, which was paid in October 2003.

                              FEDDERS CORPORATION

          (vi) The Parent guarantees the obligations of a subsidiary, Eubank Manufacturing Enterprises, Inc., under a loan agreement providing for a loan of $2.0 million. The loan bears interest at the prime rate of Flag Bank and matures in February 2007. The Parent would be required to perform under the guaranty in the event Eubank fails to pay the principal of and interest on the loan or fails to comply with the provisions of the loan agreement. The outstanding loan balance at August 31, 2003 is $0.6 million.

          (vii) The Parent guarantees the obligations of a subsidiary, Fedders Shanghai Co., Ltd. ("FSC") under a working capital line of credit totaling $6 million. The line of credit bears interest at the rate of SIBOR+ 1.5% per annum and matures at various dates. The Parent would be obligated to perform under the guarantee in the event that FSC fails to pay the principal of and interest on the loan or fails to comply with the provisions of the loan agreement. There is no outstanding loan balance at August 31, 2003.

          (viii) The Parent guarantees the obligations of a subsidiary, Polenz GmbH ("Polenz"), under a Euro 6 million working capital line of credit. The line of credit bears interest at the rate of LIBOR+ 2.5% per annum and matures June 2004. The Parent would be obligated to perform under the guarantee in the event Polenz fails to pay the principal of and interest on the loan or fails to comply with the provisions of the loan agreement. There is no outstanding loan balance at August 31, 2003.

          (ix) The Parent guarantees the obligations of a subsidiary, Fedders Koppel, Inc. ("FK"), under a Ph peso 320 million term loan. The loan bears interest at the rate of PHIBOR+ 3% per annum and matures May 2005. The Parent would be obligated to perform under the guarantee in the event that FK fails to pay the principal of and interest on the loan or fails to comply with the provisions of the loan agreement. The outstanding loan balance at August 31, 2003 is $2.1 million.

     The Company also provides loan guarantees to two joint ventures which are not consolidated in the Company's financial statements:

          (i) Fedders International, Inc., ("FI") a subsidiary of the Company, guarantees up to 50% of the obligations of a 50%-owned joint venture, Universal Comfort Products Pvt., Ltd., ("UCPL"), under a Rupees 230 million term loan. The loan bears interest at the rate of State Bank Mid Term Loan Rate and matures November 2006. FI would be obligated to perform under the guaranty in the event UCPL fails to pay the principal of and interest on the loan or fails to comply with the terms of the loan agreement. FI's exposure under the guarantee at August 31, 2003 is approximately $2.4 million.

          (ii) Fedders Indoor Air Quality (Suzhou) Co., Ltd., ("FIAQ"), a subsidiary of the Company, guarantees up to RMB 5 million of the obligations of Xi'an Fedders Dong Fang Air Conditioner Compressor Co., Ltd., ("FDF"), a 50%-owned joint venture of the Company, under a working capital line of credit. The line of credit bears interest at rate set by the People's Bank of China and matures in January 2004. FIAQ would be obligated to perform its obligations under the guaranty in the event FDF fails to pay the principal of and interest on the loan or fails to comply with the provisions of the loan agreement. FIAQ's maximum exposure under the guarantee is approximately $0.6 million as of August 31, 2003.

14.  ASSETS HELD FOR SALE

     In October 2001, FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted this statement at the beginning of its fiscal year 2003.

     In connection with a restructuring of the Company's operations in 2001 (note 2), the Company ceased production at its Walkersville, Maryland facility, part of the Company's HVACR reportable segment. In December 2002, the Company began the process of actively marketing the sale of the Walkersville facility.

                              FEDDERS CORPORATION

The sale is expected to be completed no later than December 2003. The Company anticipates the selling price of the facility will exceed its net book value after consideration of selling expenses associated with marketing the facility for sale. A vacant property belonging to the Company in Ningbo, China is also being marketed for sale and the sale is expected to be completed no later than June 2004. At August 31, 2003, assets totaling $8,564, which consist of land, land improvements, buildings, and building improvements have been classified as "Assets Held for Sale" and are no longer being depreciated in accordance with SFAS 144.

     The following table presents the carrying amount, by asset class, of the "Assets Held for Sale" at August 31:

                                                               2003
                                                              ------
Land and land improvements..................................  $2,181
Building, net...............................................   4,587
Building improvements, net..................................   1,796
                                                              ------
Assets Held for Sale........................................  $8,564
                                                              ======

15.  SUBSEQUENT EVENTS

     On October 21, 2003, the Company entered into a joint venture with Jiangsu Xingrong Hi-Tech Company ("Xingrong") to design, produce and market heat exchangers used in air conditioners. The Company and Xingrong each have a 50% interest in the joint venture, Changzhou Fedders Xingrong Air Conditioner Components Co., Ltd.

     The Eubank Manufacturing Enterprises, Inc. Industrial Revenue Bond has been paid in October 2003.

16.  SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The following presentation of the supplemental condensed consolidating financial statements has been prepared on a historical basis taking into account the guarantor/non-guarantor structure that resulted from the issuance of the Senior Notes due 2014. FNA and the Company are the issuer and a guarantor, respectively, of the Senior Notes due 2014. In addition, the subsidiaries of FNA are also guarantors of the notes. The Company's and the subsidiaries' guarantees are full and unconditional. The following condensed consolidating financial statements present separate information for FNA and its subsidiary guarantors, the Company, and the non-guarantor subsidiaries, and should be read in conjunction with the consolidated financial statements of the Company.

                              FEDDERS CORPORATION

              CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND
                          COMPREHENSIVE INCOME (LOSS)

                                                     FISCAL YEAR ENDED AUGUST 31, 2003
                                      ----------------------------------------------------------------
                                         FEDDERS       OTHER                 ELIMINATING     FEDDERS
                                      NORTH AMERICA   FEDDERS    CORPORATE     ENTRIES     CORPORATION
                                      -------------   --------   ---------   -----------   -----------
Net sales...........................    $382,228      $278,624         --     $(239,149)    $421,703
Cost of sales.......................     314,574       253,410         --      (239,149)     328,835
Selling, general and administrative
  expense(a)........................      41,839        19,339    $   726            --       61,904
Asset impairment, employee
  severance, and other restructuring
  credits...........................        (115)           --         --            --         (115)
                                        --------      --------    -------     ---------     --------
Operating income (loss).............      25,930         5,875       (726)           --       31,079
Partners' net interest in joint
  venture results...................          --           (14)        --            --          (14)
Equity income in investment.........          --            --     (2,402)        2,402           --
Interest expense, net(b)............     (16,010)       (2,263)      (273)           --      (18,546)
Other (expense) income..............        (224)          737        (12)           --          501
                                        --------      --------    -------     ---------     --------
Income (loss) before income taxes
  and cumulative effect of a change
  in accounting principle...........       9,696         4,335     (3,413)        2,402       13,020
Provision (benefit) for income
  taxes.............................       2,863         1,664       (303)           --        4,224
                                        --------      --------    -------     ---------     --------
Net income (loss) before cumulative
  effect of a change in accounting
  principle.........................       6,833         2,671     (3,110)        2,402        8,796
Cumulative effect of a change in
  accounting principle..............      11,906            --         --            --       11,906
                                        --------      --------    -------     ---------     --------
Net (loss) income...................      (5,073)        2,671     (3,110)        2,402       (3,110)
Preferred stock dividends...........          --            --       (618)                      (618)
                                        --------      --------    -------     ---------     --------
Net (loss) income applicable to
  common stockholders...............      (5,073)        2,671     (3,728)        2,402       (3,728)
Foreign currency translation, net of
  tax...............................        (804)         (138)      (933)          942         (933)
                                        --------      --------    -------     ---------     --------
Comprehensive (loss) income.........    $ (5,877)     $  2,533    $(4,661)    $   3,344     $ (4,661)
                                        ========      ========    =======     =========     ========

                              FEDDERS CORPORATION

              CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND
                          COMPREHENSIVE INCOME (LOSS)

                                                      FISCAL YEAR ENDED AUGUST 31, 2002
                                       ----------------------------------------------------------------
                                          FEDDERS       OTHER                 ELIMINATING     FEDDERS
                                       NORTH AMERICA   FEDDERS    CORPORATE     ENTRIES     CORPORATION
                                       -------------   --------   ---------   -----------   -----------
Net sales............................    $337,293      $133,908         --     $(97,499)     $373,702
Cost of sales........................     272,088       116,063         --      (97,499)      290,652
Selling, general and administrative
  expense (a)........................      44,095        18,196    $   817           --        63,108
Asset impairment, employee severance,
  and other restructuring credits....        (397)           --         --           --          (397)
                                         --------      --------    -------     --------      --------
Operating income (loss)..............      21,507          (351)      (817)          --        20,339
Partners' net interest in joint
  venture results....................          --           713         --           --           713
Equity income in investment..........          --            --      2,348       (2,348)           --
Interest expense, net (b)............     (16,653)       (1,964)        --           --       (18,617)
Other income.........................         133            96        312           --           541
                                         --------      --------    -------     --------      --------
Income (loss) before income taxes....       4,987        (1,506)     1,843       (2,348)        2,976
Provision (benefit) for income
  taxes..............................       1,622          (489)    (6,166)          --        (5,033)
                                         --------      --------    -------     --------      --------
Net income (loss)....................       3,365        (1,017)     8,009       (2,348)        8,009
Foreign currency translation, net of
  tax................................         223           630        853         (853)          853
                                         --------      --------    -------     --------      --------
Comprehensive income (loss)..........    $  3,588      $   (387)   $ 8,862     $ (3,201)     $  8,862
                                         ========      ========    =======     ========      ========

                              FEDDERS CORPORATION

              CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND
                          COMPREHENSIVE INCOME (LOSS)

                                                      FISCAL YEAR ENDED AUGUST 31, 2001
                                       ---------------------------------------------------------------
                                          FEDDERS       OTHER                ELIMINATING     FEDDERS
                                       NORTH AMERICA   FEDDERS   CORPORATE     ENTRIES     CORPORATION
                                       -------------   -------   ---------   -----------   -----------
Net sales............................    $356,727      $82,988         --     $(34,018)     $405,697
Cost of sales........................     301,869       69,146         --      (34,018)      336,997
Selling, general and administrative
  expense(a).........................      46,522       16,777   $ 11,499           --        74,798
Asset impairment, employee severance,
  and other restructuring charges....       8,947           --         --           --         8,947
                                         --------      -------   --------     --------      --------
Operating loss.......................        (611)      (2,935)   (11,499)          --       (15,045)
Partners' net interest in joint
  venture results....................          --         (160)        --           --          (160)
Equity income in investment..........          --           --    (16,192)      16,192            --
Interest expense (income), net (b)...     (17,599)      (2,469)     2,223           --       (17,845)
Other expense........................        (213)          --         --           --          (213)
                                         --------      -------   --------     --------      --------
Loss before income taxes.............     (18,423)      (5,564)   (25,468)      16,192       (33,263)
Benefit for income taxes.............      (5,987)      (1,808)    (3,015)          --       (10,810)
                                         --------      -------   --------     --------      --------
Net loss.............................     (12,436)      (3,756)   (22,453)      16,192       (22,453)
                                         --------      -------   --------     --------      --------
Foreign currency translation, net of
  tax................................          12       (1,049)        --           --        (1,037)
                                         --------      -------   --------     --------      --------
Comprehensive loss...................    $(12,424)     $(4,805)  $(22,453)    $ 16,192      $(23,490)
                                         ========      =======   ========     ========      ========

                              FEDDERS CORPORATION

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                                           AS OF AUGUST 31, 2003
                                      ----------------------------------------------------------------
                                         FEDDERS       OTHER                 ELIMINATING     FEDDERS
                                      NORTH AMERICA   FEDDERS    CORPORATE     ENTRIES     CORPORATION
                                      -------------   --------   ---------   -----------   -----------
                                                ASSETS
Current Assets:
  Cash and cash equivalents.........    $ 53,731      $  7,171         --           --      $ 60,902
  Net accounts receivable...........      35,850        15,328         --           --        51,178
  Net inventories...................      61,150        17,798         --           --        78,948
  Assets held for sale..............       8,249           315         --           --         8,564
  Other current assets..............       1,829        18,941   $ 15,370     $ (7,023)       29,117
                                        --------      --------   --------     --------      --------
Total current assets................     160,809        59,553     15,370       (7,023)      228,709
Investment in subsidiaries..........          --            --     17,139      (17,139)           --
Net property, plant and equipment...      40,528        14,678        654           --        55,860
Goodwill............................      62,870        15,760         --           --        78,630
Other intangible assets.............       1,788            --         --           --         1,788
Other assets........................       7,836         5,680     30,426           --        43,942
                                        --------      --------   --------     --------      --------
Total assets........................    $273,831      $ 95,671   $ 63,589     $(24,162)     $408,929
                                        ========      ========   ========     ========      ========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term notes..................          --      $  7,520         --           --      $  7,520
  Current portion of long-term
     debt...........................    $  3,295         1,341   $     16           --         4,652
  Accounts and income taxes
     payable........................      22,759        32,294      7,211           --        62,264
  Accrued expenses..................      46,774         8,539      9,239           --        64,552
                                        --------      --------   --------     --------      --------
Total current liabilities...........      72,828        49,694     16,466           --       138,988
Long-term debt......................     156,909         2,483         --           --       159,392
Other long-term liabilities.........       1,135        11,745     29,764     $ (7,023)       35,621
Net due (from) to affiliates........      18,999        38,570    (57,569)          --            --
Stockholders' equity:
  Preferred Stock...................          --            --          7           --             7
  Common and Class B Stock..........           5            --        378           (5)          378
  Additional paid-in capital........      20,292        25,542     74,025      (45,834)       74,025
  Retained earnings (deficit)(f)....       4,455       (30,901)    40,179       26,446        40,179
  Deferred compensation and treasury
     stock..........................                        --    (37,416)          --       (37,416)
  Accumulated other comprehensive
     loss...........................        (792)       (1,462)    (2,245)       2,254        (2,245)
                                        --------      --------   --------     --------      --------
Total stockholders' equity..........      23,960        (6,821)    74,928      (17,139)       74,928
                                        --------      --------   --------     --------      --------
Total liabilities and stockholders'
  equity............................    $273,831      $ 95,671   $ 63,589     $(24,162)     $408,929
                                        ========      ========   ========     ========      ========

                              FEDDERS CORPORATION

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                                           AS OF AUGUST 31, 2002
                                      ----------------------------------------------------------------
                                         FEDDERS       OTHER                 ELIMINATING     FEDDERS
                                      NORTH AMERICA   FEDDERS    CORPORATE     ENTRIES     CORPORATION
                                      -------------   --------   ---------   -----------   -----------
                                                ASSETS
Current Assets:
  Cash and cash equivalents.........    $ 64,502      $  2,877         --           --      $ 67,379
  Net accounts receivable...........      22,691         9,077         --           --        31,768
  Net inventories...................      34,552        14,028         --           --        48,580
  Other current assets..............       3,129        10,601   $ 12,477     $ (7,023)       19,184
                                        --------      --------   --------     --------      --------
     Total current assets...........     124,874        36,583     12,477       (7,023)      166,911
Investment in subsidiaries..........          --            --     20,583      (20,583)           --
Net property, plant and equipment...      52,207        13,799        840           --        66,846
Goodwill............................      74,776        15,760         --           --        90,536
Other intangible assets.............       1,556            --         --           --         1,556
Other assets........................       8,673         5,619     25,987           --        40,279
                                        --------      --------   --------     --------      --------
     Total assets...................    $262,086      $ 71,761   $ 59,887     $(27,606)     $366,128
                                        ========      ========   ========     ========      ========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term notes..................          --      $  9,829         --           --      $  9,829
  Current portion of long-term
     debt...........................    $  1,863         1,392   $    107           --         3,362
  Accounts and income taxes
     payable........................      23,220        15,602      9,021           --        47,843
  Accrued expenses..................      22,947         8,228      5,924           --        37,099
                                        --------      --------   --------     --------      --------
     Total current liabilities......      48,030        35,051     15,052           --        98,133
Long-term debt......................     159,803         3,950         16           --       163,769
Other long-term liabilities.........       2,082        11,206     20,143     $ (7,023)       26,408
Net due to (from) affiliates........      22,334        30,808    (53,142)          --            --
Stockholders' equity:
  Common and Class B Stock..........           5            --        407           (5)          407
  Additional paid-in capital........      20,292        25,642     68,870      (45,934)       68,870
  Retained earnings (deficit)(f)....       9,528       (33,572)    47,551       24,044        47,551
  Deferred compensation and treasury
     stock..........................          --            --    (37,698)          --       (37,698)
  Accumulated other comprehensive
     loss...........................          12        (1,324)    (1,312)       1,312        (1,312)
                                        --------      --------   --------     --------      --------
     Total stockholders' equity.....      29,837        (9,254)    77,818      (20,583)       77,818
                                        --------      --------   --------     --------      --------
     Total liabilities and
       stockholders' equity.........    $262,086      $ 71,761   $ 59,887     $(27,606)     $366,128
                                        ========      ========   ========     ========      ========

                              FEDDERS CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                       FISCAL YEAR ENDED AUGUST 31, 2003
                                           ----------------------------------------------------------
                                           FEDDERS
                                            NORTH      OTHER                ELIMINATING     FEDDERS
                                           AMERICA    FEDDERS   CORPORATE     ENTRIES     CORPORATION
                                           --------   -------   ---------   -----------   -----------
Net cash (used in) provided by operating
  activities.............................  $ (3,527)  $ 5,673    $ 3,471         --         $ 5,617
                                           --------   -------    -------       ----         -------
Net additions to property, plant and
  equipment..............................    (2,447)   (3,980)       392         --          (6,035)
Acquisition of businesses................        --    (1,333)        --         --          (1,333)
                                           --------   -------    -------       ----         -------
Net cash (used in) provided by investing
  activities.............................    (2,447)   (5,313)       392         --          (7,368)
                                           --------   -------    -------       ----         -------
Net repayments of short-term notes.......        --    (2,309)        --         --          (2,309)
Net repayments of long-term debt.........    (1,462)   (1,518)      (107)        --          (3,087)
Proceeds from stock options exercised....        --        --         30         --              30
Cash dividends...........................        --        --     (4,126)        --          (4,126)
Proceeds from stock rights subscribed....        --        --      6,167         --           6,167
Other....................................        --        --     (1,401)        --          (1,401)
Change in net due (from) to affiliate....    (3,335)    7,761     (4,426)        --              --
                                           --------   -------    -------       ----         -------
Net cash (used in) provided by financing
  activities.............................    (4,797)    3,934     (3,863)        --          (4,726)
                                           --------   -------    -------       ----         -------
Net (decrease) increase in cash and cash
  equivalents............................   (10,771)    4,294         --         --          (6,477)
Cash and cash equivalents at beginning of
  year...................................    64,502     2,877         --         --          67,379
                                           --------   -------    -------       ----         -------
Cash and cash equivalents at end of
  year...................................  $ 53,731   $ 7,171         --         --         $60,902
                                           ========   =======    =======       ====         =======

                              FEDDERS CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                      FISCAL YEAR ENDED AUGUST 31, 2002
                                          ----------------------------------------------------------
                                          FEDDERS
                                           NORTH     OTHER                 ELIMINATING     FEDDERS
                                          AMERICA   FEDDERS    CORPORATE     ENTRIES     CORPORATION
                                          -------   --------   ---------   -----------   -----------
Net cash provided by (used in) operating
  activities............................  $20,516   $  2,096   $ 11,522         --        $ 34,134
                                          -------   --------   --------       ----        --------
Net additions to property, plant and
  equipment.............................   (3,410)    (3,051)       (95)        --          (6,556)
Acquisition of businesses...............       --     (8,008)        --         --          (8,008)
                                          -------   --------   --------       ----        --------
Net cash used in investing activities...   (3,410)   (11,059)       (95)        --         (14,564)
                                          -------   --------   --------       ----        --------
Proceeds from short-term notes..........               1,896         --         --           1,896
Proceeds from (repayments of) long-term
  debt..................................      222     (1,444)      (102)        --          (1,324)
Proceeds from stock options exercised...                  --          1         --               1
Cash dividends..........................                  --     (3,725)        --          (3,725)
Other...................................                  --       (231)        --            (231)
Change in net due to (from) affiliate...    2,234      7,786    (10,020)        --              --
                                          -------   --------   --------       ----        --------
Net cash provided by (used in) financing
  activities............................    2,456      8,238    (14,077)        --          (3,383)
Net increase (decrease) in cash and cash
  equivalents...........................   19,562       (725)    (2,650)        --          16,187
Cash and cash equivalents at beginning
  of year...............................   44,940      3,602      2,650         --          51,192
                                          -------   --------   --------       ----        --------
Cash and cash equivalents at end of
  year..................................  $64,502   $  2,877   $     --         --        $ 67,379
                                          =======   ========   ========       ====        ========

                              FEDDERS CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                      FISCAL YEAR ENDED AUGUST 31, 2001
                                         -----------------------------------------------------------
                                         FEDDERS
                                          NORTH      OTHER                 ELIMINATING     FEDDERS
                                         AMERICA    FEDDERS    CORPORATE     ENTRIES     CORPORATION
                                         --------   --------   ---------   -----------   -----------
Net cash (used in) provided by
  operating activities.................  $ (5,370)  $ 14,116   $ (2,827)        --        $  5,919
                                         --------   --------   --------       ----        --------
Net additions to property, plant and
  equipment............................    (7,347)    (3,154)      (132)        --         (10,633)
Acquisition of businesses..............   (12,694)    (7,000)        --         --         (19,694)
                                         --------   --------   --------       ----        --------
Net cash used in investing
  activities...........................   (20,041)   (10,154)      (132)        --         (30,327)
                                         --------   --------   --------       ----        --------
Proceeds from short-term notes.........        --      3,717         --         --           3,717
Proceeds from (repayments of) long-term
  debt.................................     5,197     (3,729)       225         --           1,693
Proceeds from stock options
  exercised............................        --         --        526         --             526
Cash dividends.........................        --         --     (3,914)        --          (3,914)
Repurchase of capital stock............        --         --    (13,237)        --         (13,237)
Other..................................        --         --       (378)        --            (378)
Change in net due to (from)
  affiliate............................     3,416     (4,645)     1,229         --              --
                                         --------   --------   --------       ----        --------
Net cash provided by (used in)
  financing activities.................     8,613     (4,657)   (15,549)        --         (11,593)
                                         --------   --------   --------       ----        --------
Net decrease in cash and cash
  equivalents..........................   (16,798)      (695)   (18,508)        --         (36,001)
Cash and cash equivalents at beginning
  of year..............................    61,737      4,298     21,158         --          87,193
                                         --------   --------   --------       ----        --------
Cash and cash equivalents at end of
  year.................................  $ 44,939   $  3,603   $  2,650         --        $ 51,192
                                         ========   ========   ========       ====        ========

  INTERCOMPANY TRANSACTIONS

     The historical condensed consolidating financial statements presented above include the following transactions between FNA and the Company:

          a) The Company charges corporate overhead to FNA essentially on a cost basis allocated in proportion to sales. Such charges to FNA amounted to $13,143, $11,483 and $12,409 for the years ended August 31, 2003, 2002 and
     2001, respectively.

          b) FNA's interest expense reflects actual interest charges on the 93/8% Senior Subordinated Notes due 2007, State of Illinois Promissory Note, Trion Industrial Revenue Bond, capital lease obligations, and a revolving line of credit.

          c) FNA's depreciation and amortization for the years ended August 31, 2003, 2002 and 2001, amounted to $6,469, $12,255 and $11,003, respectively.
     Capital expenditures for the years ended August 31, 2003, 2002 and 2001, amounted to $3,142, $3,410 and $7,347, respectively.

          d) The Company guarantees FNA's obligations under FNA's revolving credit facility.

          e) The Company's stock option plan includes FNA's employees.

          f) In fiscal 2003, 2002 and 2001, FNA did not declare a dividend.

                 FEDDERS UNAUDITED INTERIM FINANCIAL STATEMENTS

         AS OF AND FOR THE FOUR MONTHS ENDED DECEMBER 31, 2003 AND 2002

                              FEDDERS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND COMPREHENSIVE LOSS

                                                                 FOUR MONTHS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (AMOUNTS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
                                                                    (UNAUDITED)
Net sales...................................................   $ 55,554     $ 49,303
Costs and expenses:
  Cost of sales.............................................     48,253       40,332
  Selling, general and administrative expense...............     23,508       18,654
  Gain on sale of joint venture interest....................       (638)          --
                                                               --------     --------
                                                                 71,123       58,986
                                                               --------     --------
Operating loss..............................................    (15,569)      (9,683)
Partners' net interest in joint venture results.............     (1,355)        (526)
Interest expense, net.......................................     (6,003)      (5,964)
Other income (expense)......................................        265          101
                                                               --------     --------
Loss before income taxes and cumulative effect of a change
  in accounting principle...................................    (22,662)     (16,072)
Benefit for income taxes....................................     (7,361)      (5,222)
                                                               --------     --------
Loss before cumulative effect of a change in accounting
  principle.................................................    (15,301)     (10,850)
Cumulative effect of a change in accounting principle.......         --       11,906
                                                               --------     --------
Net loss....................................................    (15,301)     (22,756)
Preferred stock dividends...................................       (484)          --
                                                               --------     --------
Net loss applicable to common stockholders..................    (15,785)     (22,756)
Other comprehensive (loss) income:
  Foreign currency translation, net of tax..................        493           66
                                                               --------     --------
Comprehensive loss..........................................   $(15,292)    $(22,690)
                                                               --------     --------
Loss per common share:
  Basic/diluted loss per common share before cumulative
     effect of a change in accounting principle, less
     preferred stock dividends..............................   $  (0.52)    $  (0.33)
  Cumulative effect of a change in accounting principle.....         --        (0.37)
                                                               --------     --------
  Basic/diluted loss per common shares......................      (0.52)       (0.70)
                                                               ========     ========
Weighted averages shares:
  Basic.....................................................     30,179       32,489
  Diluted...................................................     30,179       32,489
Dividends per share declared:
  Common Stock..............................................   $   0.03     $   0.03
  Class B Stock.............................................       0.03         0.03
  Preferred Stock...........................................      0.538           --

        See accompanying notes to the consolidated financial statements

                              FEDDERS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   AUGUST 31,   DECEMBER 31,
                                                                  2003          2003          2002
                                                              ------------   ----------   ------------
                                                                       (AMOUNTS IN THOUSANDS)
                                                                            (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 22,043      $ 60,902      $ 22,819
  Accounts receivable (net of allowance of $1,888, $2,032
    and $2,157 at December 31, 2003, August 31, 2003 and
    December 31, 2002, respectively)........................      29,718        51,178        21,626
  Inventories:
    Finished goods..........................................     113,659        52,226        75,285
    Work-in-process.........................................       4,487         5,114         3,617
    Raw materials and supplies..............................      27,340        21,608        24,794
                                                                --------      --------      --------
  Net inventories...........................................     145,486        78,948       103,696
  Deferred income taxes.....................................       7,652         7,654         5,607
  Assets held for sale......................................       8,564         8,564         8,249
  Other current assets......................................      28,352        21,463        18,939
                                                                --------      --------      --------
Total current assets........................................     241,815       228,709       180,936
Net property, plant and equipment:
  Land and improvements.....................................       1,508         1,508         1,524
  Buildings and leasehold improvements......................      31,880        31,423        34,770
  Machinery and equipment...................................     102,815       100,581        96,925
                                                                --------      --------      --------
  Gross property, plant and equipment.......................     136,203       133,512       133,219
  Less accumulated depreciation.............................      81,541        77,652        74,881
                                                                --------      --------      --------
Net property, plant and equipment...........................      54,662        55,860        58,338
Deferred income taxes.......................................       8,224         8,224         2,867
Goodwill....................................................      78,630        78,630        78,630
Other intangible assets.....................................       1,685         1,788         1,510
Other assets................................................      31,232        35,718        35,392
                                                                --------      --------      --------
Total assets................................................    $416,248      $408,929      $357,673
                                                                ========      ========      ========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term notes..........................................    $ 30,446      $  7,520      $ 24,304
  Current portion of long-term debt.........................       2,779         4,652         3,105
  Accounts payable..........................................      86,313        56,812        56,249
  Income taxes payable......................................          --         5,452         1,161
  Accrued expenses..........................................      39,032        64,552        29,807
                                                                --------      --------      --------
Total current liabilities...................................     158,570       138,988       114,626
Long-term debt..............................................     158,965       159,392       162,891
Other long-term liabilities.................................      31,528        31,037        21,858
Partners' net interest in joint venture.....................       4,235         4,584         4,087
Stockholders' equity:
Preferred Stock, $0.01 par value, 15,000 shares authorized,
  675, 675 and 324 issued at December 31, 2003, August 31,
  2003 and December 31, 2002, respectively..................           7             7             3
Common Stock, $0.01 par value, 70,000 shares authorized,
  36,444, 35,278 and 35,934 issued at December 31, 2003,
  August 31, 2003 and December 31, 2002, respectively.......         364           353           359
Class B Stock, $0.01 par value, 5,000 shares authorized,
  2,493 issued at December 31, 2003, August 31, 2003 and
  December 31, 2002, respectively...........................          25            25            25
Additional paid-in capital..................................      80,680        74,025        68,851
Retained earnings...........................................      23,603        40,179        23,823
Accumulated other comprehensive loss........................      (1,752)       (2,245)       (1,246)
                                                                --------      --------      --------
                                                                 102,927       112,344        91,815
Treasury stock, at cost, 8,521 shares of Common Stock at
  December 31, 2003, 8,158 shares of Common Stock at August
  31, 2003 and December 31, 2002, respectively..............     (39,188)      (37,322)      (37,322)
Deferred compensation.......................................        (789)          (94)         (282)
                                                                --------      --------      --------
Total stockholders' equity..................................      62,950        74,928        54,211
                                                                --------      --------      --------
Total liabilities and stockholders' equity..................    $416,248      $408,929      $357,673
                                                                ========      ========      ========

        See accompanying notes to the consolidated financial statements

                              FEDDERS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 FOUR MONTHS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (AMOUNTS IN THOUSANDS)
                                                                    (UNAUDITED)
Cash flows from operating activities:
Net loss....................................................   $(15,301)    $(22,756)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      3,413        3,071
  Deferred income taxes.....................................          2           13
  Stock option repricing....................................      2,256         (339)
  Cumulative effect of a change in accounting principle.....         --       11,906
  Gain on sale of joint venture interest....................       (638)          --
  Partners' net interest in joint venture results...........      1,355          526
Changes in operating assets and liabilities:
  Accounts receivable.......................................     21,417       10,142
  Inventories...............................................    (66,538)     (55,116)
  Other current assets......................................     (5,993)      (5,375)
  Other assets..............................................        115        1,389
  Accounts payable..........................................     30,395       14,361
  Accrued expenses..........................................    (24,412)      (6,320)
  Income taxes payable......................................     (5,452)      (4,794)
  Other long-term liabilities...............................        984         (301)
  Other -- net..............................................        165          609
                                                               --------     --------
Net cash used in operating activities.......................    (58,232)     (52,984)
                                                               --------     --------
Cash flows from investing activities:
  Additions to property, plant and equipment................     (2,116)      (2,947)
  Disposal of property, plant and equipment.................         --           15
  Sale of joint venture interest............................      1,561           --
                                                               --------     --------
Net cash used in investing activities.......................       (555)      (2,932)
                                                               --------     --------
Cash flows from financing activities:
  Proceeds from short-term notes............................     22,926       14,475
  Proceeds from stock options exercised.....................      1,709           --
  Repayments of long-term debt..............................     (2,300)      (1,135)
  Cash dividends............................................     (2,383)      (1,944)
  Preferred stock exchange offer expenses...................        (24)         (40)
                                                               --------     --------
Net cash provided by financing activities...................     19,928       11,356
                                                               --------     --------
Net decrease in cash and cash equivalents...................    (38,859)     (44,560)
Cash and cash equivalents at beginning of period............     60,902       67,379
                                                               --------     --------
Cash and cash equivalents at end of period..................   $ 22,043     $ 22,819
                                                               ========     ========
Supplemental disclosure:
  Interest paid.............................................   $    881     $    768
  Income taxes paid.........................................        223          633
                                                               ========     ========

        See accompanying notes to the consolidated financial statements

                              FEDDERS CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The financial information included herein is unaudited and prepared in accordance with the instructions for Form 10-Q; however, such information reflects all adjustments, which consist solely of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of results for the interim periods. Reference should be made to the annual financial statements, including footnotes thereto, included in Fedders Corporation's (the "Company") Annual Report on Form 10-K for the fiscal year ended August 31, 2003. The Company's fiscal year end through the 2003 fiscal year was August 31. However, on August 26, 2003 the Board of Directors decided to change the Company's fiscal year end from August 31, to December 31. Reference to a "fiscal year" period throughout the notes refer to the Company's August 31 fiscal year basis of reporting. The financial statements and notes included herein provide unaudited results of the Company for the four month transition period from September 1, 2003 through December 31, 2003. The prior unaudited four month period ended December 31, 2002 has been provided for comparison purposes.

     Certain reclassifications have been made in prior-year amounts to conform to the current-year presentation.

2.  STOCK COMPENSATION

     On October 28, 2003, the Board of Directors granted options to purchase approximately 791,000 shares of the Common Stock of the Company to 25 employees under a stock option plan approved by stockholders in 1996. The exercise price of the options is equal to the fair market value of the Common Stock of the Company on the date of the grant. These options have a term of 5 years and vest in increments of 25% per year over a four-year period on the anniversary date of the grant.

     The Company accounts for stock options issued to its employees under the recognition and measurement principles of APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying Common Stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair-value recognition provisions of SFAS No. 123 to stock-based employee compensation.

                                                               FOUR MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
Net loss applicable to common stockholders-as reported......  $(15,785)  $(22,756)
Add: Stock-based employee compensation expense (income)
  included in reported net loss, net of related tax
  effects...................................................     1,523       (229)
Deduct: Total stock-based employee compensation expense
  determined under fair-value-based method for all awards,
  net of related tax effects................................        64        120
                                                              --------   --------
Pro forma net loss..........................................  $(14,326)  $(23,105)
                                                              ========   ========
Net loss per common share:
  Basic and diluted -- as reported..........................  $  (0.52)  $  (0.70)
  Basic and diluted -- pro forma............................  $  (0.47)  $  (0.71)

3. ASSET IMPAIRMENT, EMPLOYEE SEVERANCE AND OTHER RESTRUCTURING AND RELATED CHARGES

     In the fourth quarter of fiscal year 2001, the Company announced a plan to restructure its existing operations, which included the transfer of a majority of the Company's room air conditioner production, as

                              FEDDERS CORPORATION
well as all production of dehumidifiers and compressors, from its Illinois, Tennessee and Maryland facilities to facilities in China in order to lower costs and improve profitability. The Company's plan resulted in charges for fixed-asset impairments, employee severance costs, inventory write-downs, and other restructuring charges directly related to the restructuring plan, including facility closing costs and lease termination costs. In conjunction with the restructuring plan, the Company recorded $13,694 of charges in the fourth quarter of fiscal year 2001. In the four months ended December 31, 2003, the Company expended $137, primarily for facility closing costs.

     The following table displays the activity and balances of the restructuring reserve account from August 31, 2003 to December 31, 2003.

                                            AUGUST 31,
                                               2003                               DECEMBER 31,
                                             BALANCE     ADDITIONS   DEDUCTIONS   2003 BALANCE
                                            ----------   ---------   ----------   ------------
Workforce reductions......................    $  586         --          --          $  586
Facility closing costs....................       477         --         137             340
Other costs...............................       214         --          --             214
                                              ------       ----         ---          ------
  Total...................................    $1,277         --         137          $1,140
                                              ======       ====         ===          ======

     The remaining balance of $1,140, which consists primarily of workforce reduction and facility closing costs, is expected to be expended during the twelve months ended December 31, 2004. The final amounts will be settled upon the expiration period for workers' compensation claims and completion of facility clean up and waste removal.

4.  STOCKHOLDERS' EQUITY

     In October 2002, the Company's Board of Directors approved a plan pursuant to which a new class of cumulative Preferred Stock would be offered to stockholders in exchange for up to 15,000,000 shares of the Company's Common Stock, with 0.14 shares of Preferred Stock being offered in exchange for every share of Common Stock. The Series A Cumulative Preferred Stock receives a cumulative annual dividend of $2.15 and has a liquidation preference of $25.00 plus the amount of any accrued and unpaid dividends. The holders of the Series A Cumulative Preferred Stock have no right to vote, except in limited circumstances. The exchange of 2,315,750 shares of Common Stock for 323,947 shares of Series A Cumulative Preferred Stock was completed on December 27, 2002 and is reflected in the Company's financial statements as of December 31, 2002.

     On October 1, 2003, the Company granted an officer 150,000 shares of restricted Common Stock of the Company pursuant to the officer's employment agreement. The officer is not permitted to sell, assign, transfer, pledge or otherwise encumber these shares prior to January 1, 2007. The Company recorded $0.9 million of deferred compensation expense to be amortized over the vesting period.

     On December 5, 2003, the Company's Board of Directors authorized the distribution of transferable rights to the holders of the Company's Common and Class B stock. In the rights offering, holders of Common Stock and Class B Stock as of December 22, 2003 received subscription rights to purchase shares of Series A Cumulative Preferred Stock. Every 20 rights entitled the holder to purchase one share of Cumulative Preferred Stock at the subscription price of $23.70 per share, and carried with it a basic subscription right and an over-subscription right. The rights offering expired at 5:00 p.m. New York City time on January 16, 2004. (see NOTE 13)

                              FEDDERS CORPORATION

5.  EARNINGS PER SHARE

     For the four months ended December 31, 2003 and 2002, net loss per share was computed using the weighted average number of shares of Common and Class B stock outstanding, which amounted to approximately 30,179,359 and 32,489,203 shares, respectively. Due to their anti-dilutive effect, 736,567 and zero options were excluded from the computation of diluted earnings per share for the four months ended December 31, 2003 and 2002, respectively.

6.  STOCK OPTION REPRICING

     In October 2000, the Company's Board of Directors approved the repricing of a majority of unexercised stock options, reducing the exercise price to $3.625 per share, which was the fair market value of the Class A Stock on the date of repricing. For the four months ended December 31, 2003, the Company recorded a $2.3 million charge to compensation expense due to the variable accounting treatment associated with the value of re-priced stock options to reflect the increase in the market price of Fedders Stock. As a result of the exercise of 851,769 options during the four month period ended December 31, 2003, the Company's additional paid in capital increased by $5,794. For the four months ended December 31, 2002, the Company recorded a $339 reduction to compensation expense to reflect changes in the market price of the Company's stock.

7.  GOODWILL AND INTANGIBLE ASSETS

     The Company records the excess purchase price of net tangible and intangible assets acquired over their estimated fair value as goodwill. The Company adopted the provisions of SFAS 142 "Goodwill and Other Intangible Assets" ("SFAS 142"), as of September 1, 2002. Under SFAS 142, the Company is required to test goodwill for impairment at least annually. The Company has elected to perform its annual test for indications of goodwill impairment as of September 1 of each year. The Company identifies potential goodwill impairment by comparing the fair value of a reporting segment with its carrying amount, including goodwill. The Company determines fair value using a discounted cash flow and market-multiple approach. If the fair value of a reporting segment exceeds its carrying amount, goodwill of the reporting segment is not considered impaired. If the carrying amount of a segment exceeds its fair value, the amount of goodwill impairment loss, if any, must be measured. The Company measures the amount of goodwill impairment loss by comparing the implied fair value of reporting segment goodwill with the carrying amount of that goodwill. If the carrying amount of the segment goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized as an operating expense.

     The Company completed the transitional goodwill impairment test during the fourth quarter of fiscal year 2003 and recognized a non-cash goodwill impairment charge of $11.9 million within its Engineered Products reporting segment. As required, the transitional goodwill impairment charge was recorded as a cumulative effect of a change in accounting principle as of September 1, 2002. In accordance with SFAS No. 142, the Company ceased amortization of goodwill as of September 1, 2002.

     Goodwill and other intangible assets consist of the following:

                                                              DECEMBER 31,   AUGUST 31,
                                                                  2003          2003
                                                              ------------   ----------
Goodwill....................................................    $78,630       $78,630
                                                                =======       =======
Gross other amortizable intangibles.........................    $ 3,178       $ 3,189
Accumulated amortization....................................     (1,493)       (1,401)
                                                                -------       -------
Other intangible assets.....................................    $ 1,685       $ 1,788
                                                                =======       =======

                              FEDDERS CORPORATION

     As of December 31, 2003 and August 31, 2003, the Company had goodwill of $70,133 and $8,497 reflected in its HVACR and Engineered Products reportable segments, respectively. Other intangible assets primarily include a right associated with a joint venture that is being amortized over 20 years. Amortization expense for the four months ended December 31, 2003 and 2002 is $63 and $60, respectively. Estimated amortization expense for other intangible assets will be approximately $180 for each of the next five years.

8.  ASSETS HELD FOR SALE

     In connection with a restructuring of the Company's operations in 2001 (Note 3), the Company ceased production at its Walkersville, Maryland facility, part of the Company's HVACR reportable segment. In December 2002, the Company began the process of actively marketing the sale of the Walkersville facility. The Company anticipates the selling price of the facility will exceed its net book value after consideration of selling expenses associated with marketing the facility for sale. A vacant property belonging to the Company in Ningbo, China is also being marketed for sale. The sale of both properties is expected to be completed no later than June 2004. At December 31, 2003, assets totaling $8,564, which consist of land, land improvements, buildings, and building improvements have been classified as "Assets Held for Sale" and are no longer being depreciated in accordance with SFAS 144.

     The following table presents the carrying amount, by asset class, of the "Assets Held for Sale" at December 31:

                                                               2003
                                                              ------
Land and land improvements..................................  $2,181
Building, net...............................................   4,587
Building improvements, net..................................   1,796
                                                              ------
Assets Held for Sale........................................  $8,564
                                                              ======

9.  INDUSTRY SEGMENTS

     The Company has two reportable segments: Heating, Ventilation, Air Conditioning and Refrigeration ("HVACR") and Engineered Products. The Company's reportable segments were determined based upon several factors, including the nature of the products provided and markets served. Each reportable segment is managed separately and includes various operating segments that have been aggregated due to similar economic characteristics.

     The HVACR segment designs, manufactures and distributes window, split, multi-split, through-the wall, portable and vertical packaged unit air conditioners and dehumidifiers. HVACR products are distributed through a variety of sales channels, including national retailers, regional retailers, wholesale distributors, catalog supply houses, private label/OEM, government direct and the Internet.

     The Engineered Products segment designs, manufactures and distributes media filters, electronic filters, humidifiers, dust collectors, fan filter units, and solid-state thermoelectric heat pump modules. These products are sold through manufacturers' representatives, distributors and direct sales to end-users.

                              FEDDERS CORPORATION

SUMMARY OF BUSINESS BY SEGMENT:

                                                               FOUR MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
Net sales:
  HVACR.....................................................  $ 42,814   $ 36,555
  Engineered Products.......................................    12,740     12,748
                                                              --------   --------
  Net sales.................................................  $ 55,554   $ 49,303
                                                              ========   ========
Loss before interest, taxes and cumulative effect of a
  change in accounting principle:
  HVACR.....................................................  $ (9,749)  $ (8,246)
  Engineered Products.......................................       947        (53)
                                                              --------   --------
  Segment income before interest and taxes..................    (8,802)    (8,299)
  Cumulative effect of a change in accounting principle.....        --     11,906
  Non-allocated expenses....................................     7,857      1,809
  Interest expense, net.....................................     6,003      5,964
  Benefit for income taxes..................................    (7,361)    (5,222)
                                                              --------   --------
  Net loss..................................................  $(15,301)  $(22,756)
                                                              ========   ========

                                                    DECEMBER 31,   AUGUST 31,   DECEMBER 31,
                                                        2003          2003          2002
                                                    ------------   ----------   ------------
Total assets:
HVACR.............................................    $310,646      $266,967      $255,747
Engineered Products...............................      52,826        53,024        54,957
Non-allocated assets..............................      52,776        88,938        46,969
                                                      --------      --------      --------
                                                      $416,248      $408,929      $357,673
                                                      ========      ========      ========

10.  GUARANTEES

  PRODUCT WARRANTY

     Certain of the Company's products are covered by standard product warranty plans that extend from 1 to 5 years. In addition, major retailers have consumer return policies which allow consumers to return product that may be defective in lieu of field service. Upon return to the Company, these units are inspected, repaired as required, reboxed and held for future sale as factory reconditioned products. A portion of those units returned is not repairable. At the time revenue is recognized, upon shipment, measurements of those sales are reduced by estimates of the future costs associated with fulfilling warranty obligations and for the expense associated with repairing or scrapping defective returns.

     The Company uses historical failure and defective return rates, which may or may not be indicative of future rates. Each quarter, the estimate of warranty and defective return obligations including the assumptions about estimated failure and return rates, is reevaluated.

                              FEDDERS CORPORATION

     The following table displays the activity and balances of the product warranty liability from August 31, 2003 to December 31, 2003:

                                                              FOUR MONTHS ENDED
                                                              DECEMBER 31, 2003
                                                              -----------------
Warranty balance at August 31, 2003.........................       $ 9,660
Accruals for warranties issued during the period............           690
Settlements made during the period..........................        (4,709)
                                                                   -------
Warranty balance at December 31, 2003.......................       $ 5,641
                                                                   =======

  LOAN GUARANTEES

     Guarantees of subsidiary debt by Fedders Corporation ("the Parent") and subsidiaries consist of the following at December 31, 2003:

          (i) The Parent guarantees the obligations of Fedders North America, Inc. ("FNA") under its 9 3/8% Senior Subordinated Notes due 2007 (the "Notes"). This is a guarantee of payment of principal and interest on the Notes that arose in connection with the issuance and sale of $150 million in principal amount of the Notes. The Parent would be required to perform under the guarantee in the event FNA failed to pay principal and interest when due or to perform its obligations under the indenture pursuant to which the Notes were issued.

          (ii) The Parent and various subsidiaries guarantee the obligations of certain subsidiaries under a $100 million working capital line of credit. The line of credit bears interest at LIBOR +2% or the prime rate of Wachovia Bank and expires in February 2006. The Parent and guarantor subsidiaries would be required to perform under the guarantees in the event that the borrowing subsidiaries failed to repay amounts borrowed under the line of credit and interest and other charges associated therewith, or failed to comply with the provisions of the credit agreement. There is no outstanding loan balance at December 31, 2003.

          (iii) The Parent guarantees the obligations of its subsidiary, Melcor Corporation, under a $1.3 million New Jersey Economic Development Authority Economic Development Bond. The bond bears interest at the rate of 6.6% per annum and matures in July 2010. The Parent would be required to perform under the guaranty in the event that Melcor fails to pay the principal of and interest on the bond or fails to comply with the provisions of the bond agreement pursuant to which the bond was issued. The outstanding loan balance at December 31, 2003 is $0.9 million.

          (iv) The Parent and Melcor Corporation guarantee the obligations of a subsidiary, Eubank Manufacturing Enterprises, Inc., under an equipment financing lease in the amount of $3.1 million. The lease bears interest at the rate of 7.16% per annum and expires in December 2007. The Parent and Melcor Corporation would be required to perform under the guarantee in the event Eubank fails to pay rent when due or fails to comply with the provisions of the lease agreement. The outstanding loan balance at December 31, 2003 is $2.1 million.

          (v) The Parent guarantees the obligations of a subsidiary, Eubank Manufacturing Enterprises, Inc., under a loan agreement providing for a loan of $2.0 million. The loan bears interest at the prime rate of Flag Bank and matures in February 2007. The Parent would be required to perform under the guaranty in the event Eubank fails to pay the principal of and interest on the loan or fails to comply with the provisions of the loan agreement. The outstanding loan balance at December 31, 2003 is $0.5 million.

          (vi) The Parent guarantees the obligations of a subsidiary, Fedders Shanghai Co., Ltd. ("FSC") under a working capital line of credit totaling $6.0 million. The line of credit bears interest at the rate of

                              FEDDERS CORPORATION

     SIBOR +1.5% per annum and matures at various dates. The Parent would be obligated to perform under the guarantee in the event that FSC fails to pay the principal of and interest on the loan or fails to comply with the provisions of the loan agreement. The outstanding loan balance at December 31, 2003 is $1.2 million.

          (vii) The Parent guarantees the obligations of a subsidiary, Polenz GmbH ("Polenz"), under a Euro 6.0 million working capital line of credit. The line of credit bears interest at the rate of LIBOR +2.5% per annum and matures June 2004. The Parent would be obligated to perform under the guarantee in the event Polenz fails to pay the principal of and interest on the loan or fails to comply with the provisions of the loan agreement. There is no outstanding loan balance at December 31, 2003.

          (viii) The Parent guarantees the obligations of a subsidiary, Fedders Koppel, Inc. ("FK"), under a Ph peso 320 million term loan. The loan bears interest at the rate of Phibor +3% per annum and matures May 2005. The Parent would be obligated to perform under the guarantee in the event that FK fails to pay the principal of and interest on the loan or fails to comply with the provisions of the loan agreement. The outstanding loan balance at December 31, 2003 is $1.8 million.

          (ix) The Parent guarantees the obligations of a subsidiary, Eubank Manufacturing Enterprises, Inc., under a mortgage agreement providing for a loan of $1.0 million. The loan has an interest rate of 4.25% and matures in June 2008. The Parent would be required to perform under the guaranty in the event Eubank fails to pay the principal of and interest on the loan or fails to comply with the provisions of the loan agreement. The outstanding loan balance at December 31, 2003 is $0.9 million.

     The Company also provides loan guarantees to two joint ventures which are not consolidated in the Company's financial statements:

          (i) Fedders International, Inc., ("FI") a subsidiary of the Company, guarantees up to 50% of the obligations of a 50%-owned joint venture, Universal Comfort Products Pvt., Ltd., ("UCPL"), under a Rupees 230 million term loan. The loan bears interest at the rate of State Bank Mid Term Loan Rate and matures November 2006. FI would be obligated to perform under the guaranty in the event UCPL fails to pay the principal of and interest on the loan or fails to comply with the terms of the loan agreement. FI's exposure under the guarantee at December 31, 2003 is $2.3 million.

          (ii) Fedders Indoor Air Quality (Suzhou) Co., Ltd., ("FIAQ"), a subsidiary of the Company, guarantees up to RMB 5 million of the obligations of Xi'an Fedders Dong Fang Air Conditioner Compressor Co., Ltd., ("FDF"), a 50%-owned joint venture of the Company, under a working capital line of credit. The line of credit bears interest at the rate set by the Peoples Bank of China and matures December 2004. FIAQ would be obligated to perform its obligations under the guaranty in the event FDF fails to pay the principal of and interest on the loan or fails to comply with the provisions of the loan agreement. FIAQ's maximum exposure under the guarantee is $0.6 million as of December 31, 2003.

11.  ACQUISITIONS AND JOINT VENTURES

     On October 21, 2003, the Company entered into a joint venture with Jiangsu Xingrong Hi-Tech Company ("Xingrong") to design, produce and market heat exchangers used in air conditioners. The Company and Xingrong each have a 50% interest in the joint venture, Changzhou Fedders Xingrong Air Conditioner Components Co., Ltd. This joint venture is included within the HVACR reportable segment. The Company reports the results of the joint venture by the equity method of accounting.

     On December 9, 2003, the Company and BSH Bosch und Siemens Hausgerate GmbH terminated their joint venture named BSH and Fedders International Air Conditioning, S.A., as of November 2003. This joint venture was established on March 24, 1998. The Company agreed to sell its interest for the sum of 3.6 million

                              FEDDERS CORPORATION

Euros, approximately $4.4 million. The two parties also settled other various claims. Net proceeds received from the sale were $1.6 million. The Company realized a gain of $0.6 million on the sale.

     On December 29, 2003 the Company entered into a strategic alliance with WFI Industries Ltd. ("WFI") to produce water source heat pumps in China. These units will be sold in China and Korea by WFI under the WaterFurnace brand.

12.  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     On December 23, 2003, the FASB issued Statement of Financial Accounting Standards No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106, and a revision of FASB Statement No. 132." This Statement requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The new disclosures are generally effective for 2003 calendar year-end financial statements of public companies, with a delayed effective date for certain disclosures for foreign plans. The Company does not provide defined pension and postretirement benefits and therefore is not subject to the additional disclosure requirements of this revised statement.

13.  SUBSEQUENT EVENTS

     On December 5, 2003, the Company's Board of Directors authorized the distribution of transferable rights to the Company's Common and Class B stockholders. Stockholders received one right for every share of Common Stock and Class B Stock they held as of December 22, 2003. Every 20 rights entitled the holder to purchase one share of Cumulative Preferred Stock at the subscription price of $23.70 per share, and carried with it a basic subscription right and an over-subscription right. As of January 16, 2004, 1,195,092 shares of Cumulative Preferred Stock had been issued as a result of the offering for gross proceeds of $28.3 million.

     In January 2004, the Company announced that it is establishing a research and development center in China and the existing engineering facility in Singapore will be closed at the end of 2004.

     On February 6, 2004, the Company announced the commencement by its wholly owned subsidiary, Fedders North America, Inc. ("FNA"), of a cash tender offer for any and all of FNA's outstanding 9 3/8% Senior Subordinated Notes due 2007, issued August 24, 1999, and any and all of FNA's outstanding 9 3/8% Senior Subordinated Notes due 2007, issued August 18, 1997 (collectively, the "Notes"). In connection with the tender offer, FNA is also soliciting consents to the adoption of certain proposed amendments to the Notes and the related indentures governing the Notes. The total consideration offered in the tender is comprised of the tender offer consideration and a consent payment. The tender offer consideration is equal to $1,012.50 per $1,000 principal amount of Notes plus accrued and unpaid interest from the last interest payment up to, but not including, the settlement date. The consent payment, made to holders who effectively consent to amend the Notes, is $20.00 per $1,000 principal amount of Notes.

14.  SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The following presentation of the supplemental condensed consolidating financial statements has been prepared on a historical basis taking into account the guarantor/non-guarantor structure that resulted from the issuance of the Senior Notes due 2014. Fedders North America, Inc. ("FNA") is a wholly owned subsidiary of Fedders Corporation (the "Company"). FNA and the Company are the issuer and a guarantor, respectively, of the Senior Notes due 2014. In addition, the subsidiaries of FNA are also guarantors of the notes. The Company's and the subsidiaries' guarantees are full and unconditional. The following condensed consolidating financial statements present separate information for FNA and its subsidiary guarantors, the Company, and the non-guarantor subsidiaries, and should be read in conjunction with the consolidated financial statements of the Company.

                              FEDDERS CORPORATION

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                        AND COMPREHENSIVE INCOME (LOSS)

                                                     FOUR MONTHS ENDED DECEMBER 31, 2003
                                          ----------------------------------------------------------
                                          FEDDERS
                                           NORTH      OTHER                ELIMINATING     FEDDERS
                                          AMERICA    FEDDERS   CORPORATE     ENTRIES     CORPORATION
                                          --------   -------   ---------   -----------   -----------
Net sales...............................  $ 44,481   $73,671         --     $(62,598)     $ 55,554
Cost of sales...........................    45,324    65,527         --      (62,598)       48,253
Selling, general and administrative
  expense(a)............................    12,141     6,635   $  4,732           --        23,508
Gain on sale of joint venture
  interest..............................        --      (638)        --           --          (638)
                                          --------   -------   --------     --------      --------
Operating (loss) income.................   (12,984)    2,147     (4,732)          --       (15,569)
Partners' net interest in joint venture
  results...............................       126    (1,481)        --           --        (1,355)
Equity income in investment.............        --        --    (12,135)      12,135            --
Interest expense, net(b)................    (5,236)     (689)       (78)          --        (6,003)
Other income (expense)..................      (125)      172        218           --           265
                                          --------   -------   --------     --------      --------
(Loss) income before income taxes.......   (18,219)      149    (16,727)      12,135       (22,662)
(Benefit) provision for income taxes....    (6,023)       88     (1,426)          --        (7,361)
                                          --------   -------   --------     --------      --------
Net (loss) income.......................   (12,196)       61    (15,301)      12,135       (15,301)
Preferred stock dividends...............        --        --       (484)          --          (484)
                                          --------   -------   --------     --------      --------
Net (loss) income applicable to common
  stockholders..........................   (12,196)       61    (15,785)      12,135       (15,785)
Foreign currency translation, net of
  tax...................................      (121)      621        493         (500)          493
                                          --------   -------   --------     --------      --------
Comprehensive (loss) income.............  $(12,317)  $   682   $(15,292)    $ 11,635      $(15,292)
                                          ========   =======   ========     ========      ========

                              FEDDERS CORPORATION

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                        AND COMPREHENSIVE INCOME (LOSS)

                                                     FOUR MONTHS ENDED DECEMBER 31, 2002
                                          ----------------------------------------------------------
                                          FEDDERS
                                           NORTH      OTHER                ELIMINATING     FEDDERS
                                          AMERICA    FEDDERS   CORPORATE     ENTRIES     CORPORATION
                                          --------   -------   ---------   -----------   -----------
Net sales...............................  $ 41,868   $51,341         --     $(43,906)     $ 49,303
Cost of sales...........................    38,865    45,373         --      (43,906)       40,332
Selling, general and administrative
  expense(a)............................    12,441     5,729   $    484           --        18,654
                                          --------   -------   --------     --------      --------
Operating (loss) income.................    (9,438)      239       (484)          --        (9,683)
Partners' net interest in joint venture
  results...............................        --      (526)        --           --          (526)
Equity income in investment.............        --        --    (22,592)      22,592            --
Interest (expense) income, net(b).......    (5,576)     (642)       254           --        (5,964)
Other income............................        74        22          5           --           101
                                          --------   -------   --------     --------      --------
Loss before income taxes and cumulative
  effect of a change in accounting
  principle.............................   (14,940)     (907)   (22,817)      22,592       (16,072)
Benefit for income taxes................    (4,966)     (195)       (61)          --        (5,222)
                                          --------   -------   --------     --------      --------
Net loss before cumulative effect of a
  change in accounting principle........    (9,974)     (712)   (22,756)      22,592       (10,850)
Cumulative effect of a change in
  accounting principle..................    11,906        --         --           --        11,906
                                          --------   -------   --------     --------      --------
Net loss................................   (21,880)     (712)   (22,756)      22,592       (22,756)
Foreign currency translation, net of
  tax...................................        (1)       68         66          (67)           66
                                          --------   -------   --------     --------      --------
Comprehensive loss......................  $(21,881)  $  (644)  $(22,690)    $ 22,525      $(22,690)
                                          ========   =======   ========     ========      ========

                              FEDDERS CORPORATION

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                                           AS OF DECEMBER 31, 2003
                                         -----------------------------------------------------------
                                         FEDDERS
                                          NORTH      OTHER                 ELIMINATING     FEDDERS
                                         AMERICA    FEDDERS    CORPORATE     ENTRIES     CORPORATION
                                         --------   --------   ---------   -----------   -----------
                                               ASSETS
Current assets:
  Cash and cash equivalents............  $ 13,657   $  8,386         --           --      $ 22,043
  Net accounts receivable..............    18,646     11,072         --           --        29,718
  Net inventories......................   111,587     33,899         --           --       145,486
  Assets held for sale.................     8,249        315         --           --         8,564
  Other current assets.................     2,864     23,266   $ 16,897     $ (7,023)       36,004
                                         --------   --------   --------     --------      --------
Total current assets...................   155,003     76,938     16,897       (7,023)      241,815
Investments in subsidiaries............        --         --    (11,047)      11,047            --
Net property, plant and equipment......    38,911     15,160        591           --        54,662
Goodwill...............................    62,870     15,760         --           --        78,630
Other intangible assets................     1,685         --         --           --         1,685
Other assets...........................     8,035        624     30,797           --        39,456
                                         --------   --------   --------     --------      --------
Total assets...........................  $266,504   $108,482   $ 37,238     $  4,024      $416,248
                                         ========   ========   ========     ========      ========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term notes.....................        --   $ 30,446         --           --      $ 30,446
  Current portion of long-term debt....  $  1,446      1,331   $      2           --         2,779
  Accounts and income taxes payable....    27,983     57,084      1,246           --        86,313
  Accrued expenses.....................    21,497      9,492      8,043           --        39,032
                                         --------   --------   --------     --------      --------
Total current liabilities..............    50,926     98,353      9,291           --       158,570
Long-term debt.........................   157,027      1,938         --           --       158,965
Other long-term liabilities............       630     11,630     30,526     $ (7,023)       35,763
Net due to (from) affiliates...........    62,829      2,700    (65,529)          --            --
Stockholders' equity:
  Preferred Stock......................        --         --          7           --             7
  Common and Class B Stock.............         5         --        389           (5)          389
  Additional paid-in capital...........    20,292     25,542     80,680      (45,834)       80,680
  Retained earnings (deficit)..........   (24,292)   (30,840)    23,603       55,132        23,603
  Deferred compensation and treasury
     stock.............................        --         --    (39,977)          --       (39,977)
  Accumulated other comprehensive
     loss..............................      (913)      (841)    (1,752)       1,754        (1,752)
                                         --------   --------   --------     --------      --------
Total stockholders' equity.............    (4,908)    (6,139)    62,950       11,047        62,950
                                         --------   --------   --------     --------      --------
Total liabilities and stockholders'
  equity...............................  $266,504   $108,482   $ 37,238     $  4,024      $416,248
                                         ========   ========   ========     ========      ========

                              FEDDERS CORPORATION

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                                          AS OF AUGUST 31, 2003
                                 ------------------------------------------------------------------------
                                 FEDDERS NORTH    OTHER                                         FEDDERS
                                    AMERICA      FEDDERS    CORPORATE   ELIMINATING ENTRIES   CORPORATION
                                 -------------   --------   ---------   -------------------   -----------
                                                 ASSETS
Current assets:
  Cash and cash equivalents....    $ 53,731      $  7,171         --               --          $ 60,902
  Net accounts receivable......      35,850        15,328         --               --            51,178
  Net inventories..............      61,150        17,798         --               --            78,948
  Assets held for sale.........       8,249           315         --               --             8,564
  Other current assets.........       1,829        18,941   $ 15,370         $ (7,023)           29,117
                                   --------      --------   --------         --------          --------
Total current assets...........     160,809        59,553     15,370           (7,023)          228,709
Investments in subsidiaries....          --            --     17,139          (17,139)               --
Net property, plant and
  equipment....................      40,528        14,678        654               --            55,860
Goodwill.......................      62,870        15,760         --               --            78,630
Other intangible assets........       1,788            --         --               --             1,788
Other assets...................       7,836         5,680     30,426               --            43,942
                                   --------      --------   --------         --------          --------
Total assets...................    $273,831      $ 95,671   $ 63,589         $(24,162)         $408,929
                                   ========      ========   ========         ========          ========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term notes.............          --      $  7,520         --               --          $  7,520
  Current portion of long-term
     debt......................    $  3,295         1,341   $     16               --             4,652
  Accounts and income taxes
     payable...................      22,759        32,294      7,211               --            62,264
  Accrued expenses.............      46,774         8,539      9,239               --            64,552
                                   --------      --------   --------         --------          --------
Total current liabilities......      72,828        49,694     16,466               --           138,988
Long-term debt.................     156,909         2,483         --               --           159,392
Other long-term liabilities....       1,135        11,745     29,764         $ (7,023)           35,621
Net due to (from) affiliates...      18,999        38,570    (57,569)              --                --
Stockholders' equity:..........          --            --         --               --                --
  Preferred Stock..............          --            --          7               --                 7
  Common and Class B Stock.....           5            --        378               (5)              378
  Additional paid-in capital...      20,292        25,542     74,025          (45,834)           74,025
  Retained earnings
     (deficit)(f)..............       4,455       (30,901)    40,179           26,446            40,179
  Deferred compensation and
     treasury stock............          --            --    (37,416)              --           (37,416)
  Accumulated other
     comprehensive loss........        (792)       (1,462)    (2,245)           2,254            (2,245)
                                   --------      --------   --------         --------          --------
Total stockholders' equity.....      23,960        (6,821)    74,928          (17,139)           74,928
                                   --------      --------   --------         --------          --------
Total liabilities and
  stockholders' equity.........    $273,831      $ 95,671   $ 63,589         $(24,162)         $408,929
                                   ========      ========   ========         ========          ========

                              FEDDERS CORPORATION

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                                          AS OF DECEMBER 31, 2002
                                      ----------------------------------------------------------------
                                      FEDDERS NORTH    OTHER                 ELIMINATING     FEDDERS
                                         AMERICA      FEDDERS    CORPORATE     ENTRIES     CORPORATION
                                      -------------   --------   ---------   -----------   -----------
                                                ASSETS
Current assets:
  Cash and cash equivalents.........    $ 17,426      $  5,393         --           --      $ 22,819
  Net accounts receivable...........      13,292         8,334         --           --        21,626
  Net inventories...................      60,284        43,412         --           --       103,696
  Assets held for sale..............       8,249            --         --           --         8,249
  Other current assets..............       4,568        13,354   $ 13,647     $ (7,023)       24,546
                                        --------      --------   --------     --------      --------
Total current assets................     103,819        70,493     13,647       (7,023)      180,936
Investments in subsidiaries.........          --            --     (1,942)       1,942            --
Net property, plant and equipment...      43,187        14,399        752           --        58,338
Goodwill............................      62,870        15,760         --           --        78,630
Other intangible assets.............       1,510            --         --           --         1,510
Other assets........................       8,443         4,624     25,192           --        38,259
                                        --------      --------   --------     --------      --------
Total assets........................    $219,829      $105,276   $ 37,649     $ (5,081)     $357,673
                                        ========      ========   ========     ========      ========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term notes..................          --      $ 24,304         --           --      $ 24,304
  Current portion of long-term
     debt...........................    $  1,814         1,385        (94)          --         3,105
  Accounts and income taxes
     payable........................      11,278        44,372   $  1,760           --        57,410
  Accrued expenses..................      17,261         7,680      4,866           --        29,807
                                        --------      --------   --------     --------      --------
Total current liabilities...........      30,353        77,741      6,532           --       114,626
Long-term debt......................     159,223         3,682        (14)          --       162,891
Other long-term liabilities.........       2,008        11,110     19,850     $ (7,023)       25,945
Net due to (from) affiliates........      20,289        22,641    (42,930)          --            --
Stockholders' equity:
  Preferred Stock...................          --            --          3           --             3
  Common and Class B Stock..........           5            --        384           (5)          384
  Additional paid-in capital........      20,292        25,642     68,851      (45,934)       68,851
  Retained earnings (deficit).......     (12,352)      (34,284)    23,823       46,636        23,823
  Deferred compensation and treasury
     stock..........................          --            --    (37,604)          --       (37,604)
  Accumulated other comprehensive
     loss...........................          11        (1,256)    (1,246)       1,245        (1,246)
                                        --------      --------   --------     --------      --------
Total stockholders' equity..........       7,956        (9,898)    54,211        1,942        54,211
                                        --------      --------   --------     --------      --------
Total liabilities and stockholders'
  equity............................    $219,829      $105,276   $ 37,649     $ (5,081)     $357,673
                                        ========      ========   ========     ========      ========

                              FEDDERS CORPORATION

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                     FOUR MONTHS ENDED DECEMBER 31, 2003
                                       ----------------------------------------------------------------
                                       FEDDERS NORTH    OTHER                 ELIMINATING     FEDDERS
                                          AMERICA      FEDDERS    CORPORATE     ENTRIES     CORPORATION
                                       -------------   --------   ---------   -----------   -----------
Net cash (used in) provided by
  operating activities...............    $(64,808)     $ 14,417    $ 8,710     $(16,551)     $(58,232)
                                         --------      --------    -------     --------      --------
Net additions to property, plant and
  equipment..........................        (814)       (1,264)       (38)          --        (2,116)
Sale of joint venture interest.......          --         1,561         --           --         1,561
                                         --------      --------    -------     --------      --------
Net cash (used in) provided by
  investing activities...............        (814)          297        (38)          --          (555)
                                         --------      --------    -------     --------      --------
Proceeds from short-term notes.......          --        22,926         --           --        22,926
Net repayments of long-term debt.....      (1,731)         (555)       (14)          --        (2,300)
Proceeds from stock options
  exercised..........................          --            --      1,709           --         1,709
Cash dividends.......................     (16,551)           --     (2,383)      16,551        (2,383)
Preferred stock exchange offer.......          --            --        (24)          --           (24)
Change in net due to (from)
  affiliate..........................      43,830       (35,870)    (7,960)          --            --
                                         --------      --------    -------     --------      --------
Net cash provided by (used in)
  financing activities...............      25,548       (13,499)    (8,672)      16,551        19,928
                                         --------      --------    -------     --------      --------
Net (decrease) increase in cash and
  cash equivalents...................     (40,074)        1,215         --           --       (38,859)
Cash and cash equivalents at
  beginning of period................      53,731         7,171         --           --        60,902
                                         --------      --------    -------     --------      --------
Cash and cash equivalents at end of
  period.............................    $ 13,657      $  8,386    $    --     $     --      $ 22,043
                                         ========      ========    =======     ========      ========

                              FEDDERS CORPORATION

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                      FOUR MONTHS ENDED DECEMBER 31, 2002
                                        ---------------------------------------------------------------
                                           FEDDERS       OTHER                ELIMINATING     FEDDERS
                                        NORTH AMERICA   FEDDERS   CORPORATE     ENTRIES     CORPORATION
                                        -------------   -------   ---------   -----------   -----------
Net cash used in operating
  activities..........................    $(43,189)     $(1,802)   $(7,993)       --         $(52,984)
                                          --------      -------    -------         --        --------
Net additions to property, plant and
  equipment...........................      (1,213)      (1,714)        (5)       --           (2,932)
                                          --------      -------    -------         --        --------
Net cash used in investing
  activities..........................      (1,213)      (1,714)        (5)       --           (2,932)
                                          --------      -------    -------         --        --------
Proceeds from short-term notes........          --       14,475         --        --           14,475
Net repayments of long-term debt......        (629)        (275)      (231)       --           (1,135)
Cash dividends........................          --           --     (1,944)       --           (1,944)
Other.................................          --           --        (40)       --              (40)
Change in net due to (from)
  affiliate...........................      (2,045)      (8,168)    10,213        --               --
                                          --------      -------    -------         --        --------
Net cash (used in) provided by
  financing activities................      (2,674)       6,032      7,998        --           11,356
                                          --------      -------    -------         --        --------
Net (decrease) increase in cash and
  cash equivalents....................     (47,076)       2,516         --        --          (44,560)
Cash and cash equivalents at beginning
  of period...........................      64,502        2,877         --        --           67,379
                                          --------      -------    -------         --        --------
Cash and cash equivalents at end of
  period..............................    $ 17,426      $ 5,393    $    --        --         $ 22,819
                                          ========      =======    =======         ==        ========

INTERCOMPANY TRANSACTIONS:

     The historical condensed consolidating financial statements presented above include the following transactions between the Company and FNA:

          a) The Company charges corporate overhead essentially on a cost basis allocated in proportion to sales. Such charges to FNA amounted to approximately $3.4 million and $3.1 million for the four months ended December 31, 2003 and 2002, respectively.

          b) FNA's interest expense reflects actual interest charges on the 9 3/8% Senior Subordinated Notes due 2007, State of Illinois Promissory Note, Trion Industrial Revenue Bond, capital lease obligations and a revolving line of credit.

          c) FNA's depreciation and amortization for the four months ended December 31, 2003 and 2002 amounted to approximately $2.5 million and $1.8 million, respectively. Capital expenditures of FNA amounted to $0.8 million and $1.2 million in the four months ended December 31, 2003 and 2002, respectively.

          d) The Company guarantees FNA's obligations under FNA's revolving credit facility.

          e) The Company's stock option plans include FNA's employees.

          f) Certain reclassifications have been made in the prior year to conform to the current year presentation.

          g) In the four months ended December 31, 2003, FNA declared a dividend of $16,551 to the Company. In Fiscal 2003, FNA did not declare a dividend.

                              FEDDERS CORPORATION

     The following presentation of the supplemental condensed consolidating financial statements has been prepared on a historical basis taking into account the guarantor/non-guarantor structure that will result from the issuance of new Senior Notes due 2014 to be issued in this offering. FNA and the Company are the issuer and a guarantor, respectively, of the Senior Notes due 2014 to be issued in this offering. In addition, the subsidiaries of FNA are also guarantors of the notes. The Company's and the subsidiaries' guarantees are full and unconditional. The following condensed consolidating financial statements present separate information for FNA and its subsidiary guarantors, the Company, and the non-guarantor subsidiaries, and should be read in conjunction with the consolidated financial statements of the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  Fedders logo

                                  $155,000,000
                          9 7/8% SENIOR NOTES DUE 2014

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                          , 2004

--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses, costs and fees (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery, or the court in which such action or suit is brought, shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Article V of the By-laws of the Guarantor provides for indemnification by the Guarantor of its directors and officers to the fullest extent permitted by the DGCL. The Guarantor has purchased insurance on behalf of the present and former directors and officers of the Guarantor and its subsidiaries against liabilities asserted against or incurred by them in such capacity or arising out of their status as such.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
    3.1        Restated Certificate of Incorporation of the Company, dated
               November 18, 1997, filed as Exhibit (3)(i) to the Company's
               Annual report on form 10-K for 1997 and incorporated herein by reference.
    3.2        By-Laws, amended through January 16, 1988, filed as Exhibit
               (3)(vii) to the Company's Annual Report on Form 10-K for
               1987 and incorporated herein by reference.
    4.1        Indenture, dated March 8, 2004, between Fedders North
               America, Inc., Fedders Corporation and U.S. Bank National
               Association, as Trustee, filed as Exhibit 99.2 to the
               Current Report on Form 8-K filed with the SEC on March 9,
               2004 and incorporated herein by reference.
    4.2        Form of Senior Note (included as Exhibit 2 to Exhibit 4.1 to this registration statement, which was filed as Exhibit 99.2 to the Current Report on Form 8-K filed with the SEC on
               March 9, 2004 and incorporated herein by reference).
    4.3*       Registration Rights Agreement, dated March 8, 2004, by and among Fedders North America, Inc., Fedders Corporation and
               Credit Suisse First Boston LLC.

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
    5.1*       Opinion of Robert N. Edwards, Esq., Vice President and
               General Counsel of Fedders.
   10.1        Stock Option Plan VIII, filed as Annex F to the Company's
               Proxy Statement--Prospectus dated May 10, 1996 and
               incorporated herein by reference.
   10.2        Employment Agreement between the Company and Sal Giordano,
               Jr. effective December 14, 2001, filed as Exhibit 10 (ii) to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2002 and incorporated herein by reference.
   12.1*       Statement regarding Computation of Ratio of Earnings to
               Fixed Charges.
   21.1*       Subsidiaries of Fedders Corporation.
   23.1*       Consent of Deloitte & Touche LLP.
   24.1*       Powers of attorney (included on signature pages to the
               Registration Statement).
   25.1*       Statement of Eligibility and Qualification on Form T-1 of
               U.S. Bank National Association as Trustee under the
               Indenture relating to the Company's 9 7/8% Senior Notes due
               2014.
   99.1*       Form of Letter of Transmittal.
   99.2*       Form of Notice of Guaranteed Delivery.
   99.3*       Form of Letter to Brokers, Dealers, Commercial Bankers,
               Trust Companies and Other Nominees.
   99.4*       Form of Letter to Clients.
   99.5*       Guidelines for Certification of Taxpayer Identification
               Number on Substitute Form W-9

---------------

* Filed with this Registration Statement

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that the undertakings set forth in paragraphs
     (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Guarantor pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes:

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus in sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (e) The undersigned Registrant hereby undertakes as follows:

          (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) For purposes of determining any liability under the Securities Act of 1933:

          (1) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

          (2) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Liberty Corner, New Jersey, on the 28th day of May, 2004.

                                          FEDDERS NORTH AMERICA, INC.

                                          By: /s/ MICHAEL GIORDANO
                                            ------------------------------------
                                            Michael Giordano
                                            Executive Vice President, Finance
                                            and Administration

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints each of Michael Giordano, Jr., Kent E. Hansen and Robert N. Edwards his true and lawful attorneys-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement as well as any new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----

              /s/ SAL GIORDANO, JR.                     Chairman, Chief Executive        May 28, 2004
 ------------------------------------------------    Officer and Director (Principal
                Sal Giordano, Jr.                          Executive Officer)


               /s/ MICHAEL GIORDANO                     Executive Vice President,        May 28, 2004
 ------------------------------------------------    Finance and Administration and
                 Michael Giordano                        Chief Financial Officer
                                                        (Principal Financial and
                                                           Accounting Officer)


              /s/ WILLIAM J. BRENNAN                            Director                 May 28, 2004
 ------------------------------------------------
                William J. Brennan


                /s/ DAVID C. CHANG                              Director                 May 28, 2004
 ------------------------------------------------
                  David C. Chang


              /s/ MICHAEL L. DUCKER                             Director                 May 28, 2004
 ------------------------------------------------
                Michael L. Ducker

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----


               /s/ JOSEPH GIORDANO                              Director                 May 28, 2004
 ------------------------------------------------
                 Joseph Giordano


               /s/ HOWARD S. MODLIN                             Director                 May 28, 2004
 ------------------------------------------------
                 Howard S. Modlin


               /s/ S. A. MUSCARNERA                             Director                 May 28, 2004
 ------------------------------------------------
                 S.A. Muscarnera


               /s/ ANTHONY E. PULEO                             Director                 May 28, 2004
 ------------------------------------------------
                  Anthony Puleo

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  3.1     Restated Certificate of Incorporation of the Company, dated
          November 18, 1997, filed as Exhibit (3)(i) to the Company's
          Annual report on form 10-K for 1997 and incorporated herein by reference.
  3.2     By-Laws, amended through January 16, 1988, filed as Exhibit
          (3)(vii) to the Company's Annual Report on Form 10-K for
          1987 and incorporated herein by reference.
  4.1     Indenture, dated March 8, 2004, between Fedders North
          America, Inc., Fedders Corporation and U.S. Bank National
          Association, as Trustee, filed as Exhibit 99.2 to the
          Current Report on Form 8-K filed with the SEC on March 9,
          2004 and incorporated herein by reference.
  4.2     Form of Senior Note (included as Exhibit 2 to Exhibit 4.1 to this registration statement, which was filed as Exhibit 99.2 to the Current Report on Form 8-K filed with the SEC on
          March 9, 2004 and incorporated herein by reference).
  4.3*    Registration Rights Agreement, dated March 8, 2004, by and among Fedders North America, Inc., Fedders Corporation and
          Credit Suisse First Boston LLC.
  5.1*    Opinion of Robert N. Edwards, Esq., Vice President and
          General Counsel of Fedders.
 10.1     Stock Option Plan VIII, filed as Annex F to the Company's
          Proxy Statement -- Prospectus dated May 10, 1996 and
          incorporated herein by reference.
 10.2     Employment Agreement between the Company and Sal Giordano,
          Jr. effective December 14, 2001, filed as Exhibit 10(ii) to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2002 and incorporated herein by reference.
 12.1*    Statement regarding Computation of Ratio of Earnings to
          Fixed Charges.
 21.1*    Subsidiaries of Fedders Corporation.
 23.1*    Consent of Deloitte & Touche LLP.
 24.1*    Powers of attorney (included on signature pages to the
          Registration Statement).
 25.1*    Statement of Eligibility and Qualification on Form T-1 of
          U.S. Bank National Association as Trustee under the
          Indenture relating to the Company's 9 7/8% Senior Notes due
          2014.
 99.1*    Form of Letter of Transmittal.
 99.2*    Form of Notice of Guaranteed Delivery.
 99.3*    Form of Letter to Brokers, Dealers, Commercial Bankers,
          Trust Companies and Other Nominees.
 99.4*    Form of Letter to Clients.
 99.5*    Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.

---------------

* Filed with this Registration Statement